     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2001

                                        REGISTRATION STATEMENT NO. 333-52286
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 2

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                      INCARA PHARMACEUTICALS CORPORATION
            (Exact name of registrant as specified in its charter)

        DELAWARE                                    8731                56-1924222
    (State or other jurisdiction         (Primary Standard Industrial  (I.R.S. Employer
    of incorporation or organization)    Classification Code Number)   Identification No.)



                            79 T.W. Alexander Drive
                       4401 Research Commons, Suite 200
                                P. O. Box 14287
                 Research Triangle Park, North Carolina 27709
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               CLAYTON I. DUNCAN
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                      INCARA PHARMACEUTICALS CORPORATION
           79 T.W. ALEXANDER DRIVE, 4401 RESEARCH COMMONS, SUITE 200
                                P. O. Box 14287
                 RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709
                                (919) 558-8688
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPY TO:

                         ALEXANDER M. DONALDSON, ESQ.
                       WYRICK ROBBINS YATES & PONTON LLP
                       4101 LAKE BOONE TRAIL, SUITE 300
                         RALEIGH, NORTH CAROLINA 27607
                                (919) 781-4000
                              FAX (919) 781-4865

               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED JUNE 29, 2001.


                                  PROSPECTUS

                                  $10,000,000
                                 COMMON STOCK

                                    [LOGO]

                      INCARA PHARMACEUTICALS CORPORATION

                                 COMMON STOCK


     This prospectus will allow us to issue common stock over time. This means:

     .    we may issue shares offered in this prospectus from time to time;

     .    we will provide a prospectus supplement each time we issue shares;

     . the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change the information contained in this prospectus; and

     . you should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on the Nasdaq National Market under the symbol "INCR." On June 26, 2001, the last sale price of our common stock on the Nasdaq National Market was $2.05 per share.


     We have engaged Petkevich & Partners, LLC as our exclusive placement agent for this offering on a best efforts basis.


     We are offering our common stock at a price per share not less than the closing sale price as reported by Nasdaq on the day before any sale.


     Investing in our securities involves risks. See "Risk Factors" beginning on page 2.

     Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.



                           Petkevich & Partners, LLC



                The date of this prospectus is July __,2001.

                               TABLE OF CONTENTS


                                                                                         Page
Prospectus Summary.....................................................................    1
Risk Factors...........................................................................    2
Forward-Looking Statements.............................................................   11
Use of Proceeds........................................................................   11
Dividend Policy........................................................................   11
Capitalization.........................................................................   12
Market for Securities..................................................................   13
Selected Financial Data................................................................   13
Unaudited Pro Forma Consolidated Financial Information.................................   16
Management's Discussion and Analysis of Financial Condition and Results of Operations..   17
Business...............................................................................   22
Management.............................................................................   35
Certain Relationships and Related Transactions.........................................   39
Principal Stockholders.................................................................   41
Description of Capital Stock...........................................................   43
Plan of Distribution...................................................................   45
Securities Offered.....................................................................   47
Legal Matters..........................................................................   47
Experts................................................................................   47
Where You Can Find More Information....................................................   47

Index to Consolidated Financial Statements.............................................   F-1

--------------------------------------------------------------------------------
                              PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should read carefully the entire prospectus, including "Risk Factors" and the financial statements, before you decide whether to invest in our common stock.

                      Incara Pharmaceuticals Corporation

Our Business

     Incara Pharmaceuticals Corporation is developing therapies focused on tissue protection, repair and regeneration. In particular, we are focused on developing adult liver stem cell therapy, referred to as liver progenitor cell therapy, for the treatment of liver failure. We are also conducting research on and development of a series of catalytic antioxidant molecules that we believe will provide strategic opportunities for collaboration with larger pharmaceutical companies in areas such as stroke and the prevention of side effects induced by radiation in cancer therapy. We are actively pursuing such collaborations. We are also developing catalytic antioxidants for applications in our liver cell therapy program and other uses of cell therapy. In collaboration with Elan Corporation, plc and its subsidiaries, we are conducting a Phase 2/3 clinical trial of an ultra-low molecular weight heparin for the treatment of ulcerative colitis. A summary of our current research and development programs is set forth below.

     Liver progenitor cell transplant. Liver progenitor cells are young cells found in the human liver that can grow and divide many times. Our process purifies human liver progenitor cells from the livers of organ donors. Based on animal models, we believe that following transplantation into patients our cells will be able to grow and expand to create new functioning liver tissue. Currently, chronic liver disease leads to approximately 330,000 hospitalizations and 30,000 deaths each year in the United States. There are, however, only approximately 4,900 donor livers available annually in the United States and over 17,500 people on the liver transplant waiting list. The number of patients with such severe cirrhosis that they could become candidates for a transplant exceeds 100,000. We plan to file in late 2001 an Investigational New Drug, or IND, application with the Food and Drug Administration, or FDA, in order to initiate clinical trials. We intend to conduct these clinical trials to determine the efficacy of our liver progenitor cell therapy for treatment of liver failure and some inherited liver diseases in infants and young children.

     Small molecule catalytic antioxidants. We intend to investigate small molecule catalytic antioxidants as a treatment for stroke and prevention of radiation-induced side effects from cancer therapy. An estimated 600,000 individuals suffer strokes in the United States each year, with estimated direct costs of treating stroke exceeding $28 billion annually. Our lead catalytic antioxidant molecule significantly reduced damaged brain tissue when administered as late as 7.5 hours after obstruction of blood flow in animal models of stroke. An estimated 400,000 cancer patients in the U.S. each year develop mucositis caused by chemotherapy or radiation. Mucositis is characterized by painful oral ulcers which may limit or delay therapy. Incara's catalytic antioxidants have reduced the severity of mucositis and lung damage induced by radiation in animal models.

     We believe compounds from our catalytic antioxidant program will also have application in the developing adult stem cell transplant industry. Antioxidants destroy free radicals, which damage cells within the human body. In cell culture experiments, these catalytic antioxidant compounds have been shown to improve the ability of liver cells to survive freezing and thawing. They have also been shown to protect neurons in culture from oxygen deprivation and pancreatic islet cells in culture from various toxins. In animals, one of our compounds has been shown to protect pancreatic islet cells against autoimmune attack in a model of juvenile onset diabetes. In addition, we are exploring the possibility that these compounds may enhance the viability of transplanted pancreatic islet cells and we intend to explore their effect on transplanted liver progenitor cells.

     OP2000, an ultra-low molecular weight heparin. We are exploring the use of OP2000 as a treatment for inflammatory bowel disease. Heparin is a naturally occurring mixture of substances produced by the human body with anti-clotting and anti-inflammatory properties. OP2000 is derived from heparin by breaking it down into smaller molecules. Lower weight, or smaller, molecules of heparin may prove to have advantages over heparin itself, including better safety, efficacy and convenience. OP2000 is being tested in a multicenter phase 2/3 clinical trial as a treatment for ulcerative colitis, a form of inflammatory bowel disease. Approximately 1,000,000 patients suffer from ulcerative colitis in the United States and Europe combined.

Our History

     Our company was incorporated in Delaware as Intercardia, Inc. in 1994. In July 1999 our company changed its name to Incara Pharmaceuticals Corporation.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             Corporate Information

     We have two wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation, and Incara Cell Technologies, Inc., a Delaware corporation. We own 80.1% of Incara Development, Ltd., a Bermuda corporation, and 35% of CPEC, LLC, a Delaware limited liability company. Unless otherwise stated, "Incara" and "we" refer collectively to Incara Pharmaceuticals Corporation and its subsidiaries.

     Our offices are located at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, P.O. Box 14287, Research Triangle Park, North Carolina 27709, and our telephone number is (919) 558-8688. Our Web site is located at www.incara.com.
                                                                --------------
Information on our Web site is not part of this prospectus.
--------------------------------------------------------------------------------

                                 RISK FACTORS

     You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

     If any of the following risks, or other risks not known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.


If we do not raise significant additional capital, we will be unable to fund all of our research and development activities and will need to eliminate or curtail these programs.

     One of the most significant issues we face is adequate funding of our existing projects. As of March 31, 2001, we had cash and investments of $4,954,000. While we believe our existing financial resources are adequate to fund operations through September 30, 2001, which is the end of our fiscal year, we will need the capital raised in this offering and from other sales of our stock, or through collaborations with third parties, to support operations after fiscal 2001.

     Our financial requirements will depend upon the success of our research and development programs. In addition, our ability to enter into new collaborations that provide fees and research and development funding depends on the successful results of our research programs. If some or all of our programs show scientific progress, we will need significant additional funds to move therapies through the preclinical stages and into clinical trials. If we are unable to raise the amount of capital necessary to complete development and reach commercialization of any of our therapeutic products, we will need to delay or cease development of one or more of our products.


We are not required to sell all of the common stock we are offering, and we may not raise enough capital from the sale of our common stock to adequately fund our planned research and development activities.

          There is no minimum amount of our common stock we must sell in this offering. Accordingly, investors will bear the risk that we will accept subscriptions for less than $10,000,000 worth of common stock and then be unable to successfully complete all of the anticipated uses of the proceeds of this offering. If less than $10,000,000 is raised, we might be unable to develop our programs as planned and our business, financial condition, and results of operations could be adversely affected.

          The placement agent, Petkevich & Partners, LLC, is not obligated to purchase any number or dollar amount of our shares at any time. While Petkevich & Partners has agreed to use its best efforts to identify prospective purchasers of the common stock offered, there can be no assurance that any or all of the shares offered will be sold. Our inability to obtain adequate financing may impede our research and development activities and thus negatively affect the return on your investment in our common stock.


We will continue to incur substantial losses and we might never achieve a profit.

     As of March 31, 2001, we had an accumulated deficit of $93,685,000 from our research, development and other activities. We have not generated any revenues from product sales and do not expect to do so for at least several more years. In the past, most of our revenues have come from collaborators who reimbursed us for research and development activities.

Our research and development programs are at an early stage and therefore might never result in viable products.

     Our programs to develop products are in the early stages of development, involve unproven technology, require significant further research and development and regulatory approvals, and are subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that any or all of these proposed products or procedures are found to be unsafe or ineffective, or otherwise fail to receive necessary regulatory approvals; that the proposed products or procedures are uneconomical to market or do not achieve broad market acceptance; that third parties hold proprietary rights that preclude us from marketing them; or that third parties market a superior or equivalent product. Further, the timeframes for commercialization of any products are long and uncertain, because of the extended testing and regulatory review process required before marketing approval can be obtained. As evidence of the difficulty in commercializing new products, in 1999, we terminated one product we were developing. We might have to terminate the development of current or future products and our results of operations could be adversely affected.


We expect to remain dependent on collaborations with third parties for the development of new products.

     Our current business strategy is to enter into agreements with third parties both to license rights to our potential products and to develop and commercialize new products. We cannot assure that we will be able to enter into or maintain these agreements on terms favorable to us. We currently license from third parties, and do not own, rights under patents and certain related intellectual property for our current development programs. If any of these licenses were to expire, our business could be adversely affected.


The development of OP2000 depends on our collaboration with Elan Corporation, plc, which is outside of our control.

     We are developing OP2000 through a collaboration with Elan. Incara Development, Ltd. is a company that we formed and jointly own with Elan to develop OP2000. We own 80.1% and Elan owns 19.9% of Incara Development.
Despite our majority ownership of Incara Development, we have no control over the development activities regarding OP2000, because we control only 50% of the votes on the joint management committee of Incara Development. As a result, any revenue we earn on OP2000 will depend entirely on our ability to negotiate with Elan.

    Elan has the right to exchange the Series C convertible exchangeable preferred stock of Incara it owns for all of the preferred securities we own of Incara Development at any time until December 21, 2006, which would give Elan a 50% ownership interest in Incara Development. If Elan exercises this right, our ownership in Incara Development will be substantially diluted, which would reduce the return to which we would be entitled if OP2000 is successful.


Our liver progenitor cell program and product depends on a constant, available source of livers from organ donors.

     We must maintain current or develop new sources of livers or liver tissues from which progenitor cells can be isolated. There are a limited number of suppliers and we face competition in obtaining livers from them. We have historically relied on several suppliers of liver tissues for research, but entering into the clinical trial stage of development will increase our needs. For clinical trials and ultimately for commercialization, we need to obtain, from traditional organ transplant donor programs, livers which are not suitable for full liver transplant. We might not be able to obtain these livers. If we are unable to maintain a supply of livers, our development of the liver progenitor cell program will be adversely affected.


Our research and development programs rely on technology licensed from third parties, and termination of any of those licenses would result in loss of significant rights to develop and market our products, which would impair our business.

     We have exclusive worldwide rights to our antioxidant small molecule technology through a license agreement with Duke University. We also have the worldwide exclusive rights to patents licensed from Albert Einstein College of Medicine and patent applications and rights to license future technology arising out of research sponsored at the University of North Carolina at Chapel Hill (related to the liver progenitor cell program) and National Jewish Medical Center (related to antioxidant small molecules). Key financial and other terms, such as royalty payments, for the licensing of this future technology would still need to be negotiated with the research institutions, and it might not be possible to obtain any such license on terms that are satisfactory to us.

     Our licenses generally may be terminated by the licensor if we fail to perform our obligations, including obligations to develop the compounds and technologies under license. If terminated, we would lose the right to develop the products, which could adversely affect our business. The license agreements also generally require us to meet specified milestones or show reasonable diligence in development of the technology. If disputes arise over the definition of these requirements or whether we have satisfied the requirements in a timely manner, or if any other obligations in the license agreements are disputed by the other party, the other party could terminate the agreement and we could lose our rights to develop the licensed technology.


We need to obtain collaborative arrangements for manufacturing and marketing of our potential products, or we will have to develop the expertise, obtain the additional capital and spend the resources to perform those functions.

     We do not have the staff or facilities to manufacture or market any products being developed in our programs. We need to enter into collaborative arrangements in the future to develop, commercialize, manufacture and market products emerging from our catalytic antioxidant program. We also might rely on a third party to manufacture the liver progenitor cell therapy being developed by us. We intend to seek a company to work with us on development of a liver assist device, and we intend to seek a company or companies to work with us on development of gene therapy and genomics applications of the liver progenitor cell program. Incara Development also will need third parties to manufacture and market OP2000, if it reaches commercialization.

     A large number of small biotechnology companies are seeking collaborators, some of whom compete in the same therapeutic areas as our programs, and obtaining and maintaining new collaborative arrangements will be difficult. We might not be successful in entering into third party arrangements on acceptable terms, if at all. If we are unable to obtain or retain third-party manufacturing or marketing on acceptable terms, we might be delayed in our ability to commercialize products. Substantial additional funds and personnel would be required if we needed to establish our own manufacturing or marketing operations. We might not be able to obtain adequate funding or establish such capabilities at all or in a cost-effective manner.

     Even if we do succeed in obtaining a collaborator for any of our programs, the product might not be commercialized profitably, if at all. The compensation owed to our manufacturers and marketers will reduce our profit margins and might delay or limit our ability to develop, deliver and sell products on a timely and competitive basis. Furthermore, one of these companies could pursue alternative technologies or develop alternative compounds either on its own or in collaboration with others, targeted at the same diseases as those involved in our programs.


The manufacturers of any of our products, if they reach commercialization, must comply with applicable regulations.

     A manufacturer must conform to FDA and any applicable foreign regulations for the production and packaging of products. If any of our manufacturers cannot meet our needs or applicable regulatory standards with respect to the timing, quantity or quality of products, our development programs would be delayed.


A failure to obtain or maintain patent and other intellectual property rights would allow others to develop and sell products similar to ours, which could impair our business.

     The success of our business depends, in part, on our ability to establish and maintain adequate protection for our intellectual property, whether owned by us or licensed from third parties. We rely primarily on patents in the United States and in other key markets to protect our intellectual property. If we do not have adequate patent protection, other companies could sell products that compete directly with ours, without incurring any liability to us. Patent prosecution, maintenance and enforcement on a global basis is expensive, and many of these costs must be incurred before we know whether a product covered by the claims can be successfully developed or marketed.

     Even if we expend considerable time and money on prosecution, a patent application might never issue as a patent. We can never be certain that we were the first to invent the particular technology or that we were the first to file a patent application for the technology, because a majority of U.S. patent applications are maintained in secrecy until a patent issues. Publications in the scientific or patent literature generally do not identify the date of an invention, so it is possible that a competitor could be pursuing the patenting of the same invention in the United States and have an earlier invention date. Outside the United States, priority of invention is determined by the earliest effective filing date, not the date of invention. Consequently, if another person or company pursues the same invention and has an earlier filing date, patent protection outside the United States would be unavailable to us. Also, outside the United States, an earlier date of invention cannot overcome a date of publication that precedes the earliest effective filing date. Accordingly, the patenting of our proposed products would be precluded outside the United States if a prior publication anticipates the claims of a pending application, even if the date of publication is within a year of the filing of the pending application.

     Even if patents issue, the claims allowed might not be sufficiently broad to offer adequate protection for our technology against competitive products. Patent protection differs from country to country, giving rise to increased competition from other products in countries where patent coverage is either unavailable, weak, or not adequately enforced, if at all. Once a patent issues, we still face the risk that others will try to design around our patent or will try to challenge the validity of the patent. If a patent were invalidated, we could be subject to unfettered competition from late comers. The cost of litigation can be substantial, even if we prevail and there can be no assurance for recovery of damages.


If a third party were to bring an infringement claim against us, we would incur significant costs in our defense; if the claim were successful, we would need to develop non-infringing technology or obtain a license from the successful patent holder, if available.

     Our business also depends on our ability to develop and market products without infringing on the proprietary rights of others or being in breach of our license agreements. The pharmaceutical industry is subject to frequent and protracted litigation regarding patent and other intellectual property rights. Most companies have numerous patents that protect their intellectual property rights. These third parties might assert claims against us with respect to our product candidates and future products. If litigation were required to determine the validity of a third party's claims, we could spend significant resources and be distracted from our core business activities, regardless of the outcome. If we did not prevail in the litigation, we could be required to license a third party's technology, which might not be possible on satisfactory terms, or discontinue our own activities and develop non-infringing technology, any of which could prevent or delay pursuit of our development programs.

     Incara Development has rights under an exclusive license from Opocrin S.p.A., until 2013 in all countries other than Japan and Korea, to develop and market OP2000. This license is based on an issued patent held by Opocrin claiming a heparin derivative with a specified range of molecular weight.
Incara Development also has rights to a non-exclusive license from Opocrin to practice certain related patents, to the extent required for our activities related to OP2000. We are aware of a recently issued patent claiming the use of specified fractions of heparin for the treatment of inflammatory bowel disease. We do not believe the development of OP2000 will require the licensing of this patent. If OP2000 were to be determined to fall within the scope of this patent and if the patent's claims were found to be valid, Incara Development would have to license this patent in order to commercialize OP2000. Incara Development might not be able to license this patent at a reasonable cost which would result in Incara Development not being able to market OP2000. Uncertainty regarding the scope or validity of this patent might deter Elan from continuing development of OP2000 or deter other companies from collaborating with Incara Development for the development and commercialization of OP2000.


Protection of trade secret and confidential information is difficult, and loss of confidentiality could eliminate our competitive advantage.

     In addition to patent protection, we rely on trade secrets, proprietary know-how and confidential information to protect our technological advances. We use confidentiality agreements with our employees, consultants and collaborative partners to maintain the proprietary nature of this technology. However, confidentiality agreements can be breached by the other party, which would make our trade secrets and proprietary know-how available for use by others. There is generally no adequate remedy for breach of confidentiality obligations. In addition, the competitive advantage afforded by trade secrets is limited because a third party can independently discover or develop something identical to our own trade secrets or know-how, without liability to us.

     If our employees, consultants or collaborators were to use information improperly obtained from others (even if unintentional), disputes could arise as to ownership and rights in any resulting know-how or inventions.

If we do not reach the market with our products before our competitors offer products for the same use, or if we do not compete effectively in marketing our products, the revenues from product sales, if any, will be reduced.

     We face intense competition in all of our development programs. The markets for therapeutic products that address liver disease, stroke, cancer and inflammatory bowel disease is large and competition is increasing. Our most significant competitors are fully integrated pharmaceutical companies and more established biotechnology companies, which have substantially greater financial, technical, sales and marketing, and human resources than us. These companies might succeed in obtaining regulatory approval for competitive products more rapidly than we can for our products. In addition, competitors might develop technologies and products that are cheaper, safer or more effective than those being developed by us or that would render our technology obsolete.


The ownership interest of our stockholders will be substantially diluted by the common stock issued in this offering and by future issuances of stock, including new offerings, conversion of currently outstanding preferred stock and exercises of currently outstanding options and warrants.


     As of May 31, 2001, Incara had 8,387,531 shares of common stock outstanding. We are offering up to $10,000,000 worth of shares of our common stock pursuant to this prospectus. This could result in up to 4,878,049 shares of our common stock being issued in this offering, based on the closing price of $2.05 of our common stock on June 26, 2001, which represents 36.8% of the total number of our shares of common stock which would then be outstanding, based on shares outstanding as of May 31, 2001. In addition, under our compensation arrangement with Petkevich & Partners, we will issue a warrant for up to 80,000 shares of our common stock, depending on the amount of our common stock sold in this offering, which would further dilute our stockholders.

     We may grant to our employees, directors and consultants options to purchase our common stock under the 1994 Stock Option Plan. As of May 31, 2001, options to purchase 2,066,564 shares at exercise prices ranging from $0.04 to $20.50, with a weighted average exercise price of $3.04 were outstanding and 1,225,149 shares were reserved for issuance under the 1994 Stock Option Plan.
In addition, warrants to purchase 17,783 shares of common stock at an exercise price of $13.49 were outstanding, and we have reserved 36,208 shares of common stock for issuance pursuant to our Employee Stock Purchase Plan.


    In connection with a collaboration and financing transaction, we have issued preferred stock and warrants to purchase preferred stock to Elan. This preferred stock is convertible into common stock, as discussed below.

     In the event that the capital raised in this offering is insufficient to fund operations, we will need to sell additional shares of our common stock, preferred stock or other securities, or enter into collaborations with third parties during the next year to meet our capital requirements, including the issuance of shares of our stock to Elan and Torneaux Fund Ltd., as discussed below. We might not be able to complete these transactions when needed. If these sales of stock occur, these issuances of stock will dilute the ownership interests of our stockholders. The possibility of dilution posed by shares available for future sale could reduce the market price of our common stock and could make it more difficult for us to raise funds through equity offerings in the future.


Stockholders might experience significant dilution from the conversion of outstanding preferred stock, warrants and a convertible promissory note held by Elan Corporation which are convertible into shares of our common stock.

     In January 2001, in connection with a collaboration and financing transaction, we sold to Elan 28,457 shares of our Series B convertible non-voting preferred stock, 12,015 shares of our Series C convertible exchangeable non-voting preferred stock and a warrant to purchase 22,191 shares of our Series B preferred stock. Each share of our Series B preferred stock is convertible into ten shares of our common stock. The Series C preferred stock has a face value of $1,000 per share and bears a 7% dividend payable in Series C preferred stock, which compounds annually, and is convertible by Elan into shares of Series B preferred stock at the rate of $64.90 per share. Accordingly, a total of 2,357,789 shares of our common stock could be issued to Elan, assuming the exercise of all warrants currently outstanding and the conversion into common stock of all shares of Series B and Series C preferred stock currently outstanding, but not including any dividends to be issued on the Series C preferred stock. This amount of shares represents 21.9% of the total shares of our common stock that would be outstanding after such conversion and exercise based on shares of common stock outstanding on May 31, 2001; however, pursuant to provisions in our Certificate of Incorporation, Elan may not own more than 9.9% of our common stock at any time.


     In addition, upon the later of the completion of enrollment of a Phase 2/3 clinical trial for OP2000 or December 21, 2001, Elan will purchase an additional $1,000,000 of our Series B preferred stock, at a per share price equal to ten times the greater of the average per share daily price of our common stock on the day before the purchase or a 25% premium to the average daily price per share of our common stock for the 60 trading day period immediately before the purchase. On that day, Elan also will receive a warrant to purchase an amount of Series B preferred stock equal to 20% of the shares of Series B preferred stock it purchases at that time. Accordingly, assuming the purchase price for the later purchased Series B preferred stock is the same as ten times the greater of the average per share daily price of our common stock on June 26, 2001 or a 25% premium to the average daily for the 60 trading day period prior to June 27, 2001, an additional 512,821 shares of our common stock could be issued to Elan. However, if the purchase price of the Series B preferred stock is less than $8.00 per share, the purchase of this stock will be limited to 150,000 shares of Series B preferred stock and will be at Elan's option.


     Further, we have issued to Elan a promissory note under which we can, subject to Elan's consent, borrow up to $4,806,000 for the development of OP2000. The note bears interest at 10%, compounded semi-annually on the amount outstanding under the note, and the principal and interest is convertible at Elan's option into shares of our Series B preferred stock at $43.27 per share. As of May 31, 2001, we had not borrowed any funds pursuant to this note. However, assuming the full amount is borrowed under the note, and assuming the conversion of the principal, but not any interest on the note, an additional 1,110,700 shares of our common stock could be issued to Elan.


     If Elan does not exchange its Series C preferred stock for either increased ownership of Incara Development or for Series B preferred stock by December 21, 2006, Incara will exchange the Series C preferred stock and accrued dividends, at its option, for either cash or shares of Series B preferred stock and warrants of Incara having a then fair market value of the amount due. Any issuance of equity securities or warrants to purchase equity securities in this situation would be dilutive to our common stockholders.

     If Elan does not exchange all or part of the note for either increased ownership of Incara Development or for Series B preferred stock by December 21, 2006, Incara will exchange the note and accrued interest, at its option, for either cash or shares of Series B preferred stock and warrants of Incara having a then fair market value of the amount due. Any issuance of equity securities or warrants to purchase equity securities in this situation would be dilutive to our common stockholders.

     The perceived risk of dilution by the convertible securities held by Elan might cause our stockholders to sell their shares, which would decrease the market price of our common stock. Further, any subsequent sale of our common stock by Elan would increase the number of our publicly traded shares, which could also lower the market price of our common stock.


Stockholders might experience significant dilution from our issuance to Torneaux Fund Ltd. of up to 1,775,193 shares of common stock, or 17.5% of the total number of shares of our common stock which would then be outstanding, based on shares outstanding as of May 31, 2001.

     In August 2000, we entered into a financing arrangement with Torneaux Fund Ltd. under which we may sell our common stock to Torneaux and also issue to Torneaux warrants which are convertible into our common stock. As of May 31, 2001, we had not sold any shares or issued any warrants to Torneaux. The maximum number of shares that we could issue to Torneaux during the remaining term of the arrangement is 1,775,193 shares of our common stock (including shares covered by warrants). The issuance of shares to Torneaux under this financing arrangement will have a dilutive effect on our stockholders of as much as 17.5% of the total number of shares which would then be outstanding, based on the 8,387,531 shares of common stock outstanding on May 31, 2001. However, if the trading volume of our stock does not exceed an average of 200,000 shares per day during the purchase periods, the maximum number of shares that we could issue to Torneaux would be 1,203,462 shares and warrants, or 12.5% of the shares which would then be outstanding. The number of shares that we issue to Torneaux under the agreement is based upon a discount to the daily weighted average market price of our stock over a 20-day trading period. If we sell shares to Torneaux at a time when our stock price is low, our stockholders would be significantly diluted. In addition, the perceived risk of dilution might cause stockholders to sell their shares, which could further decrease the market price of our shares. Torneaux's resale of our common stock will increase the number of our publicly traded shares, which could also lower the market price of our common stock.



A return on your investment in our common stock will be dependent on an increase in the price of our common stock.

     There is no set yield on our common stock. In addition, we do not currently anticipate paying cash dividends on our common stock because we have had no earnings to date and intend to retain all future earnings, if any, for the foreseeable future to fund our business operations. As a result, anyone investing in our common stock must look to an increase in its price to derive any value on their investment.

Our common stock is not actively traded and the price of our common stock has fluctuated from $0.50 to $11.00 during the last two years.

     Our common stock is listed on the Nasdaq National Market System under the symbol "INCR." The public market for our common stock has been characterized by low and/or erratic trading volume, often resulting in price volatility. An active public market for our common stock might be limited because of the small number of shares outstanding, the limited number of investors and the small market capitalization (which is less than that authorized for investment by many institutional investors).

     All shares issued in this offering will be freely tradable. In addition, shares of our common stock that we might issue to Torneaux have been registered for resale with the SEC and will be freely tradable and we have agreed to register shares of common stock that might be issued to Elan, as well as the shares underlying a warrant to be issued to Petkevich & Partners. The sale of a significant amount of shares sold to Torneaux or shares issued in this offering or to Elan at any given time could cause the trading price of our common stock to decline and to be highly volatile.

     The market price of our common stock also is subject to wide fluctuations due to factors that we cannot control, including the results of preclinical and clinical testing of our products under development, decisions by collaborators regarding product development, regulatory developments, market conditions in the pharmaceutical and biotechnology industries, future announcements concerning our competitors, adverse developments concerning proprietary rights, public concern as to the safety or commercial value of any products, and general economic conditions.


     Furthermore, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations can adversely affect the market price and volatility of our common stock.


If we fail to meet Nasdaq National Market listing requirements, our common stock will be delisted and become illiquid.

     Our common stock is currently listed on the Nasdaq National Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq National Market. If we are unable to raise additional funds while we continue to experience losses from our operations, we might not be able to maintain the standards for continued quotation on the Nasdaq National Market, including a minimum bid price requirement of $1.00 per share and a minimum net tangible assets value of $4,000,000. In February 2001, Nasdaq notified us that our December 31, 2000 net tangible assets did not meet its listing requirements. Elan's investment in Incara in January 2001 satisfied this requirement and Nasdaq closed the matter. Nasdaq has proposed amendments to replace its minimum net tangible assets requirement with a stockholders' equity requirement that would require companies to have a minimum of $10,000,000 of stockholders' equity in order to remain listed on the Nasdaq National Market after October 31, 2002. At March 31, 2001, our stockholders' equity was $5,192,000, which was below the proposed requirement.

     If as a result of the application of these current or proposed listing requirements, our common stock were delisted from the Nasdaq National Market, our stock would become harder to buy and sell. Further, our stock could be subject to what are known as the "penny stock" rules. The penny stock rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq National Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, your ability to resell your shares of our common stock could be adversely affected.


Our operating results are likely to fluctuate from quarter to quarter, which could cause the price of our common stock to decline.

    Our revenues and expenses have fluctuated in the past. This fluctuation has in turn caused our operating results to vary from quarter to quarter and year to year. We expect the fluctuations in our revenues and expenses to continue and thus our operating results should also continue to vary, possibly significantly. These fluctuations might be due to a variety of factors, including:

     .    the timing and amount of sales of our products;

     . the timing and realization of milestone and other payments from any future collaborations with third parties;

     . the timing and amount of expenses relating to our research and development, product development, and collaborative activities; and

     . the extent and timing of costs related to our activities to obtain patents for our products and to extend, enforce and/or defend our rights to patents and other intellectual property.

     Because of these fluctuations, it is possible that our operating results for a particular quarter or quarters will not meet the expectations of public market analysts and investors, causing the market price of our common stock to decline.


If we cannot retain or hire qualified personnel, our programs could be delayed.

     As of May 31, 2001, we had only 22 employees and we are highly dependent on the principal members of the management and scientific staff, including in particular Clayton I. Duncan, our Chairman, President and Chief Executive Officer. We also are highly dependent on the academic collaborators for each of our programs. The loss of key employees or academic collaborators could delay progress in our programs or result in termination of them in their entirety.


     We believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific and managerial personnel. We face intense competition for the kinds of personnel from other companies, research and academic institutions, government entities and other organizations. We might not be successful in hiring or retaining the personnel needed for success.


If we do not obtain and maintain government authorizations to manufacture and market products, our business will be significantly harmed.

     Our research and development activities and the manufacturing and marketing of our products are subject to extensive regulation by governmental authorities in the United States and other countries. Clinical trials and the manufacturing and marketing of products are subject to the testing and approval processes of the FDA and foreign regulatory authorities. The process of obtaining required regulatory approvals for our products from the FDA and other regulatory authorities takes many years and is expensive. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, and if regulatory authorities do not agree with our analyses of data, our product programs could be delayed or regulatory approval could be withheld. Additional government regulations might be promulgated which could delay or prevent regulatory approval of our products. Even if these approvals are obtained, post-marketing, adverse events or other monitoring of the products could result in suspension or limitation of the approvals.


Product liability claims, if asserted against us in the future, could exceed our insurance coverage and use our cash resources.

     The pharmaceutical and biotechnology business exposes us to the risk of product liability claims alleging that use of our products caused an injury or harm. These claims can arise at any point in the development, testing, manufacture, marketing or sale of pharmaceutical products, and might be made directly by patients involved in clinical trials of our products, by consumers or healthcare providers or by organizations selling such products. Product liability claims can be expensive to defend even if the product did not actually cause the injury or harm.

     Insurance covering product liability claims becomes increasingly expensive as a product moves through the development pipeline to commercialization.
Incara Pharmaceuticals has limited product liability insurance coverage for the clinical trials for OP2000. However, the available insurance coverage might not be sufficient to cover us against all potential losses due to liability, if any, or to the expenses associated with defending liability claims. A product liability claim successfully asserted against us could exceed our coverage and require us to use our own cash resources, which would then not be available for our own products.

     In addition, some of our licensing agreements with third parties require us to maintain product liability insurance. If we cannot maintain acceptable amounts of coverage on commercially reasonable terms, the corresponding agreements would be subject to termination.


The costs of compliance with environmental, safety and similar laws could increase our cost of doing business or subject us to liability in the event of noncompliance.

     Our business is subject to regulation under state and federal laws regarding occupational safety, laboratory practices, environmental protection and the use, generation, manufacture, storage and disposal of hazardous substances. We might be required to incur significant costs in the future to comply with existing or future environmental and health and safety regulations.

Our research activities involve the use of hazardous materials, chemicals and radioactive compounds. Although we believe that our procedures for handling such materials comply with applicable state and federal regulations, we cannot eliminate the risk of contamination or injury from these materials. In the event of contamination, we could be liable for any resulting damages.


Provisions of our charter documents and Delaware law could lead to entrenchment of our management which could discourage or delay offers to acquire Incara, which might reduce the market price of our common stock and the voting rights of the holders of common stock.

     Provisions of our charter documents and Delaware law make it more difficult for our stockholders to change the directors of Incara or for a third party to acquire Incara, and might discourage a third party from offering to acquire Incara, even if a change in control or in management would be beneficial to our stockholders. These provisions also could limit the price that certain investors might be willing to pay in the future for shares of common stock.

     The Board of Directors of Incara has the authority to issue up to 3,000,000 shares of preferred stock in one or more series, and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further vote or action by the stockholders. The rights of the holders of Incara common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock with voting rights could make it more difficult for a third party to acquire a majority of the outstanding voting stock.

     Further, some provisions of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving Incara. Incara is subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. While such provisions are intended to enable the Incara Board of Directors to maximize stockholder value, they might have the effect of discouraging takeovers that could be in the best interest of some stockholders. Such provisions could reduce the market value of Incara's common stock in the future.


We remain contingently liable for IRL obligations.

     In connection with the sale of Incara Research Laboratories, or IRL, in December 1999 to a private pharmaceutical company, we agreed to remain contingently liable through May 2007 on debt and lease obligations assumed by the purchaser, including primarily the IRL facility lease in Cranbury, New Jersey. If the purchaser were to default, or the lender or landlord otherwise collect from us, our financial condition would be materially adversely affected. This contingent liability was approximately $7,100,000 in May 2001 and should decline on an approximately straight-line basis to zero in May 2007.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. You can identify forward-looking statements by terminology such as "may," "might," "will," "could," "should," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. Our actual results might differ materially from any forward-looking statement due to various risks, uncertainties and contingencies, including:

     . the success or failure of our efforts to implement our business strategy;

     .    the early stage of the products we are developing;

     .    uncertainties relating to clinical trials and regulatory reviews;

     .    the need for additional funds;

     .    competition and dependence on collaborative partners;

     . our ability to obtain adequate patent protection and to enforce these rights;

     .    our ability to avoid infringement of the patent rights of others; and

     . the other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and any prospectus supplement relate to our general funds which we will use for financing our operations. We may conduct additional financing at any time.


                                DIVIDEND POLICY

     We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. In addition, we cannot pay any cash dividends on our common stock unless we are current on the mandatory dividend payable on our Series C preferred stock. Further, if we pay a cash dividend on our common stock we also must pay the same dividend on an as converted basis on the Series B preferred stock and the Series C preferred stock. Moreover, any additional preferred stock to be issued and any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund future growth.

                                CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2001. Our capitalization is presented on an actual basis and on a modified pro forma basis to reflect the issuance of $5,000,000 and $10,000,000 of our common stock in this offering at $2.05 per share, which was the closing price of our stock on June 26, 2001, after deduction of an estimated $530,000 and $880,000, respectively, in commissions and expenses expected to be incurred in this offering. The pro forma figures are given as an example only, and there is no requirement in this offering that any minimum number of shares be sold. The outstanding share information shown in the table excludes 2,066,564 shares of common stock issuable upon exercise of stock options, 1,225,149 shares of common stock reserved for issuance under our 1994 Stock Option Plan, 17,783 shares issuable upon exercise of warrants for common stock, and 22,191 shares issuable upon exercise of warrants for Series B preferred stock as of March 31, 2001.


                                                                                                  March 31, 2001
                                                                              ----------------------------------------------------
                                                                                                As Adjusted        As Adjusted
                                                                                                $5,000,000         $10,000,000
                                                                                                 of Common          of Common
                                                                                  Actual        Stock Sold         Stock Sold
                                                                              --------------- ----------------- ------------------
                                                                                                (in thousands)
Capital lease obligations...................................................       $      54       $        54        $        54
Stockholders' equity:
     Preferred stock, $.01 par value per share, 3,000,000 shares authorized
         Series C convertible exchangeable preferred stock, 20,000 shares authorized; 12,015 issued and outstanding (liquidation value of
             $18,031,000)...................................................               1                 1                  1
         Series B convertible preferred stock, 600,000 shares authorized;
             28,457 issued and outstanding..................................               1                 1                  1
     Common stock, $.001 par value per share, 40,000,000 shares authorized;
         8,385,171 shares issued and outstanding, actual; 10,824,195 and
         13,263,220 shares issued and outstanding, as adjusted,
         respectively.......................................................               8                11                 13
     Additional paid-in capital.............................................          99,046           103,513            108,161
     Restricted stock.......................................................            (179)             (179)              (179)
     Accumulated deficit....................................................         (93,685)          (93,685)           (93,685)
                                                                              --------------------------------- ------------------
         Total stockholders' equity.........................................           5,192             9,662             14,312
                                                                              --------------------------------- ------------------
             Total capitalization...........................................       $   5,246       $     9,716        $    14,366
                                                                              ================================= ==================

                             MARKET FOR SECURITIES

     Our common stock trades on the Nasdaq National Market under the symbol "INCR". The following sets forth the quarterly high and low sales prices as reported by Nasdaq for the periods indicated, which prices do not reflect retail mark-up, markdown or commissions.


                                                         High      Low
                                                       --------  --------
     Fiscal Year Ended September 30, 1999
          October 1, 1998 through December 31, 1998..  $ 10 1/8  $  3 3/8
          January 1, 1999 through March 31, 1999.....    15 1/2     5
          April 1, 1999 through June 30, 1999........     8 1/4     4 1/16
          July 1, 1999 through September 30, 1999....     5 5/8       1/2

     Fiscal Year Ended September 30, 2000
          October 1, 1999 through December 31, 1999..     1 13/16     1/2
          January 1, 2000 through March 31, 2000.....    11         1 17/32
          April 1, 2000 through June 30, 2000........     6 1/8     1 1/2
          July 1, 2000 through September 30, 2000....     4 3/4     1 11/16

     Fiscal Year Ending September 30, 2001
          October 1, 2000 through December 31, 2000..     3 3/4     1 13/16
          January 1, 2001 through March 31, 2001.....     3 1/4     1 1/2
          April 1, 2001 through June 26, 2001.........     2 1/4     1


     On June 26, 2001, the high and low sales prices of our common stock, as reported by Nasdaq, were $2.05 and $1.93, respectively. As of May 31, 2001, the number of record holders of our common stock was 152 and we estimate that the number of beneficial owners was approximately 5,000.


                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We derived the consolidated statements of operations data for the fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000 and the consolidated balance sheet data at September 30, 1996, 1997, 1998, 1999 and 2000 from our consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, and, except for the consolidated statements of operations for the fiscal years ended September 30, 1996 and 1997 and the consolidated balance sheet data at September 30, 1996, 1997 and 1998, are included elsewhere in this prospectus.

     The unaudited six-month financial information is derived from our financial records and includes all adjustments (consisting only of normal recurring adjustments) necessary to present our consolidated financial position for the respective periods.

     Please be advised that historical results are not necessarily indicative of the results to be expected in the future, particularly given our acquisition and disposition history. Our historical cash expenditures prior to December 31, 1999 were significantly higher than our current cash spending rate. This lower level of expenditures has resulted from the discontinuance of the IRL and BEXTRA programs. For more information on our discontinued programs see "Business - Discontinued Programs".

STATEMENT OF OPERATIONS DATA:
(in thousands, except per share data)

                                             Six Months Ended March 31,                   Year Ended September 30,
                                             -------------------------- ------------------------------------------------------------
                                                 2001         2000        2000         1999        1998         1997        1996
                                                 ----         ----        ----         ----        ----         ----        ----
                                                    (Unaudited)
Revenue:
      Contract and license fee revenue.....   $        -   $      100    $    100   $    2,088   $   6,121    $   5,360   $   5,348
      Cell processing revenue..............            3            -           -            -           -            -           -
                                             ------------ ------------- ---------- ------------ -----------  ----------- -----------
          Total revenue....................            3          100         100        2,088       6,121        5,360       5,348
                                             ------------ ------------- ---------- ------------ -----------  ----------- -----------
Costs and expenses:
      Research and development.............        3,375        3,625       7,645       18,996      16,799       19,972       5,276
      Purchase of in-process research and
      development..........................            -        6,664       6,664            -       5,343          411         350
      General and administrative...........        1,446        1,252       2,613        3,045       3,509        4,179       3,396
                                             ------------ ------------- ---------- ------------ -----------  ----------- -----------

          Total costs and expenses.........        4,821       11,541      16,922       22,041      25,651       24,562       9,022
                                             ------------ ------------- ---------- ------------ -----------  ----------- -----------
Loss from operations.......................       (4,818)     (11,441)    (16,822)     (19,953)    (19,530)     (19,202)    (3,674)
Gain on sale of division...................            -        9,751       9,751            -           -            -          -
Gain on settlement of accrued liability....          767            -           -            -           -            -          -
Equity in loss of Incara Development.......       (5,669)           -           -            -           -            -          -
Investment income, net.....................          156          153         406          355         384          831        719
Income taxes...............................            -            -           -            -           -            -        (37)
Minority interest..........................            -            -           -            -           -          568       (568)
                                             ------------ ------------- ---------- ------------ -----------  ----------- -----------
Net loss...................................       (9,564)      (1,537)     (6,665)     (19,598)    (19,146)     (17,803)    (3,560)
Preferred stock dividend accreted..........         (214)           -           -            -           -            -          -
                                             ------------ ------------- ---------- ------------ -----------  ----------- -----------
Net loss attributable to common
   stockholders                               $   (9,778)  $   (1,537)     (6,665)  $  (19,598)  $ (19,146)   $ (17,803)  $ (3,560)
                                             ============ ============= ========== ============ ===========  =========== ===========
Net loss per weighted share attributable
  to common stockholders:
      Basic and diluted....................   $    (1.26)  $    (0.29)   $  (1.06)  $    (2.98)  $   (2.69)   $   (2.55)  $  (0.59)
                                             ============ ============= ========== ============ ===========  =========== ===========
Weighted average common shares outstanding:
      Basic and diluted....................        7,772        5,379       6,312        6,583       7,113        6,982      6,062
                                             ============ ============= ========== ============ ===========  =========== ===========

BALANCE SHEET DATA:
(in thousands)
                                                     March 31,                                 September 30,
                                             -------------------------- ------------------------------------------------------------
                                                 2001         2000        2000         1999        1998         1997        1996
                                                 ----         ----        ----         ----        ----         ----        ----
                                                    (Unaudited)
Cash and cash equivalents and
  marketable securities....................   $    4,954   $   10,522    $  6,555   $    4,960   $  23,562    $  37,580   $ 37,391
Working capital............................   $    4,529   $    8,867    $  4,662   $    2,207   $  14,607    $   9,855   $ 28,870
Total assets...............................   $    6,615   $   11,151    $  7,348   $    8,044   $  27,836    $  42,623   $ 40,650
Long-term portion of capital lease
  obligations and notes payable............   $       31   $       27    $     43   $      981   $   1,593    $   2,128   $    896
Total liabilities..........................   $    1,423   $    2,150    $  2,536   $    4,253   $   8,160    $  29,167   $  9,401
Total stockholders' equity.................   $    5,192   $    9,001    $  4,812   $    3,791   $  19,676    $  13,456   $ 30,680

QUARTERLY FINANCIAL DATA:
(Unaudited)
(in thousands, except per share amounts)

                                                              First       Second        Third       Fourth        Total
             Fiscal 2001                                     Quarter      Quarter      Quarter      Quarter        Year
             -----------                                    ---------    ---------    ---------    ---------    ---------
Total revenue.............................................   $     -      $     3
Net loss..................................................   $(1,639)     $(7,925)
Net loss attributable to common stockholders..............   $(1,639)     $(8,139)
Net loss per weighted share attributable to common
  stockholders
     Basic................................................   $ (0.22)     $ (1.00)
     Diluted..............................................   $ (0.22)     $ (1.00)

             Fiscal 2000
             -----------
Total revenue.............................................   $   100      $     -      $     -      $     -      $    100
Net income (loss).........................................   $ 6,923      $(8,460)     $(2,944)     $(2,184)     $ (6,665)
Net income (loss) per common share
     Basic................................................   $  1.33      $ (1.53)     $ (0.41)     $ (0.30)     $  (1.06)
     Diluted..............................................   $  1.26      $ (1.53)     $ (0.41)     $ (0.30)     $  (1.06)

             Fiscal 1999
             -----------
Total revenue.............................................   $   191      $   209      $   188      $ 1,500      $  2,088
Net loss..................................................   $(6,121)     $(6,176)     $(4,119)     $(3,182)     $(19,598)
Net loss per common share
     Basic................................................   $ (0.84)     $ (0.85)     $ (0.56)     $ (0.73)     $  (2.98)
     Diluted..............................................   $ (0.84)     $ (0.85)     $ (0.56)     $ (0.73)     $  (2.98)

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The consolidated financial statements of Incara are included elsewhere in this prospectus. You should read the unaudited pro forma consolidated financial information presented herein in conjunction with those financial statements and related notes.

     The unaudited pro forma consolidated financial information of Incara for the year ended September 30, 2000 include adjustments to give effect in the unaudited pro forma condensed consolidated statement of operations for the disposition of IRL as if it had occurred on October 1, 1999.

     The unaudited pro forma condensed consolidated statements of operations are provided for informational purposes and are not necessarily indicative of the results of operations that would have been achieved had the transactions been in effect as of the beginning of the period presented and are not necessarily indicative of future results of operations.


                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                         Fiscal Year Ended September 30, 2000
                                                    ----------------------------------------------
                                                                      Pro Forma
                                                    Consolidated     Adjustments        Pro Forma
                                                       Actual           - IRL          As Adjusted
                                                    ------------     -----------       -----------
     Revenue:
          Contract and license fee revenue........    $    100          $   100          $       -
                                                      --------          -------          ---------

     Costs and expenses:
          Research and development................       7,645            1,339              6,306
          Purchase of in-process research
               and development....................       6,664                -              6,664
          General and administrative..............       2,613                -              2,613
                                                      --------          -------           --------

                    Total costs and expenses......      16,922            1,339            (15,583)
                                                      --------          -------           --------

     Loss from operations.........................     (16,822)          (1,239)           (15,583)
     Gain on sale of division.....................       9,751            9,751                  -
     Interest income, net.........................         406              (37)               443
                                                      --------          -------           --------

     Net income (loss)............................    $ (6,665)         $ 8,475           $(15,140)
                                                      ========          =======           ========

     Net loss per common share:
          Basic...................................    $  (1.06)                           $  (2.40)
                                                      ========                            ========

          Diluted.................................    $  (1.06)                           $  (2.40)
                                                      ========                            ========

     Weighted average common shares
          outstanding.............................       6,312                               6,312
                                                      ========                            ========


     The pro forma adjustments reflect the elimination of revenue and expenses related to IRL for the fiscal year ended September 30, 2000 as if the IRL sale had occurred at the beginning of the fiscal year. The pro forma adjustments also reflect the elimination of the gain recognized on the sale of IRL.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our consolidated financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Incara is focused on the development of potential therapies for protection and regeneration of tissue damaged by injury and disease. We currently have programs in three areas: liver stem and progenitor cell therapy as a treatment for liver failure; catalytic antioxidants as treatment for stroke and other tissue damage; and OP2000, an ultra-low molecular weight heparin being developed with Elan Corporation and its subsidiaries, for treatment of ulcerative colitis.

     On January 22, 2001, we closed on a collaborative and financing transaction with Elan. As part of the transaction, Elan and Incara formed a Bermuda corporation, Incara Development, Ltd., to develop OP2000. We own all of the common stock and 60.2% of the non-voting preferred shares of Incara Development and Elan owns 39.8% of the non-voting preferred shares of Incara Development.
Of the outstanding combined common and non-voting preferred shares of Incara Development, we own 80.1% and Elan owns 19.9%. As part of the transaction, Elan and Incara entered into license agreements under which we licensed to Incara Development the OP2000 compound and Elan licensed to Incara Development a proprietary drug delivery technology.

     As part of the transaction, Elan purchased 825,000 shares of Incara's common stock, 28,457 shares of Incara Series B non-voting convertible preferred stock and a five-year warrant to purchase 22,191 shares of Series B preferred stock at an exercise price of $72.12 per share for an aggregate purchase price of $4,000,000. Each share of Series B preferred stock is convertible into ten shares of our common stock.

     Elan also purchased 12,015 shares of Incara Series C convertible exchangeable non-voting preferred stock with a face value of $1,000 per share, or a total of $12,015,000. Incara contributed to Incara Development the proceeds from the issuance of the Series C preferred stock to Elan in exchange for its securities of Incara Development. Elan also contributed $2,985,000 to Incara Development for its shares of preferred stock of Incara Development. In addition, Elan granted Incara Development a license to Elan's proprietary drug delivery technology for a license fee of $15,000,000.

     The Series C preferred stock bears a mandatory stock dividend of 7%, compounded annually. The Series C preferred stock is exchangeable at the option of Elan at any time for all of the preferred stock of Incara Development held by Incara which, if exchanged, would give Elan ownership of 50% of the initial amount of combined common and preferred stock of Incara Development. After December 20, 2002, the Series C preferred stock is convertible by Elan into shares of our Series B preferred stock at the rate of $64.90 per share. If the Series C preferred stock is outstanding as of December 21, 2006, we will exchange the Series C preferred stock and accrued dividends, at our option, for either cash or shares of our stock and warrants having a then fair market value of the amount due.

     Upon the later of the completion of enrollment of a Phase 2/3 clinical trial for OP2000 or December 21, 2001, Elan will purchase $1,000,000 of our Series B preferred stock at a per share price that will be ten times the greater of (1) the average per share price of Incara common stock for the day prior to the purchase, or (2) a 25% premium to the average daily price per share of Incara common stock for the 60 trading day period immediately prior to the purchase. In addition, as part of the payment, we will issue to Elan a five-year warrant for 20% of the shares of Series B preferred stock purchased by Elan at that time. The exercise price of the Series B preferred stock under this warrant will be equal to twice the per share purchase price of the Series B preferred stock purchased on the same date. However, if the purchase price of the Series B preferred stock is less than $8.00 per share, the purchase of this stock will be limited to 150,000 shares of Series B preferred stock and will be at Elan's option.

     Elan and Incara intend to fund Incara Development pro rata, based on their respective percentage ownership of the combined outstanding common and preferred stock of Incara Development. Subject to mutual agreement, Elan will lend us up to $4,806,000 to fund our pro rata share of development funding for Incara Development. In return, we issued a convertible promissory note that bears interest at 10% compounded semi-annually on the amount outstanding thereunder. After December 20, 2002, the note is convertible at the option of Elan into shares of Series B preferred stock at $43.27 per share. The note will mature on December 21, 2006, when the outstanding principal plus accrued interest will be due and payable. We have the option to repay the note either in cash or in shares of Series B preferred stock and warrants having a then fair market value of the amount due. As of May 31, 2001, we had not borrowed any funds pursuant to this note.

     For financial reporting purposes, the value initially recorded as Incara's investment in Incara Development is the same as the fair value of the Series C preferred stock issued, which was approximately $5,496,000. This value is the estimated fair market value of Incara's common stock into which the Series C preferred stock could have converted, calculated as of the closing date. The technology obtained by Incara Development from Elan was expensed at inception because the feasibility of using the contributed technology in conjunction with OP2000 had not been established and Incara Development had no alternative future use for the contributed technology. We immediately expensed as "Equity in loss of Incara Development" our investment in Incara Development, reflective of our pro rata interest in Incara Development. From the date of issue up to December 21, 2006, we will accrete the Series C preferred stock from its recorded value up to its face value plus the 7% dividend.

     While we own 80.1% of the outstanding stock of Incara Development, Elan has retained significant minority investor rights, including 50% control of the management committee which oversees the OP2000 program, that are considered "participating rights" as defined in the Emerging Issues Task Force Consensus No. 96-16. Accordingly, Incara does not consolidate the financial statements of Incara Development, but instead accounts for its investment in Incara Development under the equity method of accounting. Net losses of Incara Development will be recognized by Incara at its 80.1% interest to the extent of Incara's investments, advances and commitments to make future investments in or advances to Incara Development. Further, because Elan can exchange its investment in Incara's Series C preferred stock for Incara's 30.1% preferred interest in Incara Development, Incara will only recognize 50% of any accumulated net earnings of Incara Development. During the six months ended March 31, 2001, Incara's equity in loss of Incara Development was $5,669,000, which included $5,496,000 for Incara's interest in the immediate write-off at inception of the contributed technology by Elan to Incara Development and $173,000 for net losses.

     On March 31, 2000, Incara acquired all of the minority interests of Aeolus Pharmaceuticals, Inc. and Renaissance Cell Technologies, Inc., which has since changed its name to Incara Cell Technologies, Inc. Prior to this acquisition, Incara owned 78.0% of Incara Cell Technologies and 65.8% of Aeolus. Incara issued 1,220,041 shares of its common stock for the subsidiaries' minority ownership. We accounted for the acquisition using the purchase method of accounting with a total purchase price of $6,664,000. We allocated the total purchase price to purchase of in-process research and development and immediately charged it to operations because at the date of the acquisition the in-process research purchased was in preclinical stages, feasibility had not been established and we deemed it to have no alternative future use. We estimated at the acquisition date that Incara Cell Technologies and Aeolus would need to spend in excess of an additional $50,000,000 to complete the research and development and that it would be at least 2006 before the research and development is completed. We might share the cost to complete research and development for these programs with collaborative partners in the future. The acquisition of these minority interests should not have a significant impact on future operating results because we previously recognized all losses of Incara Cell Technologies and Aeolus due to our majority interest in the subsidiaries.

     On December 29, 1999, we sold our anti-infectives division, known as Incara Research Laboratories, or IRL, to a private pharmaceutical company for $11,000,000. The transaction involved the sale of assets associated with IRL, including rights under the collaboration with Merck & Co., Inc. and the assumption of related liabilities by the purchaser. We remain contingently liable through May 2007 on debt and lease obligations of approximately $7,100,000 assumed by the purchaser, including primarily the IRL facility lease in Cranbury, New Jersey. We recognized a gain of $9,751,000 on the sale of IRL in the first quarter of fiscal 2000. The effect of the IRL transaction on Incara's financial statements for the fiscal year ended September 30, 2000 is shown in "Pro Forma Consolidated Financial Information."


     In May 1998, Incara acquired all of the outstanding stock of Transcell Technologies, Inc., a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc., through a merger with Transcell in exchange for Incara common stock, stock options and stock warrants. We refer to the former Transcell operation as Incara Research Laboratories, or IRL. We accounted for the purchase of Interneuron's 77.9% interest in Transcell by Incara in a manner similar to a "pooling-of-interests," because it represented a transfer of stock between entities under common control, as Interneuron also owned a majority of our stock at the time. We accounted for the acquisition of the non-Interneuron ownership interest by using the purchase method of accounting. We have combined all of Transcell's past results of operations with our consolidated results of operations. We issued stock in the Transcell merger in three installments. We issued the first installment upon the closing of the merger in May 1998. In lieu of the second installment payment due to Interneuron in connection with the merger, Interneuron retained 281,703 shares of Incara common stock as part of a corporate restructuring between Interneuron and Incara. In August 1999, Incara issued 867,583 shares of Incara common stock to the other former Transcell stockholders as payment for their second installment of the merger. We issued the third and final installment of 856,861 shares of Incara common stock to the former Transcell stockholders, including Interneuron, in February 2000. We calculated the number of shares issued using a formula based on the market price of Incara common stock prior to the stock issuance date. The issuance of these additional shares did not impact our operating results because we included the value of these shares in the determination of the purchase price of Transcell in fiscal 1998.

     We had net losses attributable to common stockholders of $6,665,000 and $9,778,000 for the fiscal year ended September 30, 2000 and for the six months ended March 31, 2001, respectively. We had an accumulated deficit of $93,685,000 at March 31, 2001. We have not yet generated any revenue from product sales and do not expect to receive any product revenue in the foreseeable future, if at all.

RESULTS OF OPERATIONS

  Six Months Ended March 31, 2001 Compared to Six Months Ended March 31, 2000

     We incurred net losses attributable to common stockholders of $9,778,000 and $1,537,000 for the six months ended March 31, 2001 and 2000, respectively. The net loss for the six months ended March 31, 2001 includes equity losses in Incara Development of $5,669,000 related to operating losses for Incara Development's initial quarter and the immediate write-off of the contributed technology. The net loss for the six months ended March 31, 2001 was reduced by a $767,000 gain recognized on the settlement of a disputed accrued liability for a discontinued program and the net loss for the six months ended March 31, 2000 was reduced by the $9,751,000 gain on the sale of IRL.

     We had cell processing revenue of $3,000 for the six months ended March 31, 2001. This revenue resulted from fees we earned for processing liver cells that are used for research purposes by other companies. Contract revenue of $100,000 for the six months ended March 31, 2000 resulted from a collaboration that we sold with our IRL division in December 1999.

     Our research and development, or R&D, expenses decreased $250,000, or 7%, to $3,375,000 for the six months ended March 31, 2001 from $3,625,000 for the six months ended March 31, 2000. R&D expenses for the six months ended March 31, 2000 included $1,376,000 of expenses for IRL, which was sold in December 1999.

     R&D expenses for our liver cell program increased $511,000, or 104%, to $1,004,000 for the six months ended March 31, 2001 from $493,000 for the six months ended March 31, 2000. Expenses were higher this fiscal year due to increased activity in the program, including increases in consultants, sponsored research, headcount and patent fees.

     R&D expenses for our antioxidant program increased $740,000, or 129%, to $1,314,000 for the six months ended March 31, 2001 from $574,000 for the six months ended March 31, 2000. In February 2001, we announced the selection of a catalytic antioxidant compound for late-stage preclinical development to support an Investigational New Drug, or IND, application for the treatment of ischemic stroke. R&D expenses were higher this fiscal year due to increased activity in the program, including the costs of process improvement and scale-up of the IND compound.

     In January 2001, Incara transferred the rights to its OP2000 compound being developed for inflammatory bowel disease to Incara Development. R&D expenses incurred prior to December 21, 2000 were on behalf of Incara, while R&D expenses incurred after December 20, 2000 were on behalf of Incara Development. Expenses for OP2000 of $733,000 for the six months ended March 31, 2000 were included in R&D expenses. Concurrent with Incara's investment in Incara Development, R&D work by Incara for OP2000 is performed on behalf of Incara Development. Amounts billable to Incara Development for OP2000 for expenses incurred and work performed by Incara are netted against R&D expenses. Subsequent to our investment in Incara Development, our expenses associated with OP2000 development are shown as "Equity in loss of Incara Development." While Incara owns 80.1% of the outstanding stock of Incara Development, Elan has retained significant minority investor rights that are considered "participating rights" as defined in the Emerging Issues Task Force Consensus No. 96-16. Accordingly, Incara does not consolidate the financial statements of Incara Development, but instead accounts for its investment in Incara Development under the equity method of accounting. Net losses of Incara Development will be recognized by Incara at its 80.1% interest to the extent of Incara's investments, advances and commitments to make future investments in or advances to Incara Development. Further, since Elan can exchange its investment in Incara's Series C preferred stock for Incara's 30.1% preferred interest in Incara Development, Incara will only recognize 50% of any accumulated net earnings of Incara Development.
During the six months ended March 31, 2001, our equity in loss of Incara Development was $5,669,000, which included $5,496,000 for Incara's interest in the immediate write-off at inception of the contributed technology by Elan to Incara Development and $173,000 for net losses.

     Purchase of in-process research and development expenses for the six months ended March 31, 2000 resulted from the acquisition of the minority interests of Aeolus and Incara Cell Technologies in March 2000. The acquisition was accounted for using the purchase method of accounting. The total purchase price of $6,664,000 was allocated to purchase of in-process research and development and immediately charged to operations because the in-process research purchased was in preclinical stages and feasibility had not been established at the date of the acquisition. At that time, we deemed the in-process research to have no alternative future use.

     General and administrative, or G&A, expenses increased $194,000, or 15%, to $1,446,000 for the six months ended March 31, 2001 from $1,252,000 for the six months ended March 31, 2000.

     Incara accreted $214,000 of dividends on its Series C preferred stock during the six months ended March 31, 2001. From the date of issue until the earlier of December 21, 2006 or the date the Series C preferred stock is exchanged or converted, Incara will accrete the Series C preferred stock from its recorded value up to its face value plus the 7% dividend, compounded annually.

      Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended
                              September 30, 1999

     Our net loss of $6,665,000 for fiscal 2000 was $12,933,000 less than the $19,598,000 net loss for fiscal 1999. The net loss for fiscal 2000 resulted from the net effect of recognizing a $9,751,000 gain on the sale of IRL, offset by fiscal 2000 operating expenses and the write-off of $6,664,000 for purchased in-process research and development in connection with the acquisition of minority interests of Aeolus and Incara Cell Technologies.

     Contract and license fee revenue for fiscal 2000 was $100,000, as compared to $2,088,000 for fiscal 1999. All of this revenue resulted from an IRL collaboration with Merck. We will not receive any additional revenue from this collaboration, because it was sold with the other IRL assets.

     Our research and development expenses decreased $11,351,000, or 60%, to $7,645,000 in fiscal 2000 from $18,996,000 in fiscal 1999. The lower expenses were primarily due to the result of discontinuing our bucindolol development program in the fourth quarter of fiscal 1999 and to the sale of our IRL operation in December 1999.

     During the last quarter of fiscal 1999, we discontinued our bucindolol development program and, therefore, we did not incur any bucindolol-related expenses for fiscal 2000. During fiscal 1999, we incurred $6,469,000 of bucindolol-related R&D expenses.

     Because we sold IRL at the end of December 1999, we did not incur any significant R&D expenses for IRL after December 1999. R&D expenses for IRL were $1,339,000 for fiscal 2000 and $8,245,000 for fiscal 1999.

     We incurred $1,712,000 of R&D expenses for OP2000 during fiscal 2000, versus $228,000 during fiscal 1999. The higher expenses in fiscal 2000 were primarily due to costs incurred in connection with our Phase 1 clinical trials that began in October 1999 and were completed in April 2000, as well as preparation for a Phase 2/3 clinical trial.

     R&D expenses for our liver cell program increased $369,000, or 44%, to $1,201,000 for fiscal 2000 from $832,000 for fiscal 1999. The higher expenses in fiscal 2000 resulted primarily from more R&D staff time being devoted to the program.

     R&D expenses for our antioxidant program decreased $418,000, or 20%, to $1,694,000 for fiscal 2000 from $2,112,000 for fiscal 1999. The decrease in expenses from fiscal 1999 to fiscal 2000 was primarily due to the reduction of outside contract services and sponsored research costs.

     General and administrative expenses decreased $432,000, or 14%, to $2,613,000 for fiscal 2000 from $3,045,000 for fiscal 1999. The higher G&A expenses in fiscal 1999 were primarily for expenses related to the bucindolol program, which we terminated in the last quarter of fiscal 1999, and the IRL operation, which we sold in December 1999.

     In January 2000, our Board of Directors authorized the repurchase of up to $2,000,000 of our common stock during the following two months through purchases on the stock market. During fiscal 2000, we repurchased a total of 140,100 shares of our common stock at a total cost of $412,000.

      Fiscal Year Ended September 30, 1999 Compared To Fiscal Year Ended
                              September 30, 1998

     Our net loss of $19,598,000 for fiscal 1999 was $452,000, or 2%, greater than the $19,146,000 net loss for fiscal 1998.

     Contract and license fee revenue for fiscal 1999 was $2,088,000, as compared to $6,121,000 for fiscal 1998. Contract and license fee revenue for fiscal 1999 primarily resulted from our collaboration with Merck. During fiscal 1999, we received a $1,500,000 milestone payment from Merck for compounds that demonstrated specific activity in laboratory tests using both resistant and sensitive bacterial strains. Merck also funded $563,000 of research and development costs at IRL during fiscal 1999.

     Contract and license fee revenue for fiscal 1998 included (1) a $4,000,000 payment from Astra Pharmaceuticals, L.P. received pursuant to the termination of a collaboration with Astra Merck Inc. for the development, manufacturing and marketing of bucindolol in the United States, (2) $833,000 of U.S. bucindolol development support from Astra Merck prior to the termination of the Astra Merck collaboration, and (3) $1,138,000 of revenue recognized in conjunction with the Merck collaboration.

     Our research and development expenses increased $2,197,000, or 13%, to $18,996,000 in fiscal 1999 from $16,799,000 in fiscal 1998.

     Expenses for the development of bucindolol and general R&D expenses increased $2,885,000, or 59%, to $7,807,000 for fiscal 1999 from $4,922,000 for fiscal 1998. Our expenses increased after funding from the Astra Merck collaboration ended in September 1998 and also increased as a result of the costs of expanded European clinical trials for bucindolol during fiscal 1999. Pursuant to the Astra Merck collaboration, during fiscal 1998 Astra Merck paid for most expenses related to the development of the twice-daily formulation of bucindolol for the United States, including liabilities assumed by Astra Merck on our behalf of approximately $6,065,000. This additional amount did not flow through our statements of operations, because it was offset against related expenses. Because we terminated the Astra Merck collaboration in September 1998, we absorbed all of the U.S. development expenses for bucindolol in fiscal 1999. In addition, we expanded the European bucindolol clinical program with BASF Pharma/Knoll AG during fiscal 1999, resulting in expense of approximately $2,326,000 in fiscal 1999 versus approximately $1,309,000 in fiscal 1998. We terminated the development of bucindolol in the last quarter of fiscal 1999 and all estimated costs of termination were accrued as of September 30, 1999.

     R&D expenses for IRL remained relatively constant, increasing by only $44,000, or 1%, to $8,245,000 for fiscal 1999 from $8,201,000 for fiscal 1998.
During fiscal 1999 IRL incurred increased expenses for license fees paid to Princeton University and patent preparation fees. These increased expenses were offset by lower depreciation costs, because in fiscal 1998 we expensed $856,000 of Transcell property and equipment that did not meet our capitalization criteria.

     R&D expenses for our antioxidant program increased by $96,000, or 5%, to $2,112,000 for fiscal 1999 from $2,016,000 for fiscal 1998, primarily due to an increase in contract services for research and preclinical studies.

     R&D expenses for our liver cell program increased by $172,000, or 26%, to $832,000 for fiscal 1999 from $660,000 for fiscal 1998, primarily due to increased fees for patent preparation and a fee to the University of North Carolina for the license of technology developed under the research agreement with UNC.

     During fiscal 1998, we paid and expensed a $1,000,000 license fee for a development compound licensed from Opocrin S.p.A.

     In conjunction with the Transcell merger, we incurred a charge of $5,343,000 for the purchase of in-process research and development during fiscal 1998, because feasibility of the in-process research and development acquired was not yet established and we had no alternative future use for the technology. This charge represents the market value of the shares of Incara stock issued to the former minority interest owners of Transcell.

     General and administrative expenses decreased by $464,000, or 13%, to $3,045,000 for fiscal 1999 from $3,509,000 for fiscal 1998, primarily due to the elimination of IRL administrative personnel and functions at IRL in conjunction with the Transcell merger.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2001, we had cash and cash equivalents and marketable securities of $4,954,000, a decrease of $1,601,000 from September 30, 2000. Cash decreased primarily due to operating expenses of $4,821,000 for the six months, offset by $4,000,000 received from the net effect of investment transactions with Elan. We believe that this $4,954,000 of cash, along with anticipated borrowings of cash under an existing note arrangement that we have with Elan, will only be adequate to fund our operations through September 30, 2001, the end of our fiscal year.

     During the past 18 months, which is the period in which we have operated without ongoing expenses for the development of bucindolol and IRL operations, we have incurred average operational expenses of approximately $10,000,000 per year, on an annualized basis, including expenses of our R&D programs, but excluding non-cash charges for the purchase of in-process research and development. We anticipate our annual net operational costs to remain at approximately this level in our next fiscal year and for the foreseeable future although our ongoing cash requirements will depend on numerous factors, particularly the progress of our R&D programs and our ability to negotiate and complete collaborative agreements. In order to fund these cash requirements, we will need to raise significant additional funds during our next fiscal year and beyond.

     To meet our operating cash requirements for our next fiscal year we intend to
          o  sell up to $10,000,000 of our common stock through this offering;
          o sell shares of our common stock under an equity financing line we currently have with Torneaux Fund Ltd.;
          o establish new collaborations for our current research programs that include initial cash payments and on-going research support; and
          o borrow cash from Elan under the terms of an existing note arrangement that we have with Elan to meet our obligations for Incara Development.

     To meet our operating cash requirements after September 30, 2002, we intend to
          o receive additional research support, milestone and other cash payments from collaborations;
          o  sell additional shares of our stock through equity offerings; and
          o continue to borrow cash from Elan under the existing note to meet our obligations for Incara Development.

     There are uncertainties as to all of these potential sources of capital. Due to market conditions and other limitations on the stock offerings, we might not be able to sell securities under these arrangements, or raise other funds on terms acceptable or favorable to us. At times it is difficult for biotechnology companies to raise funds in the equity markets. Any additional equity financing, if available, would likely result in substantial dilution to Incara's stockholders.

     Similarly, our access to capital might be restricted because we might not be able to enter into collaborations for any of our programs or to enter into any collaborations on terms acceptable or favorable to us due to conditions in the pharmaceutical industry or in the economy in general or based on the prospects of any of our programs. Even if we are successful in obtaining collaborations for any of our programs, we might have to relinquish rights to technologies, product candidates or markets that we might otherwise develop ourselves.

     We may borrow up to $4,806,000 through December 21, 2003 under the note arrangement with Elan to fund our 80.1% pro rata interest in the operating costs of Incara Development. However, advances under the note are subject to the mutual consent of Elan and Incara. The note matures on December 21, 2006.

     The Torneaux equity line is available to us until February 28, 2002. Under the equity line, we can require Torneaux to purchase our common stock approximately once a month. As of June 25, 2001, we could sell up to $1,750,000 of our common stock, based on the closing sales price of our stock on that day of $2.05 per share. However, assuming the price of our stock does not increase to $3.00 or higher, we are limited to selling a maximum of $250,000 worth of
our stock at any one time.   Consequently, assuming our stock price remains at
its current level, the amount of stock we could sell to Torneaux at June 26, 2001 will decrease by approximately $219,000 each month. In addition, in order to sell stock to Torneaux, the price of our common stock must not be less than $2.00.

     If we are unable to enter into new collaborations or raise additional capital to support our operations after September 30, 2001, we might be required to scale back, delay or discontinue one or more of our programs, or obtain funds on terms that are not favorable to us, which could have a material adverse affect on our business. Reduction or discontinuation of programs could result in additional charges, which would be reflected in the period of the reduction or discontinuation.

                                   BUSINESS

General

     Incara is developing therapies focused on tissue protection, repair and regeneration. In particular, we are focused on developing liver progenitor cell therapy for the treatment of liver failure. We are also conducting research on and development of a series of catalytic antioxidant molecules that we believe will provide strategic opportunities for collaboration with larger pharmaceutical companies in areas such as stroke and the prevention of side effects induced by radiation in cancer therapy. We are actively pursuing such collaborations. We are also developing catalytic antioxidants for applications in our liver cell therapy program and other areas of cell therapy. In collaboration with Elan, we are conducting a Phase 2/3 clinical trial of an ultra-low molecular weight heparin for the treatment of ulcerative colitis.

Human Liver Progenitor Cell Transplant

     Hepatic progenitor cells are cells in the liver that can differentiate into a variety of daughter cells that provide liver function. These are the early cells in the maturation of the liver and include the liver stem cells and their early descendants. We are developing human liver progenitor cells as a potential treatment for liver failure.

     Incara established its liver progenitor cell program with the acquisition of a majority ownership interest in Incara Cell Technologies, Inc., formerly Renaissance Cell Technologies, Inc., in September 1997. Renaissance was founded in 1995 to commercialize applications from research on human liver progenitor cells from the laboratory of Dr. Lola Reid, previously at the Albert Einstein College of Medicine and now a Professor in the Department of Cell and Molecular Physiology, Program in Molecular Biology and Biotechnology, at the University of North Carolina at Chapel Hill School of Medicine. In March 2000, Incara acquired the remaining minority interest of Incara Cell Technologies, which is now a wholly owned subsidiary of Incara.

Liver Disease

     The liver is one of the largest and most complex organs in the body, serving many critical metabolic functions. More than most other internal organs, the liver has the ability to regenerate itself by repairing or replacing injured tissue. Despite this protection, once a critical mass of liver cells has died through disease or damage, the liver can fail, leading to illness and death. Liver failure is a serious health problem. According to the National Center for Health Statistics, each year there are approximately 330,000 hospitalizations and 30,000 deaths in the United States due to chronic liver diseases, including viral hepatitis.

     Currently, the only cure for many of these liver diseases is a liver transplant. However, only about 4,900 transplantable donor livers become available each year in the United States and the total cost of transplantation and first year follow-up is estimated to average over $300,000. Over 17,500 patients are on the liver transplant waiting list, an increase of more than 100% over the last four years and up from 1,500 ten years ago. Furthermore, there are a total of approximately 100,000 adults with severe cirrhosis and other forms of chronic liver failure in the United States who could become candidates for a transplant. Not all of these people will get transplants, or even get onto the transplant waiting list. The incidence of chronic liver failure is expected to increase in the next ten years as a result of the "silent epidemic" of hepatitis C. Up to 4,000,000 people in the United States have been infected with the hepatitis C virus. Researchers estimate that 15% of these persons will develop cirrhosis, a disease that typically develops over a period of 10 to 20 years.


     As a result of the shortage of donor organs, potential liver transplant patients must wait, often for years, for a donor liver to become available. The vast majority of patients with liver diseases therefore cannot rely on organ transplantation as a solution. We believe that transplanting cells that have the capacity to reproduce and function in an impaired liver could reduce the need for whole organ transplants and provide treatment for thousands of patients.

Liver Cell Transplantation

     Positive results from liver cell transplants in rodents, both with mature liver cells and progenitor liver cells, have prompted physicians outside of Incara to transplant unfractionated human hepatocytes, which are liver cells not separated by their stage of maturity or other parameters, in a number of human patients. Unfractionated human hepatocytes, obtained from livers rejected for transplant use, have been introduced into approximately 40 patients, with beneficial results observed in some patients. In this procedure, a physician injects a suspension of donor liver cells, or hepatocytes, into blood vessels leading to the patient's liver or spleen. In patients where benefit occurred, the transplanted cells took up residence in the recipient's body and provided liver functions, including detoxification and protein synthesis. These patients included individuals with cirrhosis and severe liver failure and patients with inherited metabolic disorders. Some patients whose liver failure resulted in coma, awoke after receiving liver cell transplant, coincident with other measures reflecting improved liver function such as decreased ammonia levels, improved cerebral blood flow and reduction of intracranial pressure. In one patient, a 10-year-old girl, the transplanted liver cells survived and partially corrected a metabolic disorder for over two years. These procedures were performed with a cell population different from that which we plan to use in our liver progenitor cell therapy and the studies were not blinded and were usually uncontrolled. These treatments included only a relatively small number of patients, primarily because of the lack of available organs from which viable liver cells can be obtained. The beneficial results observed in these treatments might not be seen in larger populations.

Human Liver Progenitor Cells

     Incara proposes to use a more selective population of liver cells for transplantation. We intend to isolate the liver progenitor cells from whole donor organs not suitable for transplant. Human liver progenitor cells, unlike mature liver cells, potentially can divide many times, greatly expanding the utility of a single donor liver such that one liver might supply the needs of many patients. Moreover, progenitor cells might provide a much longer functional life, potentially surviving the lifetime of the recipient. These cells also can survive freezing and thawing better than mature cells, potentially permitting progenitors to be stored until the need for them arises. The progenitor cells may have the capability to differentiate into the entire lineage of liver cells, providing the functions of early cells that may be missing and unable to be regenerated by injection of unfractionated hepatocytes. The progenitor cells also might require a smaller injection volume than that of unfractionated cells. The human liver progenitors might also avoid some of the medical and scientific challenges associated with strategies involving pig livers, pig liver cells and human cells derived from tumors such as immune reactions and reduced function. However, because we have not tested these cells in human patients, these proposed advantages of liver progenitor cells might not be observed in human patients.

                            [DIAGRAM APPEARS HERE]

    Selection of liver stem and progenitor cells may allow one donor liver to supply the needs of many recipients.

Use of Alternative Sources of Donor Livers

     Currently, most whole organ liver transplantation procedures require a donor who has undergone brain death, but whose heart is still beating. This occurs only in approximately one to two percent of hospital deaths, severely limiting the potential donor pool.

     We believe a major advantage of liver progenitor cells is their ability to survive periods with limited oxygen. Incara and Dr. Reid have demonstrated that viable liver progenitor cells can be isolated after death from the livers of non-beating-heart donors, whose livers cannot be used for whole organ transplant. The window of time that viable liver progenitors can be isolated after the heart has stopped beating is now under investigation, along with the useful age range of donors. Because liver progenitor cells can be purified from livers inappropriate for transplant, our program will not compete for organs with existing liver transplant programs. We have established an arrangement with nine traditional organ donor programs for procurement of livers and are pursuing relationships with over 30 others. Preliminary, preclinical experiments suggest that one donor liver might provide enough liver stem and progenitor cells for many recipients.

     While we currently believe we have access to enough donor liver organs to conduct clinical trials, there is no assurance that this will continue. If we are not able to obtain a consistent supply of donor liver organs, or if one donor liver does not provide enough liver progenitor cells for multiple recipients, commercialization of our program will be adversely affected.

Development Strategy

     We have successfully demonstrated scale-up of the liver progenitor cell isolation and selection process. This step includes establishing isolation and processing procedures needed for a 1,500-gram to 3,000-gram whole human liver instead of the 100-gram portions of liver used in the basic research stage of the program. The scaled-up procedures are being adapted for a sterile good manufacturing practices, or cGMP, environment. We are working with a contract cell processor to develop the liver progenitor cell processing procedure in a facility compliant with cGMP.

Clinical Trials

     Incara is exploring two patient populations for the initial clinical trials of progenitor cell transplantation. The first group consists of infants and young children who have life-threatening inherited genetic diseases but are unable to receive a liver transplant. This patient population represents a group with limited treatment alternatives where improvement in patient condition and production of the missing gene products would demonstrate the function of the transplanted cells. The other series of clinical trials being planned targets the approximately 100,000 adults in the United States with such severe cirrhosis and chronic liver failure that they could become candidates for a whole liver transplant. The goal of therapy would be to avoid or delay the need for whole liver transplant and to reduce hospitalization and treatments required for the complications of liver failure. Initially, these patients would receive the same immunosuppression as liver transplant patients to prevent rejection of the transplanted cells. Incara plans to file in late 2001 an IND to begin these initial Phase 1 clinical trials. Clinical investigators from several leading research hospitals have expressed interest in participating in our clinical trials. Some of these investigators have experience with cell transplants using unfractionated human liver cells.

Gene Therapy

     We believe that logical target disorders for liver progenitor cell gene therapy are diseases resulting from the inability of the patient's liver cells to properly make an important protein, such as occurs in genetic disease including hemophilia and a hereditary form of severe high cholesterol. Many scientists believe gene therapy clinical trial results have often been disappointing because of the inability of the treatment to provide the patient with sustained expression of the inserted gene. Progenitor cells, because of their extensive expansion potential, may be suitable to produce continued gene expression. Incara's gene therapy strategy will be to obtain progenitor liver cells from a patient and insert into the cells a correct copy of the gene deficient in that patient and transplant these cells back into the patient. We have not demonstrated the viability of this approach in the laboratory and in order to explore this approach, we must seek academic or corporate partners with expertise in this area, or develop additional expertise internally. We might not be able to develop this technology, either internally or through collaboration.

Genomics

     The liver progenitor cell technology developed by Incara has a potential application as a tool for identifying new drugs. Determining gene expression patterns at various stages of the liver lineage could provide genomic information for drug discovery. For example, this information could be used to identify new targets for drug discovery programs or to identify proteins performing biological functions that may have applications in therapy. To successfully commercialize this technology, we must seek academic or corporate partners with expertise in the area of genomics, or develop additional expertise internally. We might not be able to develop this technology, either internally or through collaboration.

Cells for Research Program

     Currently, pharmaceutical companies have difficulty obtaining a consistent supply of human liver cells for toxicity testing. As a result of our supply of human livers, we collect non-progenitor liver cells as a byproduct of our stem cell isolation procedure. This allows us to supply human liver cells for a processing fee to pharmaceutical companies for use in toxicology testing of the drugs they are developing. We have recently established material transfer agreements with several major pharmaceutical companies which allow them, but do not require them, to receive human liver cells from us for a processing fee.

     The liver progenitor cells and their daughter cells could also be used to assess changes in gene expression patterns caused by drugs being developed by the pharmaceutical industry. The changes in gene expression pattern resulting from potential drugs could be compared with those caused by drugs known to damage the liver. This would allow a pharmaceutical company to screen compounds for their effect on the liver earlier in the development process, saving time and money. The full lineage of liver cells, from progenitors to mature cells, could also be used to test drugs for toxicity to the liver and to study how the drug is metabolized. We have not demonstrated, and might not demonstrate, the successful use of our liver progenitor cells for research applications for the pharmaceutical industry. Even if our research cells program is successfully commercialized, it might not provide us with significant revenue.

Liver Assist Device

     Incara's liver progenitor cell technology has potential application in the development of a liver assist device, or LAD. LADs are designed to provide liver function to a patient for a few days, providing time for a patient's own liver to recover from failure or function until a transplant liver is available. Attempts at clinically useful LADs by others have utilized pig hepatocytes or human liver cells derived from tumors in a wide variety of bioreactor types. These devices have shown promise, but all use cells with limitations. The pig hepatocytes, while easily obtained, have limitations such as potential immune reactions to secreted pig proteins, limited lifetime and non-human viruses. The liver cells derived from tumor cells are easy to grow, but retain only a subset of the functions of normal liver cells and involve safety concerns. Functioning human liver cells from donor organs have not been a viable alternative due to the scarcity of donor livers.

     We believe that a LAD using our human liver progenitor cells could overcome some of the problems experienced to date. Proteins secreted by these cells will be of human origin, so immune reactions may be minimized. The progenitor cells can divide extensively in culture, so that cells from one donor liver may be able to supply cells for many LADs. Most importantly, these cells should display the wide range of liver functions necessary for clinical utility. We are currently developing a prototype cartridge that could be used for expansion of our liver progenitor cells to produce the volume of human liver cells needed for a LAD. Our design is still under development and has not been tested in patients and might not prove to be superior to LADs using pig or other cell types, or even be feasible for human therapy at all.

Commercialization

     There are approximately 120 liver transplant programs in hospitals in the United States. We believe that marketing to these hospitals could be accomplished by an internal sales force of approximately 15 trained specialists. If we establish the safety and efficacy of the program in clinical trials and receive required regulatory approval, we intend to maintain rights to market the liver progenitor cell transplantation therapy in the United States and develop a focused marketing effort. Outside of the United States, we will attempt to enter into an arrangement with another pharmaceutical or biotechnology company for commercialization of the liver progenitor cell therapy program. We also intend to seek collaborations with other companies for the development of our liver progenitor cells in gene therapy, drug research and genomic applications and for use in a liver assist device. We might not successfully commercialize any of these applications.

Catalytic Antioxidant Program

     Incara established its catalytic antioxidant program with the acquisition of a majority interest in Aeolus Pharmaceuticals in July 1995. In March 2000, Incara acquired the remaining minority interest in Aeolus, which is now a wholly owned subsidiary of Incara. The scientific founders of Aeolus, James D. Crapo, M.D., and Irwin Fridovich, Ph.D., in collaboration with colleagues at Duke University, the National Jewish Medical and Research Center and Incara, are working to develop small molecules as therapeutics that act in the same manner as naturally occurring antioxidant enzymes. Antioxidant enzymes such as superoxide dismutase normally protect the body from harmful free radicals.

Antioxidants and Disease

     Oxygen plays a pivotal role in supporting life by enabling energy stored in food to be converted to energy that living organisms can use. The ability of oxygen to participate in key metabolic processes derives from its highly reactive nature. This reactivity is necessary for life, but also creates different forms of oxygen which can react harmfully with living organisms. In the body, a small amount of oxygen is converted to various free radicals, which can damage DNA, proteins and lipids. If too many free radicals are produced for the body's normal antioxidants to metabolize, the cumulative result is reduced cellular function and, ultimately, disease. Free radicals are thought to play a role in a variety of conditions that result in damage, including, for example, organ and cell transplant rejection, stroke and damage to normal tissue from cancer radiation therapy.

     Incara has synthesized a group of small molecules that in laboratory experiments have multiple potent catalytic antioxidant activities, destroy free radicals and protect cells from damage initiated by free radicals. Catalytic antioxidants, unlike other antioxidants, function like enzymes and are not consumed by their reaction with free radicals. Therefore, each catalytic antioxidant molecule can destroy many free radicals. In laboratory experiments some of these compounds have shown antioxidant activities greater than the natural antioxidant enzymes on a weight basis. The lead compounds in this series, AEOL 10113 and AEOL 10150, have shown activity in preclinical models of organ or cell transplant, stroke and protection of normal tissue from radiation damage in cancer therapy. We also have a number of related compounds which have not undergone as much laboratory testing.

     Our catalytic antioxidant compounds have been tested in multiple animal models at multiple institutions but have not entered clinical trials in humans and are in an early stage of development. Animal models may not be predictive of how a compound will act in human beings. There can be no assurance that compounds from our catalytic antioxidant program will demonstrate the efficacy and safety needed to gain product approval by the FDA or foreign authorities, and even if approval is given, such products might not become commercially successful.

Catalytic Antioxidants and Cell Therapy

    Laboratory experiments have shown that our catalytic antioxidants protect a number of cell types. In these experiments, AEOL 10112 improved the ability of liver cells to survive freezing and thawing. Related compounds, AEOL 10113 and AEOL 10150, protected cultured neurons from toxicity due to oxygen and glucose deprivation. AEOL 10113 also protected cultured pancreatic beta cells from certain toxins.

    Recently, an independent researcher has shown that AEOL 10113 exerts a protective effect in an animal model of human juvenile-onset diabetes. In this model, 100% of control mice became diabetic by 13 days after the injection of T lymphocytes directed against pancreatic beta cells. In contrast, AEOL 10113 prevented diabetes in 50% of the mice and significantly delayed the onset of diabetes in the others.

    We are currently exploring the ability of our catalytic antioxidants to improve the survival of pancreatic beta islet cells after transplant in animals and intend to explore in the near term whether these compounds can improve the survival and growth of liver cells after transplant in animals. If the results of these experiments are positive, which might not happen, we intend to pursue the development of catalytic antioxidants as agents to improve the outcome of liver progenitor cell transplantation in humans.

Stroke

     An estimated 600,000 people in the United States annually suffer strokes. In the United States, strokes kill approximately 158,000 people annually and have left more than 1,000,000 people disabled to some extent, according to the American Heart Association. The estimated direct cost of stroke is over $28 billion annually, much of which is attributable to the high expense of rehabilitating and caring for victims.

     Stroke is an injury to the brain caused by the blockage of blood flow. The reestablishment of blood flow after blockage can cause further damage, which is called reperfusion injury. Many scientists believe that the damage from stroke and reperfusion injury is caused, at least in part, by free radicals. In a model of stroke, in which the middle cerebral artery of a rat is blocked for 90 minutes and then unblocked, AEOL 10113 significantly reduced damaged brain tissue when introduced as late as 7.5 hours after the start of the stroke. AEOL 10150 significantly reduced damaged brain tissue in a mouse model of severe stroke in which blood flow to a portion of the brain was permanently blocked.

    We have chosen to develop AEOL 10150 as a potential treatment for stroke because it is easier to make and analyze and has an improved safety profile when compared to AEOL 10113. Assuming we can enter into a corporate partnership for development of AEOL 10150 and satisfactorily complete the preclinical studies, neither of which might occur, we intend to initiate Phase 1 clinical trials in the first half of 2002.

Protection of Normal Tissue in Cancer Radiation Therapy

     It has been recognized for many years that radiation therapy produces oxygen free radicals in the body that react with cellular components to kill cancer cells. These free radicals also harm normal healthy tissue, limiting the dose of radiation that can be given in cancer therapy and causing toxicities such as oral mucositis and lung inflammation and fibrosis.

     Radiation-Induced Mucositis. Oral ulcerative mucositis is characterized by formation of painful ulcers in the mouth and is a common dose-limiting side effect of drug and radiation therapy for cancer. Approximately one third of cancer patients, or more than 400,000 patients in the United States, develop mucositis. Ulcerative mucositis leads to interruption of cancer therapy and increases the risk of infection and death, as well as the cost of care. Standard therapy for mucositis is only for pain relief and infection, and includes the application of topical pain-killers and/or systemic administration of narcotics and antibiotics. However, there is currently no approved treatment that limits the extent or duration of mucositis.

     The catalytic antioxidant AEOL 10150 reduced the extent and duration of severe radiation-induced mucositis in a preclinical animal model. The compound was effective both when given topically as an oral rinse, or injected into the abdominal cavity.

     Radiation-Induced Lung Toxicity. The ability of radiation therapy to treat tumors involving the chest such as lung or breast cancer is significantly limited by injury to the lung caused by radiation. Lung damage leading to impaired lung function is one of the dose limiting toxicities of chest radiation treatment, restricting the ability to deliver optimal doses of radiation to patients with lung cancer. Currently, radiation related pulmonary symptoms occur in up to 30% of patients irradiated for lung cancer, breast cancer, lymphoma or thymoma. In laboratory experiments, our catalytic antioxidant AEOL 10113 significantly protected the normal lung tissue of rats against damage caused by radiation.

     Antitumor Effect of Catalytic Antioxidant. A drug to protect normal cells will not be useful if it also protects tumor cells. In a model in which breast cancer cells were transplanted into rats, AEOL 10113 did not protect the tumor cells from radiation. Instead, the antitumor effect of radiation was enhanced by administration of the compound. Both AEOL 10113 and the related compound AEOL 10150 have shown some degree of antitumor activity in the absence of radiation therapy in rat models of breast and skin cancers.

Commercialization

     Because of the large numbers of patients suffering from stroke and cancer, effectively marketing a pharmaceutical for treatment of these indications requires the resources of a large sales organization. We intend to seek development, marketing or licensing arrangements for the stroke and adjunctive cancer therapy uses of our antioxidant compounds with pharmaceutical companies with an established marketing presence in the target indications. In the area of our catalytic antioxidants use in cell therapy, we may choose to commercialize a potential product internally. If our liver progenitor cell therapy program is successful in establishing a marketing effort to transplant centers, a catalytic antioxidant for use in cell therapy might make a complementary product.

    To successfully commercialize our catalytic antioxidant programs, we must seek academic or corporate partners with expertise in areas outside our own or develop this expertise internally. We might not be able to develop this technology, either internally or through collaboration.

OP2000

    Our program for inflammatory bowel disease, or IBD, centers on OP2000, a polysaccharide, or carbohydrate, product derived from heparin. Heparin is a naturally occurring substance with anti-clotting and anti-inflammatory properties. Heparin, as a pharmaceutical product (including the starting material for OP2000), is derived and purified from domestic mammals, primarily pigs. In July 1998 we obtained an exclusive 15-year license to develop OP2000 from its manufacturer, Opocrin S.p.A. of Modena, Italy. Clinical evidence of the successful treatment of IBD with heparin and the known anti-clotting effects of OP2000 provide the rationale for evaluating OP2000 in treating IBD. We have completed two Phase 1 clinical trials in normal volunteers to determine blood levels and anti-clotting effects following once daily injections of OP2000. In January 2001, we initiated a pivotal Phase 2/3 clinical trial in patients with ulcerative colitis. In January 2001, we also closed on a collaborative transaction for the joint development of OP2000 with Elan. As part of the transaction, we transferred the rights to our license for OP2000 to Incara Development. For information on the three sequential phases of clinical trials, see "Government Regulation" below.

Inflammatory Bowel Disease

     Inflammatory bowel disease describes a group of chronic inflammatory disorders of the intestine of unknown cause, often causing recurrent abdominal pain, cramps, diarrhea with or without bleeding, fever and fatigue. According to the Crohn's & Colitis Foundation of America, Inc., approximately 1,000,000 people in the United States have IBD. Two forms of IBD are Crohn's disease and ulcerative colitis. Crohn's disease typically affects the full thickness of the intestinal wall, most commonly in the lowest portion of the small intestine, but may involve any portion of the gastrointestinal tract. Ulcerative colitis results in the large intestine becoming inflamed with open sores and bleeding. Current treatments of IBD, such as steroids and other anti-inflammatory drugs, are designed to reduce inflammation and relieve symptoms. However patients frequently develop flare-ups of disease in spite of therapy, and side effects, particularly of steroids, can be severe. In serious cases, surgery is required. Ulcerative colitis can be so debilitating that up to 20% of patients opt for removal of their colon as a cure.

Heparins and IBD

     A large number of case reports and a recent double blind placebo-controlled clinical trial of heparin in ulcerative colitis support the idea that heparin can safely induce remission in IBD patients. A review (Korzenik, IBD 1997) of the clinical use of heparin in IBD (primarily ulcerative colitis) found benefit in 51 out of 60 reported cases, with increased bleeding in only three cases. In a recent U.S. double blind placebo-controlled trial of heparin in 68 patients with active ulcerative colitis receiving treatment with standard therapies, 42% of patients who were given additional heparin therapy had clinical remission or improvement, compared with 20% on placebo.

     Clinical observations suggest that IBD may result from increased clotting activity. Investigators have observed evidence of increased clotting in the bowel and other organs during flares of IBD. Clotting is activated and the breakdown of clots is reduced during flares. Patients with inherited clotting deficiencies, such as von Willebrand's disease and hemophilia, have a much lower incidence of IBD than expected. The clinical results and other supporting studies discussed above provide a rationale for the use of an ultra-low molecular weight heparin such as OP2000 in the treatment of flares of IBD.

     OP2000 is a product of the chemical cleavage of heparin, and has the comparatively low molecular weight of 2,500 daltons, compared with full-length heparin's molecular weight of about 14,000 daltons and other low molecular weight heparin's molecular weight of 4,000 to 6,000 daltons. Lower molecular weight, or smaller molecules of heparin, might prove to have advantages over heparin itself, including better safety, efficacy and convenience. OP2000 has been shown to be a potent anti-clotting agent. Like low molecular weight heparins, and unlike heparin, routine monitoring of clotting factors during treatment should not be necessary, providing an advantage over heparin. OP2000 has a longer lifetime in the body than heparin or low molecular weight heparins and initial results indicate that OP2000 can be given in once-daily injections under the skin. A key objective of Incara is to have OP2000 be the first heparin-related product to obtain regulatory approval to treat ulcerative colitis in the United States. We might not achieve this objective. The composition of OP2000 is covered by claims of patents issued to Opocrin in the United States and Europe. Incara Development has rights to a license for OP2000 from Opocrin for all uses worldwide, except in Japan and Korea.

Clinical Development Program

     We completed two Phase 1 clinical trials for OP2000 with no significant unexpected side effects. The most recent was completed in April 2000. These trials looked at single and multiple dose administrations of the drug, and preliminary results indicate that, should it be successfully commercialized, we will be able to give OP2000 on a once-a-day basis. OP2000 has been studied for another indication in over 150 healthy subjects and patients in Europe with no significant unexpected side effects.

     In January 2001, Incara Development began a Phase 2/3 pivotal clinical study of OP2000 in patients with ulcerative colitis, a form of inflammatory bowel disease. The study will examine the effects of OP2000 in patients receiving standard treatment with aminosalicylates who have developed symptoms of active ulcerative colitis. The study is designed to enroll approximately 270 patients. Patients will be treated with aminosalicylates plus OP2000 or placebo once a day for six weeks. This initial study will utilize prefilled syringes to deliver OP2000 by subcutaneous injection. The objective of treatment will be to cause complete remission or significantly improve the signs and symptoms of ulcerative colitis.

     If the results of the Phase 2/3 trial are positive, Incara Development plans to conduct a confirmatory Phase 3 safety and efficacy trial in ulcerative colitis. In addition, Incara Development would plan to conduct two or three small studies to assess the effect of disease states on OP2000 blood levels and anticlotting effects. A pilot study in Crohn's disease would also be considered. Our clinical scientists will manage the trials, including all data collection and analysis activities.

Commercialization

     If efficacy is demonstrated in clinical trials, Incara Development will determine the appropriate marketing arrangement for OP2000. Elan has a first option to negotiate an agreement for commercialization of OP2000. If Incara Development and Elan are not able to reach a mutually acceptable commercialization agreement, Incara Development will be free to negotiate with third parties for commercialization of OP2000 on terms no more favorable to those offered Elan.

Collaborative and Licensing Arrangements

Incara Development, Ltd.

     In January 2001, we closed on a collaborative and financing transaction with Elan. As part of the transaction, Incara and Elan formed Incara Development to develop OP2000. Incara owns 80.1% of the outstanding shares of Incara Development and Elan owns 19.9%. As part of the transaction, Elan and we entered into license agreements under which we licensed to Incara Development the OP2000 compound and Elan licensed to Incara Development drug delivery technology.

     Also as part of the transaction, Elan purchased shares of our common stock, shares of our Series B non-voting convertible preferred stock and a warrant for Series B preferred stock. Elan also purchased shares of our Series C convertible exchangeable non-voting preferred stock. The Series C preferred stock is exchangeable at the option of Elan at any time for the preferred stock of Incara Development held by us which, if exchanged, would give Elan ownership of 50% of the initial amount of stock of Incara Development. After December 20, 2002, the Series C preferred stock is convertible by Elan into shares of our Series B preferred stock. If the Series C preferred stock is outstanding as of December 21, 2006, we will exchange the Series C preferred stock and accrued dividends, at our option, for either cash or shares of our stock and warrants having a then fair market value of the amount due. The proceeds from the issuance of the Series C preferred stock were contributed by us to Incara Development.

     Elan and we intend to fund Incara Development pro rata, based on our respective percentage ownership of the stock of Incara Development. Subject to mutual agreement, Elan will lend us up to $4,806,000 to fund our pro rata share of development funding for Incara Development. In return, we issued a convertible promissory note that bears interest at 10% compounded semi-annually on the amount outstanding thereunder. For additional details on the Elan transaction see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Opocrin License

     In July 1998, we signed a 15-year agreement with Opocrin to obtain the exclusive rights to OP2000 on a worldwide basis, except for Japan and Korea. We transferred the license rights to Incara Development in January 2001. We paid $1,000,000 to Opocrin as a license fee upon execution of the agreement. Additional compensation will be payable to Opocrin by us or Incara Development upon initiation of specified clinical trials, upon filing for specified regulatory approval, upon obtaining specified regulatory approval, and upon achieving specified aggregate annual sales. Incara Development also is to pay Opocrin royalties on net sales and is responsible for the costs of conducting clinical trials for OP2000. Incara and Opocrin have agreed to diligently pursue the negotiation and execution of a manufacturing supply agreement, under which Opocrin would manufacture OP2000 for commercial purposes. We might not reach an agreement with Opocrin for the manufacture of OP2000.

University of North Carolina License

     Through our subsidiary, Incara Cell Technologies, we have a sponsored research agreement which covers research at the University of North Carolina by scientists in the area of hepatic stem cells. This agreement grants us the first option to obtain an exclusive license to inventions resulting from the research during the term of the research agreement, or during the one-year period following termination of the agreement. We have obtained an exclusive worldwide license from UNC to make, use and sell products using proprietary information and technology developed under this sponsored research agreement. The UNC license includes rights to five U.S. patent applications filed during 1999, 2000 and 2001, including patent applications for isolating and purifying human liver progenitor cells. We are pursuing international patent protection, as we deem appropriate. We will make milestone payments to UNC upon the occurrence of development milestones and pay royalties on net sales. We are also obligated to pay patent filing, prosecution, maintenance and defense costs. The UNC license is terminable in the event of breach and expires when the last licensed patent expires.

Albert Einstein College of Medicine

     Through Incara Cell Technologies, we have obtained exclusive worldwide rights from Albert Einstein College of Medicine for patents resulting from research conducted on liver stem and precursor cells by Dr. Reid and other scientists, while Dr. Reid was at Einstein. The U.S. component of this patent portfolio includes five issued patents, and three pending patent applications. We also have six pending patent applications internationally . We must pay royalties to Einstein on net product sales during the term of the licenses and must pay minimum royalties beginning in 2004. We also must pay patent prosecution, maintenance and defense costs. The Einstein licenses are terminable in the event of breach, and otherwise expire when the last licensed patent expires.


Duke Licenses

     Through our subsidiary, Aeolus, we have obtained exclusive worldwide rights from Duke University to products using antioxidant technology and compounds developed by Dr. Irwin Fridovich and other scientists at Duke. These scientists provide research support and advice in the field of free radical and antioxidant research. Further discoveries in the field of antioxidant research from these scientists' laboratories at Duke also are covered by the licenses from Duke. We must pay royalties to Duke on net product sales during the term of the Duke licenses, and must make payments upon the occurrence of development milestones. In addition, we are obligated under the Duke license to pay patent prosecution, maintenance and defense costs. The Duke licenses are terminable in the event of breach and otherwise expire when the last licensed patent expires.

National Jewish License

     In September 1997, we executed a Sponsored Research Agreement with National Jewish Medical and Research Center. The National Jewish Agreement grants Aeolus an option to negotiate a royalty-bearing exclusive license for technology, patents and inventions resulting from research at National Jewish within the field of antioxidant compounds and related discoveries. We have agreed to support National Jewish's costs incurred in performance of the research. In November 2000, we obtained an exclusive worldwide license from National Jewish to develop, make, use and sell products using proprietary information and technology developed under this sponsored research agreement. We will make milestone payments to National Jewish upon the occurrence of development milestones and pay royalties on net sales. We are also obligated to pay patent filing, prosecution, maintenance and defense costs. The National Jewish license is terminable in the event of breach and otherwise expires when the last licensed patent expires.

Manufacturing

     Our strategy is to contract with third parties for manufacturing capabilities.

     The bulk drug substance for OP2000 is being provided for drug development activities by the licensor, Opocrin, on a cost-plus basis. Incara and Opocrin have agreed to diligently pursue the negotiations and execution of a manufacturing supply agreement, under which Opocrin would manufacture OP2000 for commercial purposes. The formulated drug product is being manufactured for clinical trials in prefilled syringes by a contract manufacturer. The commercial supplier for the final drug product will be selected by Incara Development and Elan based on the final delivery system chosen for OP2000.

     We have selected the Center for Cell and Gene Therapy at Baylor College of Medicine, Houston, Texas, for our liver cell program as the cGMP facility to manufacture clinical trial material. Our scientists are currently working with Baylor on our process for the isolation and enrichment of liver progenitor cells. Once the process has been successfully performed and validated at Baylor, Incara will attempt to contract with Baylor to manufacture the clinical trial material for Phase 1/2 clinical trials. The source of livers for this process has historically been, and will continue to be, livers that are not suitable for transplantation (for reasons other than serology) from traditional organ transplant donor programs. Incara has successfully established a working relationship with a number of organ procurement organizations and expects to expand and maintain these relationships.

     Pharm-Eco Laboratories is developing the chemical process for the commercial manufacture of the catalytic antioxidants. Pharm-Eco currently has the capability to manufacture clinical grade material in accordance with cGMPs for clinical as well as commercial purposes; however, we have not selected the manufacturer for the final clinical material, which will depend, in part, on the dosage form and the indication.

Marketing

     We intend to establish our own marketing capabilities for the liver progenitor cell therapy program in the United States if we are successful in treating patients in clinical trials. We believe a targeted marketing effort directed toward the 120 liver transplant centers in the country is an appropriate strategy for Incara in this area. Establishing our own marketing capabilities will require substantial funds and we might not successfully establish our own marketing capabilities on a cost-effective basis or at all. Outside the United States we plan to collaborate with an established pharmaceutical or biotechnology company for the liver progenitor cell therapy program.

     We are seeking to collaborate with one of the companies currently developing a liver assist device for the development of such a device that utilizes our human liver progenitor cells.

     Several of our potential catalytic antioxidant products are being developed for large therapeutic markets, such as stroke and cancer therapy adjunct. We believe these markets are best approached by partnering with established biotechnology or pharmaceutical companies that have broad sales and marketing capabilities. We are pursuing collaborations of this type.

     The rights to market OP2000 are licensed to Incara Development. At the time that Incara Development determines it intends to commercialize OP2000, Elan will have a first option to negotiate an agreement for commercialization of OP2000. If Incara Development and Elan are not able to reach a mutually acceptable commercialization agreement, Incara Development will be free to negotiate with third parties for commercialization of OP2000 on terms no more favorable to those offered Elan.

     We might not be able to enter into any marketing arrangements for any of our products on satisfactory terms.

Competition

General

     Competition in the pharmaceutical industry is intense and we expect it to increase. Technological developments in our fields of research and development occur at a rapid rate and we expect competition to intensify as advances in these fields are made. We will be required to continue to devote substantial resources and efforts to research and development activities. Our most significant competitors, among others, are fully integrated pharmaceutical companies and more established biotechnology companies, which have substantially greater financial, technical, sales and marketing, and human resources than us. These companies might succeed in obtaining regulatory approval for competitive products more rapidly than we can for our products. In addition, competitors might develop technologies and products that are cheaper, safer or more effective than those being developed by us or that would render our technology obsolete.

     We expect that important competitive factors in our potential product markets will be the relative speed with which we and other companies can develop products, complete the clinical testing and approval processes, and supply commercial quantities of competitive product(s) to the market. With respect to clinical testing, competition might result in a scarcity of clinical investigators and patients available to test our potential products, which could delay development.

     As described below, we are aware of products in research or development by our competitors that address the diseases being targeted by us. In addition to the competitors and products discussed below, there might be other competitors of whom we are unaware with products which might be more effective or have fewer side effects than our products and those of our known competitors.

Inflammatory Bowel Disease

     The two major forms of inflammatory bowel disease, ulcerative colitis and Crohn's disease, are treated by antidiarrheals, steroids, other anti-inflammatory drugs and immunosuppressants. Crohn's disease also is being treated by off-label use of metronidazole, an antibiotic that acts as an anti-inflammatory through an unknown mechanism. Some of the drugs used to treat these diseases are available in generic form and are being marketed at a price that could be less than the price of OP2000, if it were successfully developed and approved. Low molecular weight heparins are approved for non-IBD indications and marketed by others, who might try to develop their low molecular weight heparins for IBD. We believe there are planned or ongoing trails of low molecular weight heparins for the treatment of IBD in Europe.

     Remicade(R) was approved by the FDA in 1998 for use in treating moderately to severely active Crohn's disease. Remicade is an antibody to TNF alpha indicated for the reduction of the signs and symptoms of Crohn's disease in patients who have an inadequate response to conventional therapy. The drug is being marketed in the United States by Centocor, Inc. Its cost and the concern over possible allergic reaction to the protein, however, have limited its use in this indication. We are aware of other drugs that inhibit TNF alpha that are being studied preclinically or in patients in IBD, which may have a better side effect profile.

Hepatic Diseases

     We are aware of competitive efforts in academic, research and commercial institutions using human hepatic cells in treatment of liver disease. Tissue Transformation Technologies, Inc. and Diacrin, Inc. are conducting Phase 1 clinical trials for treatment of cirrhosis using human liver cell transplants. In addition, other companies and academic laboratories are investigating the use of pig livers in transplantation as a substitute for human liver and the use of hepatocytes prepared from pig livers as a form of cell therapy. Several other companies have conducted research and development on a bioartificial liver device to treat acute liver failure that could be competitive with our technology under development. In particular, Circe Biomedical, Inc. has conducted clinical trials with a bioartificial liver that uses pig liver cells and VitaGen Incorporated is conducting a clinical trial with a bioartificial livers that utilizes human liver cells derived from tumors. At least one company is pursuing the growth of mini-organs, including livers. StemCells, Inc., formerly Cytotherapeutics, Inc., and other companies and academic institutions are conducting research in the area of liver and other organ stem and progenitor cells. Stem cell research in general is being conducted by a number of companies, including Geron Corporation, which has announced that it has isolated embryonic stem cells. In theory, embryonic stem cells could have the capacity to differentiate into all human systems, including the liver.

Antioxidants

     Several companies have explored the therapeutic potential of antioxidant compounds in numerous indications. Historically, most of these companies have focused on engineered versions of naturally occurring antioxidant enzymes, but with limited success, perhaps because the large size of these molecules makes delivery into the cells difficult. Antioxidant drug research continues at a rapid pace despite previous clinical setbacks. In October 1998, Metaphore Pharmaceuticals Inc. reported results from preclinical studies of a small molecule that performs the same chemical reactions as the antioxidant enzyme superoxide dismutase, or SOD. Metaphore reported that this compound substantially reduced tissue damage due to inflammation and reperfusion in animal models. Eukarion, Inc. is also developing similar compounds, which are in preclinical development for conditions associated with damage caused by free radicals. AstraZeneca is developing a nitrone compound with free radical trapping properties for stroke. The compound, licensed from Centaur Pharmaceuticals, Inc., is currently in Phase 2 development.

Patents and Proprietary Rights

     We currently license rights to all of our potential products from third parties. We generally seek patent protection in the United States and other jurisdictions for the potential products and proprietary technology licensed from these third parties. The process for preparing and prosecuting patents is lengthy, uncertain and costly. Patents might not issue on any of the pending patent applications owned or licensed by us from third parties. Even if patents issue, the claims allowed might not be sufficiently broad to protect our technology or provide us protection against competitive products or otherwise be commercially valuable.

Patents issued to or licensed by us could be challenged, invalidated, infringed, circumvented or held unenforceable. Even if we successfully defend our patents for our products, the costs of defense can be significant.

     Incara Development has rights to an exclusive license from Opocrin, in all countries other than Japan and Korea, for an issued patent to develop and commercialize OP2000. Incara Development also has rights to a non-exclusive license from Opocrin to practice related patents, to the extent required for our activities related to OP2000. We are aware of a recently issued patent claiming the use of fractions of heparin for the treatment of inflammatory bowel disease. We do not believe the development of OP2000 will require the licensing of this patent. If OP2000 were to be determined to fall within the scope of this patent and if the patent's claims were found to be valid, Incara Development would have to license this patent in order to commercialize OP2000. Incara Development might not be able to license this patent at a reasonable cost which would result in Incara Development not being able to market OP2000. Uncertainty regarding the scope or validity of this patent might deter Elan from continuing development of OP2000 or deter other companies from collaborating with Incara Development for the development and commercialization of OP2000.

     In the liver progenitor cell program, we have an exclusive license for five issued U.S. patents and three pending patent applications from Albert Einstein College of Medicine. Claims included in these issued patents include an isolated hepatocyte precursor capable of differentiating into a hepatocyte and a population of genetically engineered hepatocyte precursor cells. We also have six related pending patent applications internationally. Our UNC sponsored research agreement allows us to obtain an exclusive worldwide license to make, use and sell products using proprietary information and technology developed under the UNC sponsored research agreement. Rights to five U.S. patent applications filed during 1999, 2000 and 2001 are currently included in the UNC license, along with international applications as we deem appropriate. Pending claims on the UNC patents include those directed to human liver progenitor cell composition and process for their isolation, expansion and cryopreservation and the use of non-beating-heart donors as a source for progenitor cells.


     Our catalytic antioxidant small molecule technology base is described in four issued U.S. patents and six patent applications that are pending. These patents and patent applications belong in whole or in part to Duke or National Jewish and are licensed to us. These patents and patent applications cover soluble manganic porphyrins as antioxidant molecules as well as targeted compounds obtained by coupling such antioxidant compounds to molecules that bind to specific extracellular elements. The pending U.S. applications include composition of matter claims for several series of compounds. Corresponding international patent applications have been filed as we deem appropriate, two of which have issued.

     In addition to patent protection, we rely upon trade secrets, proprietary know-how and technological advances that we seek to protect in part through confidentiality agreements with our collaborative partners, employees and consultants. Our employees and consultants are required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them while in our service. We also enter into non-disclosure agreements to protect our confidential information furnished to third parties for research and other purposes. These types of agreements can be difficult to enforce and for some types of breach there is no satisfactory remedy for unauthorized disclosures. It is possible that our trade secrets and proprietary know-how will become known or will be independently discovered by others despite our efforts.

     Our commercial success will also depend in part on our ability to commercialize products without infringing patents or other proprietary rights of others or breaching the licenses granted to us. If we are not able to obtain a license to any third-party technology needed for our business at a reasonable cost, we might have to stop developing the product.

     As with any pharmaceutical company, our patent and other proprietary rights are uncertain. The patent rights related to our products might conflict with current or future proprietary rights of others. For the same reasons the products of others could infringe our patent or proprietary rights. Litigation or patent interference proceedings, either of which could result in substantial cost, might be necessary to enforce any patents or other proprietary rights issued to us or to determine the scope and validity or enforceability of other parties' proprietary rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to us. Any adverse outcome could make us pay damages to third parties, require disputed rights to be licensed from third parties, or require us to cease selling our products.

Government Regulation

     Our research and development activities and the manufacturing and marketing of our future products are subject to regulation by numerous governmental agencies in the United States and in other countries. The FDA and comparable agencies in other countries impose mandatory procedures and standards for the conduct of clinical trials and the production and marketing of products for diagnostic and human therapeutic use. Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials might not be predictive of results that will be obtained in large-scale testing. Our clinical trials may not successfully demonstrate the safety and efficacy of any products or result in marketable products.

     The steps required by the FDA before new drug or cell therapy products may be marketed in the United States include:

     .  preclinical studies;

     . the submission to the FDA of a request for authorization to conduct clinical trials on an investigational new drug or cell therapy, which must become effective before human clinical trials may commence;

     . adequate and well-controlled Phase 1, 2 and 3 human clinical trials to establish the safety and efficacy of the drug or cell therapy for its intended use;

     . submission to the FDA of a New Drug Application, or NDA, for a drug, or submission to the FDA of a Biological License Application, or BLA, in the case of a cell therapy; and

     . review and approval of the NDA or BLA by the FDA before the product may be shipped or sold commercially.

     In addition to obtaining FDA approval for each product, each manufacturing and cell processing establishment must be registered with the FDA and undergo an inspection prior to the approval of an NDA or BLA. Each manufacturing facility, and its quality control and manufacturing procedures must also conform and adhere at all times to the FDA's cGMP regulations. In addition to preapproval inspections, the FDA and other government agencies regularly inspect manufacturing facilities for compliance with these requirements. Manufacturers must expend time, money and effort in the area of production and quality control to ensure full technical compliance with these standards.

     Preclinical testing includes laboratory evaluation and characterization of the safety and efficacy of a drug or cell therapy and its formulation. Preclinical testing results are submitted to the FDA as a part of an Investigational New Drug Application, or IND, which must become effective prior to commencement of human clinical trials. Clinical trials are typically conducted in three sequential phases following submission of an IND. Phase 1 represents the initial administration of the drug or cell therapy to a small group of humans, either patients or healthy volunteers, typically to test for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology, and, if possible, to gain early evidence of effectiveness. Phase 2 involves studies in a small sample of the actual intended patient population to assess the efficacy of the drug or cell therapy for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Once an investigational drug or cell therapy is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase 3 studies are initiated to further establish clinical safety and efficacy of the therapy in a broader sample of the general patient population, in order to determine the overall risk-benefit ratio of the drug or cell therapy and to provide an adequate basis for any physician labeling. During all clinical studies, we must take care to adhere to good clinical practice, or GCP, standards. The results of the research and product development, manufacturing, preclinical studies, clinical studies and related information are submitted in an NDA or BLA to the FDA.

     The process of completing clinical testing and obtaining FDA approval for a new drug or cell therapy product is likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA or BLA. Even after initial FDA approval has been obtained, further studies, including post-market studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA will require post-market reporting and may require surveillance programs to monitor the side effects of the drug or cell therapy. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug or cell therapy, including changes in indication, manufacturing process, labeling or a change in manufacturing facility, an NDA or BLA supplement may be required to be submitted to the FDA.

     The rate of completion of our clinical trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the trial, the availability of alternative therapies and drugs, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on us.

     Failure to comply with applicable FDA requirements may result in a number of consequences that could materially and adversely affect us. Failure to adhere to approved trial standards and GCPs in conducting clinical trials could cause the FDA to place a clinical hold on one or more studies which would delay research and data collection necessary for product approval. Noncompliance with GCPs could also have a negative impact on FDA's evaluation of an NDA or BLA. Failure to adhere to GMPs and other applicable requirements could result in FDA enforcement action and in civil and criminal sanctions, including but not limited to fines, seizure of product, refusal of the FDA to approve product approval applications, withdrawal of approved applications, and prosecution.

     Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of marketing of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. There can be no assurance that any foreign approvals will be obtained.

     In addition to the regulatory framework for product approvals, we and our collaborative partners must comply with laws and regulations regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and other local, state, federal and foreign regulation. The impact of such regulation upon us cannot be predicted and could be material and adverse.

Employees

     We had 22 employees as of May 31, 2001. None of our employees is represented by a labor union. We consider our employee relations to be good. We are highly dependent on the principal members of our management and scientific staff. The loss of certain key employees could have a material adverse effect on us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific and managerial personnel. We face intense competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We might not be successful in hiring or retaining the personnel we require.


Properties

     Incara currently leases 15,915 square feet of office and laboratory space in Research Triangle Park, North Carolina, which is leased through April 2006. The laboratory space is currently under construction and is expected to be completed in July 2001. We believe that these leased facilities are adequate to meet our current and future needs.


Legal Proceedings

     We are not a party to any material legal proceedings.

Discontinued Programs

     Our historical cash expenditures prior to December 31, 1999 were significantly higher than our current cash spending rate. This lower level of expenditures has resulted from the discontinuation of the IRL and BEXTRA programs.

IRL

     On December 29, 1999, we completed the sale of Incara Research Laboratories, or IRL, our anti-infectives drug discovery division, to a private pharmaceutical company, for a cash payment of $11,000,000. The transaction involved the sale of assets associated with Incara's anti-infective division, including rights under the collaboration agreement with Merck, and the assumption of related liabilities by the purchaser. Expenses for IRL were $1,339,000 and $8,245,000 for the fiscal years ended September 30, 2000 and 1999, respectively. As a result of the sale of IRL, we remain contingently liable through May 2007 on debt and lease obligations assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey. This contingent liability was approximately $7,100,000 in May 2001 and should decline on an approximately straight-line basis to zero in May 2007.


BEXTRA

     Until July 1999, our most advanced product was BEXTRA (bucindolol HCl), a beta-blocker that was being evaluated in a Phase 3 clinical trial conducted by the National Institutes of Health and the United States Department of Veterans Affairs for use in treating congestive heart failure patients. The study was terminated in July 1999 prior to its scheduled termination date based on an interim analysis by the Data and Safety Monitoring Board that showed that treatment with bucindolol did not demonstrate a statistically significant improvement in survival in the patient population as a whole. Based on this result, we agreed to end our collaboration with BASF Pharma/Knoll AG for BEXTRA for countries outside the United States and Japan, and we terminated the European trial of BEXTRA. The compound was being developed with Interneuron Pharmaceuticals, Inc. through a jointly owned company named CPEC LLC. BEXTRA related expenses were $6,469,000 for fiscal 1999.

                                  MANAGEMENT

Directors and Executive Officers


     Our executive officers and directors and their ages as of May 31, 2001 are as follows:


                                Age   Position
                                ---   --------
     Clayton I. Duncan           52   Director, President and Chief Executive Officer
     David B. Sharrock           65   Director
     Edgar H. Schollmaier        67   Director
     Stephen M. Prescott, M.D.   53   Director
     Eugene J. McDonald          68   Director
     David P. Ward, M.D.         55   Executive Vice President, Research and Development
     Richard W. Reichow          50   Executive Vice President and Chief Financial Officer
     John P. Richert             50   Vice President, Market Development
     W. Bennett Love             46   Vice President, Corporate Planning/Communications



     Clayton I. Duncan has been President, Chief Executive Officer and a director of Incara since January 1995. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx Pharmaceuticals Corporation, a biopharmaceutical company which was acquired by Eli Lilly and Company in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From 1979 to 1987, he was an executive with Carolina Securities Corporation, a regional investment banking firm, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX Medical, Inc., a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Aeolus Pharmaceuticals, Inc., Incara Development, Ltd., CPEC LLC, and Incara Cell Technologies, Inc., all of which are subsidiaries of Incara. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill. In addition, Mr. Duncan is a director of The Forest at Duke, a continuing care retirement community, and Chairman of the Board of Directors of the Carolina Ballet, a professional ballet company.

     David B. Sharrock has been a director of Incara since October 1995. Mr. Sharrock was associated with Marion Merrell Dow, Inc., a multi-national pharmaceutical company, and its predecessor companies for over 35 years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President, Chief Operating Officer and a director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock is also a director of four public companies, Interneuron Pharmaceuticals, Inc., Broadwing Inc., Praecis Pharmaceuticals, Incorporated and MGI Pharma, Inc.


     Edgar H. Schollmaier has been a director of Incara since May 1998. Mr. Schollmaier is Chairman of Alcon Laboratories, Inc., a wholly owned subsidiary of Nestle SA. He served as President of Alcon from 1972 to 1997 and was Chief Executive Officer for the last 20 years of that term. He is a graduate of the University of Cincinnati and the Harvard Graduate School of Business Administration. Mr. Schollmaier is a director of two public companies, DENTSPLY International, Inc., a dental products company, and Stevens International Inc., a printing and packaging company. In addition, he is a Regent of Texas Christian University and a director of the University of Cincinnati Foundation, the Cook Children's Hospital, Research to Prevent Blindness and the Foundation of the American Academy of Ophthalmology.

     Stephen M. Prescott, M.D. has been a director of Incara since April 2000. Dr. Prescott is the Executive Director of the Huntsman Cancer Institute at the University of Utah in Salt Lake City. Dr. Prescott received his M.D. degree from Baylor College of Medicine in 1973 and then completed training in Internal Medicine at the University of Utah. Dr. Prescott subsequently undertook advanced research training in biochemistry and molecular biology at Washington University School of Medicine. He joined the faculty at the University of Utah in 1982, and is currently a Professor of Internal Medicine at the University of Utah and holds the H.A. & Edna Benning Presidential Endowed Chair in Human Molecular Biology and Genetics. From 1998 until 1999, Dr. Prescott was Director of the Program in Human Molecular Biology & Genetics in the Eccles Institute at the University of Utah.

     Eugene J. McDonald was elected to the Board in March 2001. Mr. McDonald is Executive Vice President, Office of Investment Counsel at Duke University and has served at Duke University for more than two decades. Mr. McDonald founded and was the first president and CEO of Duke Management Company, the investment management affiliate of Duke University. He was Duke's Chief Financial/Administrative Officer from 1984 to 1990, and, prior to this, served as Vice President and University Counsel. He began his career as professor of law at Georgetown Law School, and as an attorney in the corporate/business practice of Brobeck, Phleger and Harrison in San Francisco. Mr. McDonald is the lead director of the Deutsche Bank/Alex Brown Fund Family, and also serves on the boards of directors of two public companies, Red Hat, Inc. and

National Commerce Bancorporation. He has also served on a number of advisory boards, including those of the New York Stock Exchange's PMAC Committee and T. Rowe Price Strategic Partners. Mr. McDonald received his undergraduate and law degrees from the University of San Francisco.

     David P. Ward, M.D. has been Executive Vice President, Research and Development of Incara since July 1998, and was Senior Vice President, Research & Development from March 1995 to July 1998. Dr. Ward was Group Vice President, Medical, Regulatory Affairs and Clinical Operations of Quintiles Transnational Corporation, a contract research organization, from October 1994 to March 1995. Dr. Ward was Vice President of Clinical Development and Regulatory Affairs of Sphinx from January 1992 to September 1994. Prior to that time, Dr. Ward was employed by SmithKline Beecham, a multinational pharmaceutical company, for more than six years, serving as a Vice President in various clinical areas. Dr. Ward received his M.D. degree from Case Western Reserve University Medical School.

     Richard W. Reichow has been Executive Vice President since July 1998, Secretary since October 1995, and Senior Vice President, Chief Financial Officer and Treasurer since March 1995. Mr. Reichow was employed by Sphinx as President and Chief Executive Officer from December 1993 to September 1994, as Vice President, Finance & Administration from August 1991 to September 1994, and as Chief Financial Officer and Treasurer from March 1990 to September 1994. Between September 1994 and March 1995, he was an independent financial consultant. Mr. Reichow was Vice President, Chief Financial Officer and Treasurer of CRX Medical from 1987 to 1990. Mr. Reichow is a Certified Public Accountant.

     John P. Richert has been employed by Incara since 1995, and has been Vice President, Market Development since December 1996. Mr. Richert served as Director, Market Development with Sphinx from 1991 to 1994. Mr. Richert was employed by Schering-Plough Corporation, a major pharmaceutical manufacturer, from 1981 to 1990 where he held positions of increasing responsibility in marketing. Mr. Richert received an M.B.A. in Pharmaceutical Marketing from Fairleigh-Dickinson University.

     W. Bennett Love has been employed by Incara since 1995, and has been Vice President, Corporate Planning/Communications since June 1997. From 1990 to 1994, Mr. Love was employed at Sphinx as Director, Corporate Planning/ Communications. From 1983 through 1989, he was an investment banker with a regional securities firm. Mr. Love received an M.B.A. from the University of North Carolina at Chapel Hill.

Executive Compensation

Summary Compensation

     The following table sets forth all compensation earned for services rendered to it in all capacities for the fiscal years ended September 30, 2000, 1999 and 1998, by Incara's Chief Executive Officer and by the four most highly compensated executive officers who earned at least $100,000 in the respective fiscal year (collectively, the "Named Officers").

                                                   Summary Compensation Table

                                              Annual Compensation           Long Term Compensation Awards
                                          -----------------------           -----------------------------
Name and                        Fiscal                                    Stock Options      Restricted Stock        All Other
Principal Position               Year        Salary          Bonus           (Shares)          (Shares) (2)       Compensation (1)
-----------------------------   -------   -------------  --------------  -----------------   -----------------  --------------------
Clayton I. Duncan                 2000        $322,500        $ 30,000                ---                 ---          $2,823
 President and Chief              1999        $300,000        $ 84,000                ---             188,375          $2,934
 Executive Officer                1998        $295,225        $ 78,652            235,877                 ---          $2,791

David P. Ward, M.D.               2000        $252,625        $ 30,844                ---                 ---          $3,340
 Executive Vice President,        1999        $235,000        $ 51,994                ---             120,000          $3,993
 Research & Development           1998        $221,250        $ 44,520            140,000                 ---          $3,657

Richard W. Reichow                2000        $252,625        $ 31,844                ---                 ---          $2,762
 Executive Vice President,        1999        $235,000        $ 54,637                ---             120,000          $3,044
 Chief Financial Officer,         1998        $212,250        $ 46,825            140,000                 ---          $2,811
 Treasurer and Secretary

W. Bennett Love                   2000        $131,150        $ 13,344                ---                 ---          $1,664
 Vice President, Corporate        1999        $122,000        $ 23,028                ---              44,000          $1,608
 Planning/Communications          1998        $117,333        $ 17,480             54,000                 ---          $1,554

John P. Richert                   2000        $131,150        $  9,531                ---                 ---          $1,159
 Vice President,                  1999        $122,000        $ 22,341                ---              49,000          $1,200
 Market Development               1998        $119,083        $ 18,262             59,000                 ---          $1,126

      ________________
     (1) Consists of Life and Long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.
     (2) As of September 23, 1999, the Named Officer purchased the number of shares of restricted stock indicated at par value ($0.001 per share) and cancelled stock options to purchase an equal number of shares of common stock. The shares of restricted stock vest over three years from the date of grant and vesting could be accelerated pursuant to a change of control or an involuntary termination of employment. As of September 30, 2000 a total of 66,884 shares had vested for Mr. Duncan, 40,494 shares for Dr. Ward, 40,494 shares for Mr. Reichow, 12,696 shares for Mr. Love and 14,570 shares for Mr. Richert. The value of the restricted stock received by the Named Officer, based on the closing price of Incara's stock on September 23, 1999 ($0.625), was as follows: for Mr. Duncan $117,546; for Dr. Ward $74,880; for Mr. Reichow $74,880; for Mr. Love $27,456; and for Mr. Richert $30,625.

Management Incentive Plan


         The Compensation Committee and the Board of Directors have approved a Management Incentive Plan, or MLP, for the executive officers of Incara. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar year ended December 31, 2000, the corporate objectives related to financing and our three research and development programs. For the calendar years ended December 31, 1999 and 1998, the corporate objectives related primarily to the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. The corporate and individual objectives for calendar 2000 have been evaluated and measured, and cash payments were made to the Named Officers in January 2001.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

       No stock option grants were made to any of the Named Officers during the fiscal year ended September 30, 2000.

       The following table sets forth certain information concerning all stock options exercised during the fiscal year ended September 30, 2000 by the Name Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 2000:

                       Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

                                                                          Number of                           Value of
                                                                    Securities Underlying                    Unexercised
                                Shares                               Unexercised Options                In-the-Money Options
                               Acquired          Value              at September 30, 2000             at September 30, 2000 (2)
                                                               ---------------------------------  --------------------------------
   Name                      on Exercise      Realized (1)     Exercisable     Unexerciseable     Exercisable       Unexerciseable
   ----------------------    -------------    -------------    -------------   -----------------  --------------    ---------------
   Clayton I. Duncan              100,000         $232,750          151,557           -               $ 420,267     $     -
   David P. Ward, M.D.                  -                -          116,500           -               $ 338,448     $     -
   Richard W. Reichow              40,000         $ 93,100           75,800           -               $ 215,737     $     -
   W. Bennett Love                      -                -           36,000           -               $  85,500     $     -
   John P. Richert                      -                -           36,000           -               $  97,500     $     -

  __________________

  (1) Market value of underlying securities on the date of exercise, minus the exercise price.
  (2) Value based on the difference between the fair market value of the shares of common stock at September 30, 2000 ($3.375), as quoted on the Nasdaq Stock Market, and the exercise price of the options.

Employment Agreements

      In December 2000, Incara entered into a three-year employment agreement with Mr. Duncan. The agreement provides for an annual base salary of $360,000 and annual bonuses based on the achievememt of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or its Compensation Committee. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Incara, directly or indirectly. In the event Mr. Duncan's employment is terminated by the Board, Other than in a change in control and without just cause, Incara shall continue to pay, in a lump sum or for a period of one year, Mr. Duncan's base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

      Incara has entered into employment agreements that expire in April 2002 with each of Dr. Ward and Mr. Reichow. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. Each agreement also provides that during its term and, unless the employee terminates his employment for a period of nine months thereafter, the employee will not compete with Incara, directly. In the event that the employment of Dr. Ward or Mr. reichow is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay, in a lump sum or for a period of nine months, Dr. Ward or Mr. Reichow, as the case may be, his base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

      Incara has entered into employment agreements that expire in April 2002 with Mr. Love and Mr. Richert. The agreements provide for base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. Each agreement also provides that during its term and, unless the officer terminates his employment for cause, for a period of six months thereafter, the officer will not compete with Incara, directly or indirectly. In the event that the employment of the officer is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay the officer his base salary in a lump sum or for a period of six months.

      In September 1999, Incara entered into individual severance agreements with Mr. Duncan, Dr. Ward, Mr. Reichow, Mr. Love and Mr. Richert. The severance agreements provide that if the officer's employment with Incara is terminated, without just cause, subsequent to a change in control as defined in the severance agreements, such officer shall receive a severance benefit of two and one-half times his annual base salary and average bonus.

Compensation of Directors

     All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. From October 1, 1999 and through January 17, 2000, each director who was not an employee of Incara received a fee of $2,000 per Board meeting attended in person. In addition, the 1994 Stock Option Plan provided for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant mechanism (the "Automatic Grant Program"). Each non-employee director of Incara ("Eligible Director") was granted a stock option to purchase 5,000 shares of Incara common stock on the date each such person first became an Eligible Director. Each Eligible Director thereafter was granted automatically each year upon re-election (except in the year his or her initial director stock option was granted) an option to purchase 3,000 shares of Incara common stock as long as such director was a member of the Board. The exercise price of options granted under the Automatic Grant Program was the fair market value of Incara's common stock on the date of grant. Such options became exercisable ratably over 36 months commencing one month from the date of grant and expire the earlier of 10 years after the date of grant or 90 days after termination of the director's service on the Board.

     After a review of director compensation programs of other companies in its industry, on January 18, 2000, the Compensation Committee and the Board adopted a new compensation program for Eligible Directors. Each Eligible Director will receive an annual retainer of $13,000 and will receive a fee of $500 for each Board meeting attended in person. The annual retainer will be due on the date that the Eligible Director is elected or re-elected to the Board of Directors. Directors may elect to receive all or a portion of their annual retainer as an option to purchase common stock. Any remainder will be paid in cash. Any option elected will enable the director to purchase a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as option. The exercise price per share for the option will be the fair market value of the common stock on the date of the grant. The date of grant will be the date the annual retainer is granted to the director. These options will be fully vested upon grant and will be exercisable for ten years from the date of the grant. This director compensation program was adopted on January 18, 2000, subject to the transition policy that the date of the annual retainer and the grant date was January 18, 2000 for each Eligible Director who was a director on the date the program was adopted and the director did not receive any additional retainer at the following Annual Meeting. In addition, the Automatic Grant Program was revised to increase the initial stock option grant for new Eligible Directors from 5,000 shares to 10,000 shares and the annual automatic stock option grant was increased from 3,000 shares to 6,000 shares. The options will become exercisable ratably over 36 months commencing one month from the date of grant and will expire 10 years after the date of grant.

Compensation Committee Interlocks and Insider Participation

     During fiscal 2000, Joseph J. Ruvane, Jr., Mr. Sharrock, Mr. Schollmaier and Dr. Prescott served on the Compensation Committee. Mr. Ruvane, Mr. Sharrock, Mr. Schollmaier and Dr. Prescott were not at any time during fiscal 2000 or at any other time an officer or employee of Incara. No executive officer of Incara serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board of Directors of Incara or the Compensation Committee. Dr. Prescott was appointed to the Compensation Committee in April 2000 and Mr. Ruvane died in June 2000.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 26, 2000, we purchased from each of Lola M. Reid and James D. Crapo, both of whom are consultants to Incara, 18,000 shares of our common stock at a per share price of $2.25, the closing price as listed on Nasdaq on July 26, 2000. Incara repurchased these shares in order to comply with Nasdaq Rule 4350, which limits the amount of our common stock we can issue under certain circumstances without stockholder approval. The shares repurchased were issued to Drs. Reid and Crapo in the acquisitions of Incara Cell Technologies and Aeolus on March 31, 2000.

     On March 31, 2000, we purchased all of the minority interests of Incara Cell Technologies and Aeolus. Prior to the acquisition, we owned 78.0% of Incara Cell Technologies and 65.8% of Aeolus. Incara issued 1,220,041 shares of its common stock in exchange for the subsidiaries' minority ownership. The acquisition has been accounted for using the purchase method of accounting. The total purchase price of $6,664,000 consisted of 1,220,041 shares of our common stock with a fair market value of $5.46 per share, based on the price of our common stock at the date of acquisition. The total purchase price was allocated to purchase of in-process research and development and immediately charged to operations because the in-process research purchased was in preclinical stages and feasibility had not been established at the date of the acquisition and was deemed to have no alternative future use. Additionally, Incara Cell Technologies and Aeolus had no workforce or other tangible fixed assets.

     In January 2000, our Board of Directors authorized the repurchase of up to $2,000,000 of our common stock during the following two months through purchases on the stock market. During that period, we repurchased 104,100 shares of common stock at a cost of $331,000.

     On July 15, 1999, we restructured our corporate relationship with Interneuron Pharmaceuticals, Inc. to reduce Interneuron's majority ownership of Incara in exchange for an increased ownership by Interneuron of CPEC, Inc.
Prior to the restructuring, CPEC, Inc. was owned 80.1% by Incara and 19.9% by Interneuron. As a preliminary step in the restructuring, we acquired Interneuron's 19.9% interest in CPEC, Inc., which was then merged into CPEC LLC, a Delaware limited liability company. We redeemed 4,229,381 of the 4,511,084 shares of our common stock owned by Interneuron, in exchange for a 65.0% ownership of CPEC LLC and cancellation of certain liabilities owed to Interneuron by Incara and CPEC, Inc. which totalled $2,421,000. We retained a 35% minority ownership interest in CPEC, which currently is inactive.

     In May 1998, we acquired all of the outstanding stock of Transcell Technologies, Inc. in a merger of Transcell with and into Incara and also acquired certain related technology rights held by Interneuron in exchange for shares of our common stock with an aggregate market value of $14,200,000. In addition, we issued replacement stock options and warrants to purchase 241,705 shares and 17,783 shares, respectively, of our common stock to Transcell employees, consultants and warrant holders, with a total estimated value of $1,507,000. Prior to the Transcell merger, Transcell and we were both majority-owned subsidiaries of Interneuron. Under the terms of the Agreement and Plan of Merger between Incara, Transcell and Interneuron dated March 2, 1998, Transcell stockholders received shares of our common stock in three installments. The first installment of 320,151 shares was issued upon closing the transaction on May 8, 1998. In exchange for certain license and technology rights held by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Incara issued to Interneuron 174,672 shares of our common stock at the closing with a value of $3,000,000 and agreed to pay Interneuron a royalty on net sales of certain products that might result from a Research Collaboration and Licensing Agreement originally entered into among Transcell, Interneuron and Merck & Co., Inc. In lieu of the second installment payment due to Interneuron, Interneuron retained 281,703 shares of our common stock as part of the restructuring. On August 9, 1999, Incara issued 867,583 shares of our common stock, valued at approximately $1.38 per share, to the other former Transcell stockholders as payment for their second installment in the principal amount of $1,202,000. On February 8, 2000, we issued 856,861 shares of our common stock, valued at approximately $3.36 per share, to Interneuron and the other former Transcell stockholders as payment for the third and final installment in the principal amount of $2,881,000. We refer to the former Transcell operation as Incara Research Laboratories, or IRL. In December 1999, we sold IRL to an unrelated third party.

     We have adopted a policy that all transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of the Board, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. In addition, the policy requires that any loans by us to our executive officers, directors or other affiliates be for bona fide business purposes only.

                            PRINCIPAL STOCKHOLDERS

Principal Stockholders


     The following tables set forth certain information regarding the ownership of shares of our stock as of May 31, 2001 by:


     . each person known by us to beneficially own more that 5% of the outstanding shares of each class of stock,

     .   each director of Incara,

     .   each executive officer of Incara, and

     .   all directors and executive officers of Incara as a group.

Series B Convertible Preferred Stock


     As of May 31, 2001, we had 28,457 shares of Series B convertible preferred stock and warrants for 22,191 shares of Series B preferred stock outstanding. The Series B preferred stock is non-voting except for matters relating to the rights of Series B preferred stock.


                                                                            Shares             Percentage of
                                                                         Beneficially           Class Owned
                                                                             Owned
Elan International Services, Ltd......................................       50,648 (1)                100.0%
       102 St. James Court
       Flatts, Smiths Parish
       Bermuda FL 04

  (1) Includes 28,457 shares owned and 22,191 shares issuable upon exercise of warrants to purchase Series B preferred stock.

Series C Convertible Exchangeable Preferred Stock


     As of May 31, 2001, we had 12,015 shares of Series C convertible exchangeable preferred stock outstanding. The Series C preferred stock is non-voting except for matters relating to the rights of Series C preferred stock.


                                                                            Shares            Percentage of
                                                                         Beneficially          Class Owned
                                                                            Owned
Elan International Services, Ltd......................................          12,015                100.0%
       102 St. James Court
       Flatts, Smiths Parish
       Bermuda FL 04

Common Stock


     As of May 31, 2001, we had 8,387,531 shares of common stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after April 30, 2001 for purposes of computing the percentage of common stock owned by such person but not for purposes of computing percentage owned by any other person. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.



                                                                    Beneficially  Percentage
                                                                       Owned         Owned
                                                                    ------------  -----------
Clayton I. Duncan (1).............................................       703,526         8.2%
  79 T.W. Alexander Drive, 4401 Research Commons, Suite 200
  Research Triangle Park, North Carolina 27709
David B. Sharrock (2).............................................        69,829           *
Edgar H. Schollmaier (3)..........................................        57,774           *
Stephen M. Prescott, M.D. (3).....................................        38,617           *
Eugene J. McDonald (3)............................................        21,240           *
David P. Ward, M.D. (4)...........................................       258,513         3.0%
Richard W. Reichow (5)............................................       328,309         3.9%
W. Bennett Love (6)...............................................       127,682         1.5%
John P. Richert (7)...............................................       127,396         1.5%
Elan International Services, Ltd..................................       825,000         9.8%
  102 St. James Court
  Flatts, Smiths Parish
  Bermuda FL 04
Lola M. Reid (8)..................................................       555,890         6.5%
  3621 Sweeten Creek Road
  Chapel Hill, North Carolina 27514
James D. Crapo (9)................................................       525,951         6.2%
  4650 South Forest St.
  Englewood, Colorado 80110
Interneuron Pharmaceuticals, Inc..................................       482,011         5.7%
  One Ledgemont Center
  99 Hayden Avenue
  Lexington, Massachusetts 02421
All directors and executive officers as a group (9 persons) (10)..     1,732,886        19.1%


* Less than one percent


   (1) Includes 362,470 shares owned (of which, 80,994 shares are unvested shares of restricted stock) by Mr. Duncan, 152,000 shares owned by Mr. Duncan's children, and 189,056 shares issuable upon exercise of options held by Mr. Duncan. Mr. Duncan disclaims beneficial ownership of the shares held by his children.

   (2) Includes 1,000 shares owned and 68,829 shares issuable upon exercise of options held by Mr. Sharrock.

   (3) Consists of shares issuable upon exercise of options held by the named individual.

   (4) Includes 117,014 shares owned (of which, 53,004 shares are unvested shares of restricted stock) and 141,499 shares issuable upon exercise of options held by Dr. Ward.

   (5) Includes 237,510 shares owned (of which, 53,004 shares are unvested shares of restricted stock) and 90,799 shares issuable upon exercise of options held by Mr. Reichow.

   (6) Includes 84,182 shares owned (of which 20,870 shares are unvested shares of restricted stock) and 43,500 shares issuable upon exercise of options held by Mr. Love.

   (7) Includes 83,896 shares owned (of which, 22,953 shares are unvested shares of restricted stock) and 43,500 shares issuable upon exercise of options held by Mr. Richert.

   (8) Includes 314,286 shares owned by Dr. Reid and 131,604 shares owned by Dr. Mark Furth, Dr. Reid's husband and 110,000 shares issuable upon exercise of options held by Dr. Reid. Dr. Reid disclaims beneficial ownership of the shares held by her husband.

   (9) Includes 369,951 shares owned by Dr. Crapo and 156,000 shares issuable upon exercise of options held by Dr. Crapo.

   (10) See footnotes (1)-(7).



                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Incara consists of 40,000,000 shares of common stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.01 per share.

Common Stock


     As of May 31, 2001, there were 8,387,531 shares of common stock outstanding, 2,066,564 shares of common stock issuable upon the exercise of outstanding stock options and 17,783 shares of common stock issuable upon the exercise of warrants for common stock.


     Holders of shares of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Incara, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distributions rights applicable to any outstanding shares of preferred stock. Shares of common stock have no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.


     A subsidiary of Elan owns 825,000 shares of our common stock. Until December 20, 2004, Elan has the right to participate in any equity financing we undertake on the same terms as any third party investor in order to allow Elan to maintain its pro rata interest in Incara, based on its equity ownership on an as converted to common stock basis. This preemptive right does not apply to this or any other public offering, the Torneaux financing transaction, equity issuances in conjunction with collaborations and other partnering arrangements with strategic investors provided the issuance is ancillary to and not a principal reason for the financing, and equity-based incentive plans for the benefit of our employees, directors and consultants.

Preferred Stock


     We have the authority to issue up to 3,000,000 shares of preferred stock. Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by our stockholders. Because the terms of the preferred stock may be fixed by our Board of Directors without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat a proposed take-over of Incara or to make the removal of management of Incara more difficult. Under certain circumstances this could have the effect of decreasing the market price of the common stock. Management of Incara is not aware of any threatened transaction to obtain control of Incara.


     As of May 31, 2001, we had issued and outstanding 28,457 shares of Series
B preferred stock, 22,191 shares of Series B preferred stock issuable upon the exercise of warrants for Series B preferred stock and 12,015 shares of Series C preferred stock. All shares of Series B preferred stock and Series C preferred stock are owned by Elan. The Series B preferred stock is non-voting stock.
Each share of Series B preferred stock is convertible into ten shares of our common stock. The Series C preferred stock also is non-voting stock. The Series C preferred stock has a face value of $1,000 per share and bears a mandatory stock dividend of 7%, compounded annually, payable in shares of Series C preferred stock. In addition, the Series C preferred stock is exchangeable at the option of Elan at any time for all of the preferred stock we hold in Incara Development, our indirect subsidiary which is partly owned by Elan. After December 20, 2002, the Series C preferred stock also is convertible by Elan into shares of Series B preferred stock at the rate of $64.90 per share. If the Series C preferred stock is outstanding on December 21, 2006, we will exchange it and any accrued dividends, at our option, for either cash or shares of stock and warrants having a then fair market value of the amount due.

Warrants


     As of May 31, 2001, warrants to purchase 17,783 shares of common stock were outstanding, which are exercisable at an exercise price of $13.49 per share and which expire in May 2003. As of May 31, 2001, we had also issued to Elan a warrant that expires on December 20, 2005 to purchase up to 22,191 shares of our Series B preferred stock at an exercise price of $72.12 per share. Each warrant contains provisions for the adjustment of the exercise price under certain circumstances, including sales of stock at less than the exercise price, stock dividends, stock splits, reorganizations, reclassifications or mergers.


Section 203 of the Delaware Corporation Law


     Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") prevents an "interested stockholder" (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

     . before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     . upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     . following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The statute could prohibit or delay a merger, takeover or other change in control of Incara and therefore could discourage attempts to acquire Incara.

Limitation of Liability


     Section 145 ("Section 145") of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation:

     . shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits;

     . may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

     . may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     The indemnification discussed in clauses two and three above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The indemnification discussed in clause three above may be made, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that despite such adjudication, but in view of all the circumstances, he is entitled to indemnification.

     Article Seventh of Incara's Certificate of Incorporation provides in substance that, to the fullest extent permitted by the DGCL as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorney's fees, and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of Incara. The indemnification provided by Incara's Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

     . for any breach of the director's duty of loyalty to the corporation or its stockholders,

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     .  under Section 174 of the DGCL, or

     . for any transaction from which the director derived an improper personal benefit.

     Article Ninth of Incara's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

     We maintain liability insurance on our officers and directors against liabilities that they may incur in such capacities.

Transfer Agent and Registrar


     The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company.


                             PLAN OF DISTRIBUTION


     We have engaged Petkevich & Partners, LLC as our exclusive placement agent for this offering on a reasonable best efforts basis. Petkevich & Partners has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. Petkevich & Partners, as the exclusive placement agent, may engage other broker-dealer members of the NASD to participate as selected placement agents in this offering of our capital stock. Petkevich & Partners is an underwriter within the meaning of the Securities Act in connection with the sale of the common stock offered hereby.

     Regardless of whether Petkevich & Partners does or does not successfully identify such institutional investors to purchase our securities, Petkevich & Partners is not obligated to sell any number or dollar amount of our securities.


     We have entered into an agency agreement with Petkevich & Partners which details, among other things, the scope of their duty to us and our payment obligations to them. Our engagement with Petkevich & Partners will terminate on the earliest of the following events:



     .   120 days after the date of engagement, which is September 28, 2001;


     . 30 days after either we or Petkevich & Partners give written notice of termination for any reason;

     .   mutual agreement by Petkevich & Partners and us;

     . immediately upon notice of termination by Petkevich & Partners to us if it then reasonably believes that there has occurred any material adverse change in our consolidated condition, financial or otherwise, earnings, operations, business or business prospects from that set forth in this prospectus; or

     .   the sale of all of the common stock offered by this prospectus.

     We have agreed to pay Petkevich & Partners a cash placement fee equal to 7% of the gross proceeds to us from the sale of any common stock plus a five year common stock purchase warrant for up to 80,000 shares. The number of shares underlying the warrant shall be such number that is equal to the same proportion of 80,000 that the gross proceeds from the sale of the shares sold in this offering bears to the total offering price of $10,000,000. The exercise price of the warrant will be 125% of the price per share paid in the offering, subject to adjustment for stock splits, recapitalizations and the like.

     We have also given Petkevich & Partners a $30,000 non-accountable expense allowance and agreed to reimburse additional out of pocket expenses it may incur in connection with meetings with potential investors and the review of the agency arrangements by the NASD. We have also agreed to give Petkevich & Partners, and Petkevich & Partners has agreed to give us, customary indemnification against liabilities under the Securities Act.

     Any variance from these placement terms will be disclosed in a prospectus supplement. In addition, we have been advised by the NASD that the maximum commission or discount to be received by any NASD member or independent broker-dealer participating in this offering must not be greater than 8% of the total offering.


     Petkevich & Partners, LLC was organized and registered as a broker-dealer and became a member of the NASD in December 2000. Petkevich & Partners' business is generally limited to private placements of securities for institutional or high net worth customer accounts. Petkevich & Partners is focused on providing advisory services to companies in the healthcare and technology industries, such services include acting as a financial advisor for mergers and acquisitions and private placements. Prior to this offering, we engaged Petkevich & Partners to advise us concerning potential corporate partnering transactions relating to our progenitor cell therapy and catalytic antioxidant programs for an advisory fee of $50,000.

     We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the cash placement fee and expense allowance of Petkevich & Partners, will be approximately $180,000.



    In keeping with the Nasdaq qualitative listing requirements and as approved by our stockholders, the purchase price per share of our common stock will not be less than the closing sale price as reported on Nasdaq on the day before any sale of the stock. Petkevich & Partners and we will determine when, if at all, any purchase or our common stock will occur. Petkevich & Partners will instruct you as to the closing date, if any, and the purchase price at the time of that closing.






    Investors must complete a subscription agreement, which will be provided by Petkevich & Partners, and forward it and any funds for the purchase of our common stock to us. Petkevich & Partners will instruct investors to submit subscriptions as close to an anticipated closing as reasonably possible so that funds are held prior to acceptance or rejection for as short a time as reasonably possible. We have the right to accept or reject in our sole discretion any subscription for our common stock primarily to ensure compliance with our determination to sell only to qualified institutional investors. Any funds we receive from an investor will be promptly returned to the investor in the event that we do not accept a subscription, in whole or in part, for any reason. We will make a determination on whether to accept or reject funds as soon as possible after receipt of a subscription.

    The offering will terminate on September 28, 2001 unless terminated earlier due to the sale of all of the common stock offered hereby or the termination of the agency agreement.

    Neither we nor Petkevich & Partners nor any of our or their respective affiliates, or any other party involved in marketing our common stock have reserved the right, or have any obligation, to purchase any of the common stock offered hereby.

    A registration statement filed by us with the SEC covers the common stock offered hereby. The SEC declared the registration statement effective on January 5, 2001. As of the date of this prospectus, we have not sold nor has anyone sold on our behalf any of our securities under the registration statement.

                              SECURITIES OFFERED

     Using this prospectus, we are offering to sell shares of our common stock. We registered these securities with the SEC using a "shelf" registration statement. Each time we offer securities, we must provide a prospectus supplement that describes the specific terms of the securities. The prospectus supplement may also provide new information or update the information in the prospectus.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.


                                    EXPERTS

     The financial statements as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy our registration statement or any other document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at "http:/www.sec.gov."

     You may request a copy of our filings, at no cost, by writing or telephoning us at the following address:

                       Incara Pharmaceuticals Corporation
                               Investor Relations
                             Post Office Box 14287
           79 T.W. Alexander Drive, 4401 Research Commons, Suite 200
                  Research Triangle Park, North Carolina 27709
                                 (919) 558-8688

     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended September 30, 2000, 1999, 1998 and 1997

   Report of Independent Accountants................................................................................  F-2

   Consolidated Balance Sheets - As of September 30, 2000 and 1999..................................................  F-3

   Consolidated Statements of Operations - For the fiscal years ended September 30, 2000, 1999 and 1998.............  F-4

   Consolidated Statements of Stockholders' Equity - For the fiscal years ended September 30, 2000, 1999 and 1998...  F-5

   Consolidated Statements of Cash Flows - For the fiscal years ended September 30, 2000, 1999 and 1998.............  F-6

   Notes to Consolidated Financial Statements.......................................................................  F-7

Six Months Ended March 31, 2001 and 2000

   Consolidated Balance Sheets as of March 31, 2001 (unaudited) and September 30, 2000..............................  F-18

   Consolidated Statements of Operations for the Six Months ended March 31, 2001 and 2000 (unaudited)...............  F-19

   Consolidated Statements of Cash Flows for the Six Months ended March 31, 2001 and 2000 (unaudited)...............  F-20

   Notes to Consolidated Financial Statements.......................................................................  F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
INCARA PHARMACEUTICALS CORPORATION

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Incara Pharmaceuticals Corporation and its subsidiaries (the "Company") at September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Raleigh, North Carolina
November 15, 2000

                      INCARA PHARMACEUTICALS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                                                                          September 30,
                                                                                    ------------------------
                                                                                      2000            1999
                                                                                    -------          -------
ASSETS

Current assets:
     Cash and cash equivalents                                                     $  1,877         $  2,407
     Marketable securities                                                            4,678            2,553
     Accounts receivable                                                                197              282
     Prepaids and other current assets                                                  403              237
                                                                                   --------         --------
                  Total current assets                                                7,155            5,479

Property and equipment, net                                                             193            2,483
Other assets                                                                              -               82
                                                                                   --------         --------
                                                                                   $  7,348         $  8,044
                                                                                   ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                              $    637         $    654
     Accrued expenses                                                                 1,807            1,933
     Current portion of capital lease obligations                                        22              488
     Current portion of notes payable                                                    27              197
                                                                                   --------         --------
                 Total current liabilities                                            2,493            3,272

Long-term portion of capital lease obligations                                           43              399
Long-term portion of notes payable                                                        -              582

Stockholders' equity:
     Common stock, $.001 par value per share, 40,000,000 shares authorized, 7,365,849 and 5,226,969 shares issued and
         outstanding at September 30, 2000 and 1999, respectively                         7                5
     Additional paid-in capital                                                      88,951           81,772
     Restricted stock                                                                  (239)            (744)
     Accumulated deficit                                                            (83,907)         (77,242)
                                                                                   --------         --------
                 Total stockholders' equity                                           4,812            3,791
                                                                                   --------         --------
                                                                                   $  7,348         $  8,044
                                                                                   ========         ========

  The accompanying notes are an integral part of the consolidated financial statements.

                      INCARA PHARMACEUTICALS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                             Fiscal Year Ended September 30,
                                           ------------------------------------
                                              2000         1999         1998
                                           ----------   ----------   ----------
Revenue:
  Contract and license fee revenue.......  $     100    $   2,088    $   6,121
                                           ----------   ----------   ----------

Costs and expenses:
  Research and development...............      7,645       18,996       16,799
  Purchase of in-process research
   and development.......................      6,664            -        5,343
  General and administrative.............      2,613        3,045        3,509
                                           ----------   ----------   ----------
    Total costs and expenses.............     16,922       22,041       25,651
                                           ----------   ----------   ----------
Loss from operations.....................    (16,822)     (19,953)     (19,530)

Gain on sale of division.................      9,751            -            -
Investment income, net...................        406          355          384
                                           ----------   ----------   ----------
Net loss.................................  $  (6,665)   $ (19,598)   $ (19,146)
                                           ==========   ==========   ==========
Net loss per common share:
  Basic..................................  $   (1.06)   $   (2.98)   $   (2.69)
                                           ==========   ==========   ==========
  Diluted................................  $   (1.06)   $   (2.98)   $   (2.69)
                                           ==========   ==========   ==========
Weighted average common shares
 outstanding.............................      6,312        6,583        7,113
                                           ==========   ==========   ==========


  The accompanying notes are an integral part of the consolidated financial statements.

                      INCARA PHARMACEUTICALS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (Dollars in thousands)


                                                                    Common Stock     Additional
                                                                  -----------------
                                                                   Number      Par    Paid-in    Restricted   Deferred   Accumulated
                                                                  of Shares   Value   Capital      Stock    Compensation   Deficit
                                                                  ----------  -----  --------    ---------- ------------ -----------
Balance at September 30, 1997..................................    6,956,545   $ 7   $ 52,243        $ -      $  (296)     $(38,498)
  Exercise of common stock options.............................       15,576     -         59          -            -             -
  Grants of common stock options at below fair value...........            -     -      1,450          -       (1,450)            -
  Stock-based compensation.....................................            -     -        464          -            -             -
  Amortization of deferred compensation........................            -     -          -          -          660             -
  Proceeds from offerings of Employee Stock Purchase Plan......       13,592     -        142          -            -             -
  Contribution to Transcell capital by Interneuron.............            -     -     18,698          -            -             -
  Common stock issued to unrelated parties in conjunction with
    Transcell Merger...........................................      303,440     -      5,343          -            -             -
  Net loss for the fiscal year ended September 30, 1998........            -     -          -          -            -       (19,146)
                                                                   ---------  ----   --------      -----      -------      --------

Balance at September 30, 1998..................................    7,289,153     7     78,399          -       (1,086)      (57,644)
  Exercise of common stock options.............................       21,851     -         53          -            -             -
  Amortization of deferred compensation........................            -     -          -          -          827             -
  Proceeds from offerings of Employee Stock Purchase Plan......       67,851     -        134          -            -             -
  Contribution of payables to capital by Interneuron...........            -     -      2,421          -            -             -
  Cancellation of common stock returned by Interneuron.........   (4,229,381)   (4)         4          -            -             -
  Common stock issued to unrelated parties in conjunction with
    Transcell Merger...........................................      867,583     1         (1)         -            -             -
  Write-off of deferred compensation related to common
    stock options cancelled....................................            -     -       (259)         -          259             -
  Restricted common stock sold to employees and consultants....    1,209,912     1        755       (755)           -             -
  Stock-based compensation and amortization of Restricted Stock            -     -        266         11            -             -
  Net loss for the fiscal year ended September 30, 1999........            -     -          -          -            -       (19,598)
                                                                   ---------  ----   --------      -----      -------      --------

Balance at September 30, 1999..................................    5,226,969     5     81,772       (744)           -       (77,242)
  Exercise of common stock options.............................      140,000     -         50          -            -             -
  Proceeds from offerings of Employee Stock Purchase Plan......      208,744     -        122          -            -             -
  Common stock issued in conjunction with Transcell Merger.....      856,861     1         (1)         -            -             -
  Common stock issued in conjunction with Aeolus and
    Renaissance mergers........................................    1,220,041     1      6,663          -            -             -
  Stock-based compensation and amortization of Restricted Stock            -     -        838        424            -             -
  Restricted Stock forfeited...................................     (146,666)    -        (81)        81            -             -
  Common stock repurchased.....................................     (140,100)    -       (412)         -            -             -
  Net loss for the fiscal year ended September 30, 2000........           -      -          -          -            -        (6,665)
                                                                   ---------  ----   --------      -----      -------      --------

Balance at September 30, 2000..................................    7,365,849   $ 7   $ 88,951      $(239)     $     -      $(83,907)
                                                                   =========   ===   ========      =====      =======      ========
                                                                        Total
                                                                     Stockholders'
                                                                        Equity
                                                                     -----------
Balance at September 30, 1997..................................        $ 13,456
  Exercise of common stock options.............................              59
  Grants of common stock options at below fair value...........               -
  Stock-based compensation.....................................             464
  Amortization of deferred compensation........................             660
  Proceeds from offerings of Employee Stock Purchase Plan......             142
  Contribution to Transcell capital by Interneuron.............          18,698
  Common stock issued to unrelated parties in conjunction with
    Transcell Merger...........................................           5,343
  Net loss for the fiscal year ended September 30, 1998........         (19,146)
                                                                       --------

Balance at September 30, 1998..................................          19,676
  Exercise of common stock options.............................              53
  Amortization of deferred compensation........................             827
  Proceeds from offerings of Employee Stock Purchase Plan......             134
  Contribution of payables to capital by Interneuron...........           2,421
  Cancellation of common stock returned by Interneuron.........               -
  Common stock issued to unrelated parties in conjunction with
    Transcell Merger...........................................               -
  Write-off of deferred compensation related to common
    stock options cancelled....................................               -
  Restricted common stock sold to employees and consultants....               1
  Stock-based compensation and amortization of Restricted Stock             277
  Net loss for the fiscal year ended September 30, 1999........         (19,598)
                                                                       --------

Balance at September 30, 1999..................................           3,791
  Exercise of common stock options.............................              50
  Proceeds from offerings of Employee Stock Purchase Plan......             122
  Common stock issued in conjunction with Transcell Merger.....               -
  Common stock issued in conjunction with Aeolus and
    Renaissance mergers........................................           6,664
  Stock-based compensation and amortization of Restricted Stock
  Restricted Stock forfeited...................................           1,262
  Common stock repurchased.....................................            (412)
  Net loss for the fiscal year ended September 30, 2000........          (6,665)
                                                                        -------

Balance at September 30, 2000..................................         $ 4,812
                                                                        =======

  The accompanying notes are an integral part of the consolidated financial statements.

                      INCARA PHARMACEUTICALS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                               Fiscal Year Ended September 30,
                                                                                            -------------------------------------
                                                                                              2000           1999          1998
                                                                                            --------      ---------    ----------
Cash flows from operating activities:
    Net loss..........................................................................     $  (6,665)     $ (19,598)    $ (19,146)
    Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization...............................................           260            771         1,837
          Noncash compensation........................................................         1,262          1,105         1,125
          Purchase of in-process research and development.............................         6,664              -         5,343
          Gain on sale of division....................................................        (9,751)             -             -
          Loss on disposal of property and equipment..................................            36              -             -
          Interest expense on notes to Interneuron....................................             -              -           918
          Change in assets and liabilities:
            Accounts receivable.......................................................            85            814            31
            Prepaids and other assets.................................................          (170)          (117)          120
            Accounts payable and accrued expenses.....................................          (653)        (1,356)      (10,054)
            Deferred revenue..........................................................             -              -          (500)
                                                                                           ---------      ---------     ---------
                    Net cash used in operating activities.............................        (8,932)       (18,381)      (20,326)
                                                                                           ---------      ---------     ---------
Cash flows from investing activities:
    Proceeds from sale of division....................................................        11,000              -             -
    Proceeds from sales and maturities of marketable securities.......................         6,468         11,406        20,400
    Purchases of marketable securities................................................        (8,593)        (1,044)      (13,920)
    Purchases of property and equipment...............................................          (114)          (278)       (1,110)
                                                                                           ---------      ---------     ---------
                    Net cash provided by investing activities.........................         8,761         10,084         5,370
                                                                                           ---------      ---------     ---------
Cash flows from financing activities:
    Net proceeds from issuance of stock and warrants..................................           172            187           201
    Proceeds from capital leases......................................................            38              -             -
    Repurchase of common stock........................................................          (412)             -             -
    Proceeds from notes payable.......................................................             2              2           460
    Principal payments on notes payable...............................................           (58)          (194)         (117)
    Principal payments on capital lease obligations...................................          (101)          (494)         (345)
    Advances from Interneuron, net....................................................             -            556         7,219
                                                                                           ---------      ---------     ---------
                    Net cash provided by (used by) financing activities...............          (359)            57         7,418
                                                                                           ---------      ---------     ---------
                    Net decrease in cash and cash equivalents.........................          (530)        (8,240)       (7,538)
Cash and cash equivalents at beginning of period......................................         2,407         10,647        18,185
                                                                                           ---------      ---------     ---------
Cash and cash equivalents at end of period............................................     $   1,877      $   2,407     $  10,647
                                                                                           =========      =========     =========

Supplemental disclosure of investing and financing activities:

    Cash payments of interest.........................................................     $      37      $     251     $     222
                                                                                           =========      =========     =========
    Contribution of payables to capital by Interneuron................................     $       -      $   2,421     $       -
                                                                                           =========      =========     =========
    Property and equipment acquired through financing arrangements....................     $      38      $       -     $     110
                                                                                           =========      =========     =========

  The accompanying notes are an integral part of the consolidated financial statements.

                       INCARA PHARMACETICALS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   NATURE OF THE BUSINESS

     The Company conducts discovery and development programs in three areas:
(1) inflammatory bowel disease, using an ultra-low molecular weight heparin; (2) liver disorders, using a novel form of hepatic progenitor cell therapy; and (3) novel small molecule catalytic antioxidants for disorders such as stroke and heart attack.

     The "Company" refers collectively to Incara Pharmaceuticals Corporation ("Incara") and its wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus"), and Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance"). At September 30, 2000, the Company also owned a 35.0% interest in CPEC LLC, a Delaware limited liability company ("CPEC").

     Until July 15, 1999, Incara was a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"). On July 15, 1999, Incara restructured its corporate relationship with Interneuron to reduce Interneuron's majority ownership of Incara in exchange for an increased ownership by Interneuron of CPEC (the "Restructuring"). Prior to the Restructuring, CPEC was owned 80.1% by Incara and 19.9% by Interneuron. Subsequent to the Restructuring, CPEC became owned 35.0% by Incara and 65.0% by Interneuron (see Note I).

     Until July 1999, the Company's most advanced product was BEXTRA(R) (bucindolol HCl), a beta-blocker that was being evaluated in a Phase 3 clinical trial conducted by the National Institutes of Health and the U.S. Department of Veterans Affairs for use in treating congestive heart failure patients. The agencies terminated the study in July 1999, prior to its scheduled termination date, because an interim data analysis indicated there was no significant survival advantage of treatment with bucindolol for the patient population as a whole. In August 1999, the Company agreed to end the collaboration (the "Knoll Collaboration") with BASF Pharma/Knoll AG ("Knoll") for BEXTRA for countries outside the United States and Japan (the "Knoll Territory"), and terminated the European trial of BEXTRA. The Company does not expect to pursue the compound further for this or any other indication.

     In May 1998, Incara acquired all of the outstanding stock of Transcell Technologies, Inc. ("Transcell"), a majority-owned subsidiary of Interneuron, in a merger of Transcell with and into Incara and also acquired certain related technology rights held by Interneuron in exchange for Incara common stock, stock options and stock warrants (the "Transcell Merger"). The purchase of Interneuron's 77.9% interest in Transcell by Incara was treated in a manner similar to a "pooling-of-interests," because it represented a transfer of stock between entities under common control, and the acquisition of the non-Interneuron ownership interest was accounted for by using the "purchase" method of accounting. All of Transcell's past results of operations have been combined with the results of operations for the Company, and the Company's financial statements for all prior periods presented have been restated to reflect the Transcell Merger.

     On December 29, 1999, the Company sold the former Transcell operation, which is referred to as Incara Research Laboratories ("IRL"), to a private pharmaceutical company for $11,000,000 and the right to receive up to an additional $4,000,000 in the event a compound originating from the Research Collaboration and Licensing Agreement (the "Merck Collaboration"), originally entered into among Transcell, Interneuron and Merck & Co., Inc. ("Merck"), reaches certain preclinical and clinical trial milestones. The Company currently does not expect to receive any additional payments from the purchaser. The transaction involved the sale of assets associated with IRL, including rights under the Merck Collaboration and the assumption of certain related liabilities by the purchaser. The Company remains contingently liable through May 2007 on debt and lease obligations of approximately $8,328,000 assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey.

     On March 31, 2000, Incara purchased all of the minority interests of Renaissance and Aeolus. Prior to the acquisitions, Incara owned 78.0% of Renaissance and 65.8% of Aeolus. Incara issued 1,220,041 shares of its common stock in exchange for the subsidiaries' minority ownership. The acquisitions have been accounted for using the purchase method of accounting. The total purchase price of $6,664,000 consisted of 1,220,041 shares of Incara's common stock with a fair value of $5.46 per share, based on the price of the Company's common stock at the date of acquisition. The total purchase price was allocated to purchased in-process research and development and immediately charged to operations because at the date of the acquisition the in-process research purchased was in preclinical stages, feasibility had not been established and it was deemed to have no alternative future use.

                       INCARA PHARMACETICALS CORPORATION

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation: The consolidated financial statements include the accounts of Incara and its wholly owned subsidiaries. The Company uses the equity method to account for its 35.0% ownership interest in CPEC. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents: The Company invests available cash in short-term bank deposits, money market funds, commercial paper and U.S. Government securities. Cash and cash equivalents include investments with maturities of three months or less at the date of purchase. The carrying value of cash and cash equivalents approximate their fair market value at September 30, 2000 and 1999 due to their short-term nature.

  Marketable Securities: The Company considers its investment portfolio available-for-sale. Debt and equity securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes. Premiums are amortized and discounts accreted using the interest method over the remaining terms of the related securities. Gains and losses on the sale of securities are determined using the specific identification method. The amortized cost of marketable securities approximates their market value, yielding no unrealized holding gains or losses at September 30, 2000 and 1999. At September 30, 2000, the Company owned $4,678,000 of bank certificates of deposit due within one year. At September 30, 1999 the Company owned $2,553,000 of corporate notes due within one year.

  Accounts Receivable: The accounts receivable balances at September 30, 2000 and 1999 are primarily comprised of amounts due from Interneuron for a portion of the amount payable by the Company to Knoll for bucindolol-related liabilities.

  Property and Equipment: Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method based on estimated useful lives or, in the case of leasehold improvements and equipment under capital leases, over the lesser of the estimated useful lives or the lease terms. The estimated useful lives are two years for computers and five years for equipment. No impairments of property and equipment were required to be recognized during the fiscal years ended September 30, 2000 and 1999. Subsequent to the Transcell Merger in May 1998, the Company wrote off $856,000 of property and equipment acquired from Transcell because certain items did not meet the Company's minimum cost per item capitalization criteria. The majority of the Company's property and equipment at September 30, 1999 related to the IRL operations, which was sold in December 1999.

     Expenses for repairs and maintenance are charged to operations as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to operations.

  Revenue Recognition: Revenue is recognized under collaboration or research and development agreements when services are performed or when contractual obligations are met. Cash received in advance of revenue recognition is recorded as deferred revenue.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101, as amended by SAB 101A and SAB101B, outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Adoption is required by the Company no later than the quarter ending September 30, 2001. The Company does not expect SAB 101 to have a significant impact on the Company's revenue recognition policies.

  Research and Development: Research and development costs are expensed in the period incurred. Payments related to the acquisition of in-process research and development are either capitalized or expensed based upon the stage of development of the acquired compound or technology at the date of acquisition.

                      INCARA PHARMACEUTICALS CORPORATION

     Income Taxes: Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amounts expected to be realized.

     Net Loss Per Common Share: Basic net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed using the weighted average number of shares of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options, warrants and convertible preferred stock using the treasury stock method and are excluded if their effect is antidilutive. At September 30, 2000 had such potential common shares not been antidilutive, their effect would be to increase the shares used in computing diluted net loss per common share by 500,291 shares to 6,812,143 shares.

     Accounting for Stock Based Compensation: The Company accounts for stock based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), which states that no compensation expense is recorded for stock options or other stock based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company's common stock on the grant date. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

     Segment Reporting: The Company currently operates in only one segment.

     Recent Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 138 was issued in June 2000 and provides certain amendments to SFAS 133 and must be implemented at the same time as SFAS 133. SFAS 133 and SFAS 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS 133 for one year, to fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently use, nor does it intend in the future to use, derivative instruments and, therefore, does not expect that the adoption of SAFS 133 and SFAS 138 will have any impact on its financial position or results of operations.

C.       PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at September 30, 2000 and 1999 (in thousands):

                                                                            2000             1999
                                                                            ----             ----
         Office equipment............................................     $   428          $   735
         Laboratory equipment........................................         341            1,411
         Leasehold improvements......................................          58            1,774
                                                                          -------          -------
                                                                              827            3,920
         Less:  accumulated depreciation and amortization...                 (634)          (1,437)
                                                                          -------          -------
                                                                          $   193          $ 2,483
                                                                          =======          =======

         The above amounts included equipment under capital lease obligations with a cost of $268,000 and $930,000 at September 30, 2000 and 1999, respectively, and a net book value of $57,000 and $394,000 at September 30, 2000 and 1999, respectively. Depreciation expense was $260,000 and $771,000 for the fiscal years ended September 30, 2000 and 1999, respectively.

                      INCARA PHARMACEUTICALS CORPORATION

D.       ACCRUED EXPENSES

         At September 30, 2000 and 1999, accrued expenses consisted of the following (in thousands):

                                                                 2000     1999
                                                                 ----     ----
              Payroll related liabilities..................    $  446   $  305
              Bucindolol development costs.................     1,350    1,619
              Other........................................        11        9
                                                               ------   ------
                                                               $1,807   $1,933
                                                               ======   ======

E.       COMMITMENTS

         The Company leases office and laboratory space under non cancelable operating leases. Rent expense under non cancelable operating leases was $423,000, $1,147,000 and $1,154,000 for the fiscal years ended September 30, 2000, 1999 and 1998, respectively. The Company also leases equipment under capital leases.

         At September 30, 2000, the Company's non cancelable future minimum payments under lease arrangements were as follows (in thousands):

                                                                                Operating     Capital
                                                                                 Leases       Leases
                                                                                 ------       ------
                 2001.................................................           $  116       $   28
                 2002.................................................                -           28
                 2003.................................................                -           19
                                                                                 ------       ------
                 Total minimum lease payments.........................           $  116           75
                                                                                 ======
                 Less:  amount representing interest..................                           (10)
                 Present value of future minimum lease payments.......                        $   65
                                                                                              ======

         The Company remains contingently liable through May 2007 on debt and lease obligations of approximately $8,328,000 assumed by the purchaser of IRL, including the IRL facility lease in Cranbury, New Jersey.

F.       NOTES PAYABLE

              Notes payable at September 30, 2000 and 1999 consisted of the following (in thousands):

                                                                                                       2000          1999
                                                                                                       ----          ----
         Note payable to North Carolina Biotechnology Center, including accrued
               interest at 8.75%, principal and interest due in December 2000..                      $    27       $    25
         Note payable to minority stockholder of  Renaissance, including accrued
               interest at 5.79%                                                                           -            29
         Note payable to a financial institution, including accrued interest at 13.4%..                    -           297
         Note payable to IRL facility landlord, including accrued interest at 11.5%....                    -           428
                                                                                                     -------       -------
         Notes payable, including current maturities                                                      27           779
         Less:  current maturities                                                                       (27)         (197)
                                                                                                     -------       -------
         Long term notes payable                                                                     $     -       $   582

                                                                                                     =======       =======

                       INCARA PHARMACETICALS CORPORATION

G.   STOCKHOLDERS' EQUITY

  Preferred Stock: The Certificate of Incorporation of Incara authorizes the issuance of up to 3,000,000 shares of Preferred Stock, at a par value of $.01 per share. The Board of Directors has the authority to issue Preferred Stock in one or more series, to fix the designation and number of shares of each such series, and to determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock, without any further vote or action by the stockholders of the Company. No shares of Preferred Stock were outstanding at September 30, 2000 and 1999.

  Common Stock: In May 1998, Incara issued 494,823 shares of common stock as the first installment of the Transcell Merger (see Note J). In lieu of the second installment payment due to Interneuron, Interneuron retained 281,703 shares of Incara common stock as part of the Restructuring (see Note I). On August 9, 1999, Incara issued 867,583 shares of Incara common stock, valued at approximately $1.38 per share, to the other former Transcell stockholders as payment for their second installment of the Transcell Merger in the principal amount of $1,202,000. Incara issued the third and final installment of the purchase price of 856,861 shares of Incara common stock, valued at approximately $3.36 per share, to the former stockholders of Transcell on February 8, 2000. The issuance of these additional shares did not impact the Company's operating results, because the value of these shares was included in the determination of the purchase price of Transcell in fiscal 1998.

     In January and February 2000, Incara repurchased 104,100 shares of its common stock at a cost of $331,000 through purchases on the stock market. In July 2000, Incara purchased from each of Lola M. Reid, Ph.D. and James D. Crapo, M.D., both of whom are consultants to Incara, 18,000 shares of Incara's common stock at a per share price of $2.25, the closing price as listed on Nasdaq on July 26, 2000. The shares repurchased had been issued to Drs. Reid and Crapo in the acquisitions of Renaissance and Aeolus on March 31, 2000.

  Restricted Stock: As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to the Company's management, employees and key consultants, the Company's Board of Directors adopted the 1999 Equity Incentive Plan (the "1999 Plan") in September 1999. The 1999 Plan provides for the grant of restricted stock ("Restricted Stock") awards which entitle employees and consultants to receive up to an aggregate of 1,400,000 shares of common stock upon satisfaction of specified vesting periods. During September 1999, an aggregate of 1,209,912 shares of Restricted Stock were granted to employees and key consultants of the Company (the "Participants") in consideration of services rendered by the Participants to the Company, the cancellation of options for an equal number of shares of common stock and payment of the par value of the shares. A total of 578,437 shares of Restricted Stock were unvested at September 30, 2000. These remaining shares of Restricted Stock vest in equal quarterly installments through October 2001.

     The Company has incurred and will continue to incur compensation expense through the vesting period of the Restricted Stock. The value of the Restricted Stock awards of 1,209,912 shares at the date of the grant totaled $755,000, based on the trading price of the Company's common stock of $0.625 per share. The value of the Restricted Stock is amortized on a straight-line basis over the vesting period. The Company recognized $424,000 and $11,000 of expenses related to these awards during fiscal 2000 and 1999, respectively.

  Employee Stock Purchase Plan: In October 1995, Incara adopted the Employee Stock Purchase Plan (the "ESPP"). In April 2000, the stockholders approved an amendment to increase the common stock reserved for issuance under the ESPP to 400,000 shares. Offerings are for one-year periods beginning on October 1 of each year (an "Offering") and are divided into two six-month Purchase Periods (the "Purchase Periods"). Employees may contribute up to ten percent (10%) of gross wages, with certain limitations, via payroll deduction, to the ESPP. Common stock is purchased at the end of each Purchase Period with employee contributions at the lower of 85% of the closing price of Incara's common stock on the first day of an Offering or the last day of the related Purchase Period. As of September 30, 2000, Incara had sold 319,072 shares of common stock pursuant to the ESPP and 80,928 shares were reserved for future issuances.

  Stock Option Plan: Under Incara's 1994 Stock Option Plan (the "1994 Plan"), incentive stock options ("ISOs") or non-qualified stock options to purchase 2,500,000 shares of Incara's common stock may be granted to employees, directors and consultants of the Company. The exercise price of the ISOs granted under the 1994 Plan must not be less than the fair market value of the common stock as determined on the date of the grant. The options may have a term up to 10 years. Options typically vest over three to four years following the date of the grant.

                      INCARA PHARMACEUTICALS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock option activity under the 1994 Plan was as follows:

                                                                             Weighted Average
                                                                Shares        Exercise Price
                                                               --------      ---------------
Outstanding at September 30, 1997......................        1,416,710          $ 9.89
          Granted......................................        1,901,886          $ 9.61
          Exercised....................................          (15,629)         $ 3.77
          Cancelled....................................       (1,032,835)         $19.18
                                                          ---------------
Outstanding at September 30, 1998......................        2,270,132          $ 5.47
          Granted......................................           95,500          $ 5.66
          Exercised....................................          (21,851)         $ 2.45
          Cancelled....................................       (1,359,220)         $ 7.53
                                                          ---------------
Outstanding at September 30, 1999......................          984,561          $ 2.70
          Granted......................................          781,540          $ 3.93
          Exercised....................................         (140,000)         $ 0.36
          Cancelled....................................         (288,941)         $ 5.57
                                                          ---------------
Outstanding at September 30, 2000......................        1,337,160          $ 3.05
                                                          ===============

         In August 1998, Incara's Board of Directors approved a resolution whereby current employees and consultants were granted the right to amend the terms of stock options with an exercise price greater than $11.00 per share. The amended options reduced the exercise price to $8.00 per share, which was the trading value of Incara's stock on the date of the repricing, and extended the vesting period of the stock options.

         The details of stock options outstanding at September 30, 2000 were as follows:

                                       Options Outstanding                                 Options Exercisable
                            -------------------------------------------           -----------------------------------
                            Number          Weighted       Weighted                    Number
          Range of      Outstanding at      Average        Average                  Exercisable at      Weighted
          Exercise      September 30,       Exercise      Remaining                  September 30,       Average
           Prices            2000            Price     Contractual Life                 2000           Exercise Price
           ------            ----            -----     ----------------                 ----          ---------------
       $ 0.04               17,029           $ 0.04        6.1 years                        -                    -
       $ 0.36              283,048           $ 0.36        4.4 years                  283,048              $  0.36
       $ 0.60 - $ 0.81      90,500           $ 0.63        5.7 years                   83,832              $  0.63
       $ 1.00              162,809           $ 1.00        4.9 years                  162,809              $  1.00
       $ 1.75 - $ 2.00     141,855           $ 1.88        9.5 years                   66,855              $  1.75
       $ 2.37 - $ 5.09     106,517           $ 3.38        9.4 years                   17,571              $  4.39
       $ 5.12              458,000           $ 5.12        9.5 years                  426,998              $  5.12
       $ 7.12 - $ 8.00      50,026           $ 7.62        7.7 years                   42,497              $  7.64
       $11.03 - $20.50      27,376           $14.42        5.6 years                   27,376              $ 14.42
                         ---------                                                  ---------
                         1,337,160           $ 3.05        7.4 years                1,110,986              $  3.08
                         =========                                                  =========

         Under the principles of APB No. 25, the Company does not recognize compensation expense associated with the grant of stock options to employees unless an option is granted with an exercise price at less than fair market value. SFAS 123 requires the use of option valuation models to recognize as expense stock option grants to consultants and to provide supplemental information regarding options granted to employees after September 30, 1995.

         The Company's pro forma information utilizing the Black-Scholes option valuation model for the fiscal years ended September 30, 2000, 1999 and 1998 is as follows:

                                                                      2000               1999               1998
                                                                      ----               ----               ----
       Net loss (in thousands):
                 As reported.................................        $6,665            $19,598            $19,146
                 Pro forma...................................        $6,965            $20,889            $22,353
       Basic and diluted net loss per share:
                 As reported.................................         $1.06             $2.98              $2.69
                 Pro forma...................................         $1.10             $3.17              $3.14

                      INCARA PHARMACEUTICALS CORPORATION

     Pro forma information regarding net loss was determined as if the Company had accounted for its employee stock options and shares sold under the ESPP under the fair value method of SFAS 123. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option valuation model with the following weighted-average assumptions used for grants:

                                                                   2000              1999               1998
                                                                   ----              ----               ----
     Dividend yield......................................               0%                0%                 0%
     Expected volatility.................................             133%               85%                70%
     Risk-free interest rate.............................      6.0% - 6.3%       4.8% - 5.3%        5.3% - 5.6%
     Expected option life after shares are vested........         2 years           3 years            2 years

     For the fiscal years ended September 30, 2000, 1999 and 1998, all stock options issued were either issued at fair market value or were replacement stock options issued pursuant to the Transcell Merger. During fiscal 1998, Transcell granted stock options to consultants with an exercise price below fair market value on the date of the grant.

  Warrants: In May 1998, Incara issued replacement stock warrants to purchase 17,783 shares of Incara common stock at an exercise price of $13.49 in connection with the Transcell Merger. As of September 30, 2000, warrants to purchase 66,816 shares were outstanding, 49,033 of which are exercisable at an exercise price of $8.25 per share until February 2001, and 17,783 of which are exercisable at an exercise price of $13.49 per share until May 2003.

H.   INCOME TAXES

     As of September 30, 2000 and 1999, the Company had federal net operating loss carryforwards of $57,359,000 and $56,375,000, respectively, and state operating loss carryforwards of $18,493,000 and $17,509,000, respectively. The use of these federal net operating loss carryforwards might be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. The federal net operating losses will begin to expire in 2010. The state net operating losses will begin to expire in 2001.

     Significant components of the Company's deferred tax assets at September 30, 2000 and 1999 consisted of the following (in thousands):

                                                              2000            1999
                                                              ----            ----
     Net operating loss carryforwards....................  $  20,448       $  20,063
     AMT credit carryforwards............................         37              37
     Research and development credit carryforwards.......      1,195           1,195
     Accrued payroll related liabilities.................      1,204           1,521
     Charitable contribution carryforwards...............        637             441
     Other...............................................        495             533
                                                           ------------    ------------
        Total deferred tax assets........................     24,016          23,790
     Valuation allowance for deferred assets.............    (24,016)        (23,790)
                                                           ------------    ------------
        Net deferred tax asset...........................  $       -       $       -
                                                           ============    ============

     Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance. The change in the valuation allowance is primarily a result of the net operating loss carryforwards.

                      INCARA PHARMACEUTICALS CORPORATION

     Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows (dollars in thousands):

                                                       2000      1999     1998
                                                       ----      ----     ----
     Effective tax rate...........................      0%        0%       0%
                                                        ==        ==       ==

     United States Federal statutory rate.........   $(2,266)  $(6,663) $(6,510)
     State taxes (net of federal benefit).........         1      (273)     853
     Change in valuation reserves.................       226     4,909    4,394
     Gain on sale of subsidiary...................         -     2,371        -
     Pipeline research and development............     2,273         -    1,464
     Other........................................      (234)     (344)    (201)
                                                     -------   -------  -------
         Provision for income taxes...............   $     -   $     -  $     -
                                                     =======   =======  =======

I.   BUCINDOLOL TRANSACTIONS

     In September 1994, Incara acquired 80.0% of the outstanding stock of CPEC. CPEC held the exclusive, worldwide license from Bristol-Myers Squibb Company to develop bucindolol for congestive heart failure and left ventricular dysfunction.

     In December 1995, the Company entered into a collaboration with Astra Merck Inc. ("Astra Merck") for the development of bucindolol in the United States (the "Astra Merck Collaboration"). During the fiscal year ended September 30, 1998, the Company recognized contract revenue of $834,000 from payments made by Astra Merck to the Company, exclusive of a termination fee of $4,000,000 received in September 1998 discussed below. During the fiscal year ended September 30, 1998, Astra Merck funded $6,065,000 of the Company's research and development expenses. These additional amounts did not flow through the Company's statements of operations, because they were offset against related expenses. Pursuant to the terms of the Astra Merck Collaboration, the Company paid Astra Merck $10,000,000 in December 1997, which had been accrued as a liability at September 30, 1997. In July 1998, Astra Merck's business was restructured to combine it with Astra AB's wholly-owned subsidiary, Astra USA Inc., in a new limited partnership in which Astra AB had management control as the general partner. The new company, Astra Pharmaceuticals, had an expanded product line that included a beta-blocker (metoprolol succinate). Because metoprolol and bucindolol were both beta-blockers being investigated for heart failure, Astra Pharmaceuticals and the Company agreed in September 1998 to terminate the Astra Merck Collaboration. Pursuant to the Termination and Settlement Agreement, Astra Pharmaceuticals returned to the Company all rights, material and information relating to bucindolol and paid it a termination fee in the amount of $4,000,000. This payment was immediately recognized as contract and license fee revenue because the Company had no ongoing obligations.

     In December 1996, the Company entered into the Knoll Collaboration with Knoll to develop bucindolol for the Knoll Territory. Knoll and the Company had agreed to share the development costs of bucindolol for the Knoll Territory. In general, Knoll was to pay approximately 60% of certain development and marketing costs and the Company was to pay approximately 40% of such costs, subject to certain maximum dollar limitations. The Company recognized contract and license fee revenue from the Knoll Collaboration of $26,000 and $149,000 for the fiscal years ended September 30, 1999 and 1998, respectively.

     On July 15, 1999, Incara restructured its corporate relationship with Interneuron to reduce Interneuron's majority ownership of Incara in exchange for an increased ownership by Interneuron of CPEC. Prior to the Restructuring, CPEC was owned 80.1% by Incara and 19.9% by Interneuron. As a preliminary step in the Restructuring, Incara acquired Interneuron's 19.9% interest in CPEC. Incara redeemed 4,229,381 of the 4,511,084 shares of Incara Common stock owned by Interneuron, in exchange for a 65.0% ownership of CPEC and cancellation of liabilities owed to Interneuron by Incara and CPEC which totalled $2,421,000. This cancellation was treated as a contribution to capital by Interneuron to Incara. The Company's net investment in CPEC of $332,000 at September 30, 2000 is included in Prepaids and other current assets in the accompanying consolidated balance sheet. The Company's share of CPEC's net operating expenses since the date of the Restructuring are included in research and development expenses in the accompanying consolidated statements of operations.

     Before the Restructuring, Incara had funded approximately 80.1% of the net worldwide expenses related to bucindolol and Interneuron funded approximately 19.9%, in proportion to their respective ownership interests in CPEC. After the Restructuring, Incara and Interneuron are responsible for funding 35.0% and 65.0%, respectively, of CPEC's expenses related to the development of bucindolol in the United States and Japan (the "CPEC Territory"). As part of the Restructuring, Incara received an exclusive license of CPEC's rights in the Knoll Territory and is responsible for all bucindolol expenses in the Knoll Territory.

                       INCARA PHARMACETICALS CORPORATION

     On July 29, 1999, the double-blind, placebo-controlled, Phase 3 study of bucindolol known as BEST (Beta-blocker Evaluation of Survival Trial) was terminated earlier than scheduled, based on an interim analysis by the Data and Safety Monitoring Board that treatment with bucindolol did not demonstrate a statistically significant improvement in survival in the patient population as a whole. Based on the information, the Company does not expect to pursue the compound further for this or any other indication. All estimated BEST termination costs were accrued as of September 30, 1999.

     On August 3, 1999, Knoll terminated the Knoll Collaboration. Knoll and Incara also terminated the Phase 3 clinical study of bucindolol being conducted in Europe, which was known as BEAT (Bucindolol Evaluation after Acute myocardial infarction Trial). All estimated BEAT termination costs were accrued as of September 30, 1999.


J.   ACQUISITIONS AND DISPOSITION

Renaissance Cell Technologies, Inc. and Aeolus Pharmaceuticals, Inc.

     On March 31, 2000, Incara purchased all of the minority interests of Renaissance and Aeolus. Prior to the acquisitions, Incara owned 78.0% of Renaissance and 65.8% of Aeolus. Incara issued 1,220,041 shares of its common stock in exchange for the subsidiaries' minority ownership. The acquisitions have been accounted for using the purchase method of accounting. The total purchase price of $6,664,000 consisted of 1,220,041 shares of Incara's common stock with a fair value of $5.46 per share, based on the price of the Company's common stock at the date of acquisition. The total purchase price was allocated to purchased in-process research and development and immediately charged to operations because at the date of the acquisition the in-process research purchased was in preclinical stages, feasibility had not been established and it was deemed to have no alternative future use.

     Additionally, Renaissance and Aeolus had no workforce or other tangible fixed assets. Renaissance and Aeolus had incurred approximately $10,000,000 in research and development costs prior to the acquisition of the minority interests by Incara. Incara expects that it will take until at least 2006 to complete development of all aspects of the research and that Renaissance and Aeolus will need to spend in excess of an additional $50,000,000 to do so.

Transcell Technologies, Inc.

     In May 1998, Incara acquired all of the outstanding stock of Transcell in a merger of Transcell with and into Incara, and also acquired related technology rights held by Interneuron in exchange for Incara common stock with an aggregate market value of $14,200,000. In addition, Incara issued replacement stock options and warrants to purchase 241,705 shares and 17,783 shares, respectively, of Incara common stock to Transcell employees, consultants and warrant holders, with a total estimated value of $1,507,000. Prior to the Transcell Merger, Incara and Transcell were both majority-owned subsidiaries of Interneuron.
Under the terms of the Agreement and Plan of Merger between Incara, Transcell and Interneuron dated March 2, 1998, Transcell stockholders received Incara common stock in three installments. The first installment of 320,151 shares was issued upon closing the transaction on May 8, 1998 (the "Closing"). In exchange for certain license and technology rights held by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Incara issued to Interneuron 174,672 shares of Incara common stock at Closing with a value of $3,000,000 at the date of issuance and will pay Interneuron a royalty on net sales of certain products that may result from the Merck Collaboration. In lieu of the second installment payment due to Interneuron, Interneuron retained 281,703 shares of Incara common stock as part of the Restructuring. On August 9, 1999, Incara issued 867,583 shares of Incara common stock, valued at approximately $1.38 per share, to the other former Transcell stockholders as payment for their second installment of the Transcell Merger in the principal amount of $1,202,000. On February 8, 2000, Incara issued 856,861 shares of Incara common stock, valued at approximately $3.36 per share, to Interneuron and the other former Transcell stockholders as payment for the third and final installment. The acquisition of Interneuron's 77.9% ownership interest in Transcell by Incara was treated in a manner similar to a "pooling-of-interests", because it represented a transfer of stock between entities under common control. The acquisition of the non-Interneuron ownership interest was accounted for using the "purchase" method of accounting. The Company incurred a charge to operations of $5,343,000 in fiscal 1998 for the purchase of the non-Interneuron interest in Transcell, because feasibility of the in-process research and development was not yet established and the technology had no alternative future use at the date of the acquisition. All of Transcell's prior results of operations were combined with the results of operations of the Company, because Transcell's minority interest owners had no responsibility to fund their share of the losses of Transcell.

                       INCARA PHARMACETICALS CORPORATION

     On December 29, 1999, the Company sold the former Transcell operation, known as IRL, to a private pharmaceutical company for $11,000,000 in cash and the right to receive up to an additional $4,000,000 if a compound originating from the Merck Collaboration reaches preclinical and clinical trial milestones. The Company currently does not expect to receive any additional payments from the purchaser. The transaction involved the sale of assets associated with IRL, including rights under the Merck Collaboration and the assumption of related liabilities by the purchaser. The Company recognized a gain of $9,751,000 on the sale of IRL. The Company remains contingently liable through May 2007 on debt and lease obligations of approximately $8,328,000 assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey.


K.   AGREEMENTS

UNC License

     Renaissance has a sponsored research agreement (the "UNC Agreement") with the University of North Carolina at Chapel Hill ("UNC") which covers research at UNC by scientists in the area of hepatic stem cells and which grants Renaissance a first option to obtain an exclusive license to inventions resulting from the agreement with UNC. Renaissance has agreed to reimburse UNC for certain costs incurred in connection with the research, of which $338,000 remained to be paid as of September 30, 2000. In August 1999, Renaissance obtained an exclusive worldwide license (the "UNC License") from UNC to make, use and sell products using proprietary information and technology developed under the UNC Agreement. Renaissance paid license fees of $75,000 to UNC and will also pay milestones on certain development events and royalties on net sales. Renaissance is also obligated to pay patent filing, prosecution, maintenance and defense costs. Unless terminated earlier, the UNC License continues until the last underlying patent expires.

Opocrin License

     In July 1998, Incara licensed a development compound ("OP2000") from Opocrin S.p.A., of Modena, Italy ("Opocrin"). Incara is investigating the use of OP2000 as a drug for the treatment of inflammatory bowl disease. The license is worldwide except for Japan and Korea. During fiscal 1998, Incara made a $1,000,000 license fee payment to Opocrin, which was expensed by the Company because the compound was in the early clinical stage of development. Incara is responsible for conducting clinical trials for OP2000 and is required to make additional milestone payments to Opocrin upon initiation of Phase 3 clinical trials, upon filing for regulatory approval, upon obtaining regulatory approval and upon achieving specified annual sales.

Merck Collaboration

     In July 1997, Transcell and Interneuron entered into the Merck Collaboration to discover and commercialize certain novel antibacterial agents. The agreement provided for Merck to make initial payments totaling $2,500,000 which included a non-refundable commitment fee of $1,500,000 and a non-refundable option payment of $1,000,000 plus research support during the first two years of the agreement. Based upon estimated relative value of such licenses and rights, the commitment fee and option payment was shared two-thirds by the Company and one-third by Interneuron. The Company's share of revenue in conjunction with this agreement was $100,000, $2,063,000 and $1,138,000 for the fiscal years ended September 30, 2000, 1999 and 1998, respectively, including a $1,500,000 milestone payment received from Merck in August 1999. In conjunction with the sale of IRL, the Company has transferred its rights and obligations under the Merck Collaboration and its licenses with Princeton University to the purchaser.

Duke Licenses

     Aeolus has obtained exclusive worldwide licenses (the "Duke Licenses") from Duke University ("Duke") to develop, make, have made, use and sell products using certain technology in the field of free radical and antioxidant research, developed by certain scientists at Duke. Future discoveries in the field of antioxidant research from these scientists' laboratories at Duke are also covered by the Duke Licenses. The Duke Licenses require Aeolus to use its best efforts to pursue development of products using the licensed technology and compounds. These efforts are to include the manufacture or production of products for testing, development and sale. Aeolus is also obligated to use its best efforts to have the licensed technology cleared for marketing in the United States by the U.S. Food and Drug Administration and in other countries in which Aeolus intends to sell products using the licensed technology. Aeolus will pay royalties to Duke on net product sales during the term of the Duke Licenses, and milestone payments upon certain regulatory approvals and annual sales levels.
In addition, Aeolus is obligated under the Duke Licenses to pay all or a portion of patent prosecution, maintenance and defense costs. Unless earlier terminated, the Duke Licenses continue until the expiration of the last to expire issued patent on the licensed technology.

                       INCARA PHARMACETICALS CORPORATION

National Jewish Medical and Research Center Agreement

     Aeolus has a sponsored research agreement with National Jewish Medical and Research Center ("NJC") which grants Aeolus an option to negotiate a royalty-bearing exclusive license for certain technology, patents and inventions resulting from research by certain individuals at NJC within the field of antioxidant, nitrosylating and related areas. Aeolus has agreed to support certain of NJC's costs incurred in performance of the research, of which $75,000 remained to be paid as of September 30, 2000.

L.   EQUITY FINANCING

     In August 2000, Incara entered into a definitive agreement with Torneaux Fund Ltd. ("Torneaux"), an institutional investor, for an equity financing facility covering the purchase of Incara's common stock over 15 months. Under this facility, Incara will control the amount and timing of stock sold to Torneaux, with the amount of the investment being dependent, in part, on Incara's stock price. Assuming Incara's stock price maintains a minimum threshold, the cumulative potential investment is anticipated to exceed $3,000,000 and is capped at $18,900,000. The agreement includes the issuance of warrants to purchase an amount of common stock equal to 15% of the common stock shares purchased and is subject to a number of conditions. Incara's stockholders approved this financing transaction in October 2000.

                      INCARA PHARMACEUTICALS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)


                                                                                       March 31,              September 30,
                                                                                         2001                     2000
                                                                                     ------------             -------------
                                                                                     (Unaudited)
                                                    ASSETS
Current assets:
       Cash and cash equivalents                                                     $      4,954             $      1,877
       Marketable securities                                                                    -                    4,678
       Accounts receivable from Incara Development                                            385                        -
       Other accounts receivable                                                                -                      197
       Prepaids and other current assets                                                      582                      403
                                                                                     ------------             ------------
                    Total current assets                                                    5,921                    7,155

Property and equipment, net                                                                   338                      193
Other assets                                                                                  356                        -
                                                                                     ------------             ------------
                                                                                     $      6,615             $      7,348
                                                                                     ============             ============


                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Accounts payable                                                              $        843             $        637
       Accrued expenses                                                                       218                    1,807
       Accumulated losses of Incara Development in excess of
           investment                                                                         308                        -
       Current portion of capital lease obligations                                            23                       22
       Current portion of note payable                                                          -                       27
                                                                                     ------------             ------------
                   Total current liabilities                                                1,392                    2,493

Long-term portion of capital lease obligations                                                 31                       43

Stockholders' equity:
       Preferred stock, $.01 par value per share, 3,000,000 shares authorized
           Series C convertible exchangeable preferred stock, 20,000 shares authorized; 12,015 and no shares issued and outstanding as of March 31, 2001 and September 30, 2000, respectively
               (liquidation value of $18,031)                                                   1                        -
           Series B convertible preferred stock, 600,000 shares authorized;
               28,457 and no shares issued and outstanding as of March 31,
               2001 and September 30, 2000, respectively                                        1                        -
       Common stock, $.001 par value per share, 40,000,000 shares authorized; 8,385,171 and 7,365,849 shares issued and outstanding
           at March 31, 2001 and September 30, 2000, respectively                               8                        7
       Additional paid-in capital                                                          99,046                   88,951
       Restricted stock                                                                      (179)                    (239)
       Accumulated deficit                                                                (93,685)                 (83,907)
                                                                                     ------------             ------------
                   Total stockholders' equity                                               5,192                    4,812
                                                                                     ------------             ------------
                                                                                     $      6,615             $      7,348
                                                                                     ============             ============


  The accompanying notes are an integral part of these consolidated financial statements.

                      INCARA PHARMACEUTICALS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                     (In thousands, except per share data)

                                                                                                Six Months Ended
                                                                                                    March 31,
                                                                                        ---------------------------------
                                                                                             2001              2000
                                                                                        --------------    ---------------
Revenue:
    Cell processing revenue                                                             $            3    $             -
    Contract revenue                                                                                 -                100
                                                                                        --------------    ---------------
        Total revenue                                                                                3                100
                                                                                        --------------    ---------------

Costs and expenses:
    Research and development                                                                     3,375              3,625
    Purchase of in-process research and development                                                  -              6,664
    General and administrative                                                                   1,446              1,252
                                                                                        --------------    ---------------
         Total costs and expenses                                                                4,821             11,541
                                                                                        --------------    ---------------

Loss from operations                                                                            (4,818)           (11,441)
Gain on sale of division                                                                             -              9,751
Gain on settlement of accrued liability                                                            767                  -
Equity in loss of Incara Development                                                            (5,669)                 -
Investment income, net                                                                             156                153
                                                                                        --------------    ---------------

Net loss                                                                                        (9,564)            (1,537)

Preferred stock dividend accreted                                                                 (214)                 -
                                                                                        --------------    ---------------

Net loss attributable to common stockholders                                            $       (9,778)   $        (1,537)
                                                                                        ==============    ===============

Net loss per weighted share attributable to common stockholders:
   Basic and diluted                                                                    $        (1.26)   $         (0.29)
                                                                                        ==============    ===============

Weighted average common shares outstanding                                                       7,772              5,379
                                                                                        ==============    ===============

       The accompanying notes are an integral part of these consolidated financial statements.

                      INCARA PHARMACEUTICALS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (In thousands)

                                                                                             Six Months Ended
                                                                                                 March 31,
                                                                                     ---------------------------------
                                                                                          2001               2000
                                                                                     --------------    ---------------
Cash flows from operating activities:
      Net loss                                                                        $     (9,564)     $      (1,537)
      Adjustments to reconcile net loss available to common
        stockholders to net cash used in operating activities:
          Depreciation and amortization                                                         55                210
          Noncash compensation                                                                  63                363
          Purchase of in-process research and development                                        -              6,664
          Gain on sale of division                                                               -             (9,751)
          Equity in loss of Incara Development                                               5,804                  -
          Loss on disposal of property and equipment                                             -                 35
          Gain on settlement of accrued liability                                             (767)                 -
          Change in assets and liabilities:
               Accounts receivable                                                            (382)                69
               Prepaids and other current assets                                              (179)               (22)
               Other assets                                                                   (356)                 -
               Accounts payable and accrued expenses                                           (89)            (1,010)
                                                                                      ------------      -------------
Net cash used in operating activities                                                       (5,415)            (4,979)
                                                                                      ------------      -------------
Cash flows from investing activities:
      Proceeds from sale of division                                                             -             11,000
      Proceeds from sales of marketable securities                                           4,678              2,553
      Purchases of property and equipment                                                     (200)               (31)
                                                                                      ------------      -------------
Net cash provided by investing activities                                                    4,478             13,522
                                                                                      ------------      -------------
Cash flows from financing activities:
      Proceeds from issuance of common stock                                                 2,638                 52
      Proceeds from issuance of Series B preferred stock and warrants                        1,414                  -
      Repurchase of Incara common stock                                                          -               (332)
      Principal payments on notes payable                                                      (27)               (56)
      Principal payments on capital lease obligations                                          (11)               (92)
                                                                                      ------------      -------------
Net cash provided by (used in) financing activities                                          4,014               (428)
                                                                                      ------------      -------------
Net increase in cash and cash equivalents                                                    3,077              8,115
Cash and cash equivalents at beginning of period                                             1,877              2,407
                                                                                      ------------      -------------
Cash and cash equivalents at end of period                                            $      4,954      $      10,522
                                                                                      ============      =============
Supplemental disclosure of financing activities:
      Common stock issued in settlement of accrued liability                          $        416      $           -
                                                                                      ============      =============
      Retirement of common stock in connection with settlement
          of accrued liability                                                        $         83      $           -
                                                                                      ============      =============
      Series C preferred stock issued for investment in Incara
          Development                                                                 $      5,496      $           -
                                                                                      ============      =============
      Preferred stock dividend accreted                                               $        214      $           -
                                                                                      ============      =============

   The accompanying notes are integral part of these unaudited consolidated financial statements.

                      INCARA PHARMACEUTICALS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



A.   Basis of Presentation
     ---------------------

     The "Company" refers collectively to Incara Pharmaceuticals Corporation, a Delaware corporation ("Incara"), its wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation, and Incara Cell Technologies, Inc., a Delaware corporation, formerly Renaissance Cell Technologies, Inc., and its equity investee, Incara Development, Ltd., a Bermuda corporation ("Incara Development"). As of March 31, 2001, Incara owned 80.1% of Incara Development.

     Incara is developing therapies focused on tissue protection, repair and regeneration. In particular, the Company is focused on developing adult stem cell therapy for the treatment of liver failure. The Company is also conducting research and development of a series of catalytic antioxidant molecules and, in collaboration with Elan Corporation, plc, is conducting a Phase 2/3 clinical trial of an ultra-low molecular weight heparin for the treatment of ulcerative colitis.

     All significant intercompany activity has been eliminated in the preparation of the consolidated financial statements. The unaudited consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. The consolidated balance sheet at September 30, 2000 was derived from the Company's audited financial statements included in the Company's Annual Report on Form 10-K. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and in the Company's other Securities and Exchange Commission ("SEC") filings. Results for the interim period are not necessarily indicative of the results for any other interim period or for the full fiscal year.

B.   Recent Accounting Pronouncements
     --------------------------------

     The Company adopted Statement of Financial Accounting Standards No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), in October 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Company does not currently use nor does it intend in the future to use derivative instruments, and, therefore, the adoption of SFAS 133 did not have any impact on the Company's financial position or results of operations.

C.   Net Loss Per Weighted Share Attributable to Common Stockholders
     ---------------------------------------------------------------

     The Company computes basic net loss per weighted share attributable to common stockholders using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per weighted share attributable to common stockholders is computed using the weighted average number of shares of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options, warrants and convertible preferred stock using the treasury stock method and are excluded if their effect is antidilutive. As of March 31, 2001, diluted weighted average common shares excludes incremental shares of approximately 4,449,000 related to stock options, convertible preferred stock, and warrants to purchase common and preferred stock. These shares are excluded due to their antidilutive effect as a result of the Company's loss from operations during the three and six months ended March 31, 2001.

D.   Commitments and Contingencies
     -----------------------------

     In December 1999, Incara sold IRL, its anti-infectives division, to a private pharmaceutical company. Incara remains contingently liable through May 2007 on remaining debt and lease obligations of approximately $7,400,000 assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey.

     In January 2001, Incara entered into a five-year non-cancelable operating lease for additional office and laboratory facilities, with future minimum payments under the new lease totaling $1,926,000.

                      INCARA PHARMACEUTICALS CORPORATION

E.   Knoll Settlement
     ----------------

     On December 20, 2000, Incara entered into a Settlement Agreement and Release with Knoll AG ("Knoll") to resolve a dispute regarding a payable owed by Incara to Knoll for a discontinued program. As of the settlement date, the accrued liability, net of related receivables, was $1,250,000. Incara paid Knoll $70,000 and issued to Knoll 175,000 shares of common stock (with a fair value of approximately $416,000) in exchange for a full release of all amounts owed to Knoll. This settlement eliminated the accrued liability owed to Knoll and reduced Incara's net loss by $767,000 in the first quarter of fiscal 2001.

F.   Elan Transaction
     ----------------

     On January 22, 2001, Incara closed on a collaborative transaction with Elan Corporation, plc, an Irish company ("Elan"), Elan International Services, Ltd., a Bermuda company ("Elan International"), and Elan Pharma International Limited, an Irish company ("Elan Pharma"). As part of the transaction, Elan International and Incara formed a Bermuda corporation, Incara Development, Ltd., to develop OP2000. Incara owns all of the common stock and 60.2% of the non-voting preferred shares of Incara Development and Elan International owns 39.8% of the non-voting preferred shares of Incara Development. Of the outstanding combined common and non-voting preferred shares of Incara Development, Incara owns 80.1% and Elan International owns 19.9%. As part of the transaction, Elan, Elan Pharma and Incara entered into license agreements under which Incara licensed to Incara Development the OP2000 compound and Elan Pharma licensed to Incara Development proprietary drug delivery technology.

     As part of the transaction, Elan International also purchased 825,000 shares of Incara's common stock, 28,457 shares of Incara Series B non-voting convertible preferred stock ("Series B Stock") and a five-year warrant to purchase 22,191 shares of Series B Stock at an exercise price of $72.12 per share for an aggregate purchase price of $4,000,000. Each share of Series B Stock is convertible into ten shares of common stock. Elan International also purchased shares of Incara Series C convertible exchangeable non-voting preferred stock ("Series C Stock"). The Series C Stock has a face value of $12,015,000 and bears a mandatory stock dividend of 7%, compounded annually.
The Series C Stock is exchangeable at the option of Elan International at any time for all of the preferred stock of Incara Development held by Incara which, if exchanged, would give Elan International ownership of 50% of the initial amount of combined common and preferred stock of Incara Development. After December 20, 2002, the Series C Stock is convertible by Elan International into shares of Incara's Series B Stock at the rate of $64.90 per share. If the Series C Stock is outstanding as of December 21, 2006, Incara will exchange the Series C Stock and accrued dividends, at its option, for either cash or shares of stock and warrants of Incara having a then fair market value of the amount due. The proceeds from the issuance of the Series C Stock were contributed by Incara to Incara Development. Consequently, the value initially recorded as Incara's investment in Incara Development is the same as the fair value of the Series C Stock issued, which was approximately $5,496,000. This value is the estimated fair market value of Incara's common stock into which the Series C Stock could have converted, calculated as of the closing date. The technology obtained by Incara Development from Elan and Elan Pharma was expensed at inception because the feasibility of using the contributed technology in conjunction with OP2000 had not been established and Incara Development had no alternative future use for the contributed technology. Incara immediately expensed as equity in loss of Incara Development its investment in Incara Development, reflective of Incara's pro rata interest in Incara Development. From the date of issue up to December 21, 2006, Incara will accrete the Series C Stock from its recorded value up to its face value plus the 7% dividend.

     Upon the later of the completion of enrollment of a Phase 2/3 clinical trial for OP2000 or December 21, 2001, Elan International will purchase $1,000,000 of Incara's Series B Stock at a per share price that will be ten times the greater of (a) the average per share price of Incara common stock for the day prior to the purchase, or (b) a 25% premium to the average daily price per share of Incara common stock for the 60 trading day period immediately prior to the purchase. In addition, as part of the $1,000,000 payment, Incara will issue to Elan International a five-year warrant for 20% of the shares of Series B Stock purchased by Elan International. The exercise price of the Series B Stock under this warrant will be equal to twice the per share purchase price of the Series B Stock purchased on the same date.

     Elan International and Incara intend to fund Incara Development pro rata, based on their respective percentage ownership of the combined outstanding common and preferred stock of Incara Development. Subject to mutual agreement, Elan Pharma will lend Incara up to $4,806,000 to fund Incara's pro rata share of development funding for Incara Development. In return, Incara issued a convertible promissory note that bears interest at 10% compounded semi-annually on the amount outstanding thereunder. After December 20, 2002, the note is convertible at the option of Elan Pharma into shares of Series B Stock at $43.27 per share. The note will mature on December 21, 2006, when the outstanding principal plus accrued interest will be due and payable. Incara has the option to repay the note either in cash or in shares of Series B Stock and warrants having a then fair market value of the amount due. As of March 31, 2001, Incara had not borrowed any funds pursuant to this note.

                      INCARA PHARMACEUTICALS CORPORATION

     While Incara owns 80.1% of the outstanding stock of Incara Development, Elan and its subsidiaries have retained significant minority investor rights that are considered "participating rights" as defined in the Emerging Issues Task Force Consensus No. 96-16. Accordingly, Incara does not consolidate the financial statements of Incara Development, but instead accounts for its investment in Incara Development under the equity method of accounting. Net losses of Incara Development will be recognized by Incara at its 80.1% interest to the extent of Incara's investments, advances and commitments to make future investments in or advances to Incara Development. Further, because Elan can exchange its investment in Incara's Series C Stock for Incara's 30.1% preferred interest in Incara Development, Incara will only recognize 50% of any accumulated net earnings of Incara Development. During the six months ended March 31, 2001, Incara's equity in loss of Incara Development was $5,669,000, which included $5,496,000 for Incara's interest in the immediate write-off at inception of the contributed technology by Elan and Elan Pharma to Incara Development and $173,000 for net losses.

--------------------------------------------------------------------------------
                                     Part II
--------------------------------------------------------------------------------

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of securities being registered. All accounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee.


                    ------------------------------------------------ ----------------
                    SEC Registration fee .......................              $3,200
                    ------------------------------------------------ ----------------
                    Nasdaq National Market listing fee .........              17,500
                    ------------------------------------------------ ----------------
                    Printing and related expenses ..............              36,000
                    ------------------------------------------------ ----------------
                    Legal fees and expenses ....................              30,000
                    ------------------------------------------------ ----------------
                    Accounting fees and expenses ...............              14,000
                    ------------------------------------------------ ----------------
                    Blue sky fees and expenses .................               5,000
                    ------------------------------------------------ ----------------
                    NASD filing fee ............................               1,500
                    ------------------------------------------------ ----------------
                    Other selling expenses......................              70,000
                    ------------------------------------------------ ----------------
                    Miscellaneous and registration costs .......               2,800
                    ------------------------------------------------ ----------------
                    Total ......................................            $180,000
                    ------------------------------------------------ ----------------
                    ------------------------------------------------ ----------------

Item 14.     Indemnification of Directors and Officers.

         Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he or she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his or her duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made by upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

         The Company's Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason or his or her being or having been a director or officer of the Registrant or any of its affiliated enterprises. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

         Reference is made to Section 5 of the Placement Agency Agreement contained in Exhibit 1.1 hereto, indemnifying our officers and directors against certain liabilities under the Securities Act.

         The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities that they may incur in such capacities.


Item 15.     Recent Sales of Unregistered Securities.

         Incara issued an aggregate of 1,161,781 shares of its common stock in connection with the purchase of the minority security interests of Aeolus Pharmaceuticals, Inc. and Renaissance Cell Technologies, Inc. on March 31, 2000. Through this purchase, Aeolus and Renaissance became wholly owned subsidiaries of Incara. Prior to March 31, 2000, Incara owned only a majority of the Aeolus and Renaissance securities. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Act. As part of this transaction, Incara agreed to register these shares under the Act so the shares would be freely tradable. Incara registered the shares under the Act by filing a registration statement with the Securities and Exchange Commission, which declared the registration statement effective in September 2000.

         On December 20, 2000, Incara issued 175,000 shares (the "Shares") of its common stock, par value $.001, to Knoll AG pursuant to a Settlement Agreement and Release in settlement of a dispute regarding a payable owed by Incara to Knoll for a discontinued program. The Shares had a value of approximately $416,000. The Shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). As part of the transaction, Incara agreed to register the Shares under the Act so the Shares would be freely tradable. Incara registered the Shares under the Act by filing a registration statement with the Securities and Exchange Commission, which declared the registration statement effective in January 2001.

         On January 22, 2001, Incara closed on a transaction in which, Elan purchased 825,000 shares of Incara's common stock, 28,457 shares of Incara Series B non-voting convertible preferred stock and a five-year warrant to purchase 22,191 shares of Series B preferred stock at an exercise price of $72.12 per share for an aggregate purchase price of $4,000,000. Each share of Series B preferred stock is convertible into ten shares of common stock. Elan also purchased 12,015 shares of Incara Series C convertible exchangeable non-voting preferred stock. This Series C preferred stock has a face value of $12,015,000 and bears a mandatory stock dividend of 7%, compounded annually. The Series C preferred stock is exchangeable at the option of Elan at any time for all of the preferred stock of Incara Development, Ltd. held by Incara which, if exchanged, would give Elan ownership of 50% of the initial amount of combined common and preferred stock of Incara Development. After December 20, 2002, the Series C preferred stock is convertible by Elan into shares of Incara's Series B preferred stock at the rate of $64.90 per share. If the Series C preferred stock is outstanding as of December 21, 2006, Incara will exchange the Series C preferred stock and accrued dividends, at its option, for either cash or shares of stock and warrants of Incara having a then fair market value of the amount due. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, or Regulation S.

Item 16.                   Exhibits.

                  The following exhibits are filed as part of this Registration
Statement:

Exhibit
Number        Description
------        -----------

1.1 Placement Agency Agreement dated June 1, 2001, between Incara Pharmaceuticals Corporation and Petkevich & Partners, LLC

3.1           Certificate of Incorporation, as amended/(x)/

3.2           Bylaws/(a)/

3.3           Amendment to Bylaws dated September 23, 1999/(m)/

4.1           Form of Common Stock Certificate/(m)/

4.2           Form of Warrant to be issued to Torneaux Fund Ltd./(w)/

4.3 Warrant to Purchase Shares of Series B Preferred Stock issued to Elan International Services, Ltd./(t)/

5.1+          Opinion of Wyrick Robbins Yates & Ponton LLP

10.1          Form of Investors' Rights Agreement/(a)/

10.4* License Agreement between Duke University and Aeolus Pharmaceuticals, Inc., dated July 21, 1995/(a)/

10.7 Acquisition Agreement relating to the acquisition by Intercardia, Inc. of 80% of CPEC, Inc. dated May 13, 1994, as amended/(a)/

10.9 Office Lease between Highwoods/Forsyth Limited Partnership and Intercardia, Inc., dated April 24, 1995/(a)/

10.10 Master Equipment Lease between Phoenix Leasing Incorporated and Intercardia, Inc., dated June 12, 1995, and related Sublease and Acknowledgment of Assignment to Aeolus
              Pharmaceuticals, Inc./(a)/

10.11* Development and Marketing Collaboration and License Agreement between Astra Merck Inc., Intercardia, Inc. and CPEC, Inc., dated December 4, 1995/(a)/

10.12 Incara Pharmaceuticals Corporation 1995 Employee Stock Purchase Plan, as amended/(i)/

10.16 Tax Allocation Agreement between Interneuron Pharmaceuticals, Inc. and Intercardia, Inc., dated December 4, 1995/(a)/

10.19 Lease Amendment Number One, dated March 6, 1996, to Office Lease between Highwoods/Forsyth Limited Partnership and Intercardia, Inc./(b)/

10.22 Lease Amendment Number Two, dated March 14, 1997, to Office Lease between Highwoods/Forsyth Limited Partnership and Intercardia, Inc./(d)/

10.23 Sponsored Research Agreement between The University of North Carolina at Chapel Hill and Renaissance Cell Technologies, Inc. dated September 4, 1997/(e)/

10.24* Sponsored Research Agreement between National Jewish Medical and Research Center and Aeolus Pharmaceuticals, Inc., dated September 11, 1997/(e)/

10.27 Assignment and Assumption and Royalty Agreement effective as of May 8, 1998 between Intercardia, Inc. and Interneuron Pharmaceuticals, Inc./(f)/

10.28* Research Collaboration and License Agreement dated effective as of June 30, 1997, as amended, by and among Interneuron Pharmaceuticals, Inc., Transcell Technologies, Inc. and Merck & Co., Inc., as assigned to Intercardia, Inc. effective May 8, 1998/(f)/

10.30 License Agreement dated April 15, 1998, effective as of June 30, 1997, between Princeton University and Interneuron
              Pharmaceuticals, Inc., as assigned to Intercardia, Inc. by Interneuron Pharmaceuticals, Inc. effective May 8, 1998/(f)/

10.31 Lease Agreement dated September 19, 1996, as amended, between Cedar Brook Corporate Center, L.P. and Transcell Technologies, Inc., as assigned to Intercardia, Inc. effective May 8, 1998/(f)/

10.32 Amendment 1, dated as of July 1, 1998, to Sponsored Research Agreement between National Jewish Medical and Research Center and Aeolus Pharmaceuticals, Inc./(f)/

10.33 Termination and Settlement Agreement dated September 29, 1998, between Astra Pharmaceuticals, L.P., Intercardia, Inc. and CPEC, Inc./(g)/

10.34* License, Development, Marketing and Clinical Trials Supply Agreement between Opocrin S.p.A. and Intercardia, Inc., dated July 20, 1998/(h)/

10.35 Employment Agreement between Richard W. Reichow and Intercardia, Inc., dated November 16, 1998/(h)/

10.36 Employment Agreement between David P. Ward and Intercardia, Inc., dated November 16, 1998/(h)/

10.37 Employment Agreement between John P. Richert and Intercardia, Inc., dated November 16, 1998/(h)/

10.38 Employment Agreement between W. Bennett Love and Intercardia, Inc., dated November 16, 1998/(h)/

10.39* Development, Manufacturing, Marketing and License Agreement, effective as of December 19, 1996, among Knoll AG, CPEC, Inc. and Intercardia, Inc./(j)/

10.40         Exchange Agreement dated July 15, 1999, between Intercardia, Inc.
              and Interneuron Pharmaceuticals, Inc./(k)/

10.41 Registration Rights Agreement dated July 15, 1999, between Interneuron Pharmaceuticals, Inc. and Intercardia, Inc./(k)/

10.42 Amended and Restated Limited Liability Company Agreement of CPEC LLC dated July 15, 1999, among CPEC LLC, Intercardia, Inc. and Interneuron Pharmaceuticals, Inc./(k)/

10.43 Assignment, Assumption and License Agreement dated July 15, 1999, between CPEC LLC and Intercardia, Inc./(k)/

10.44 Incara Pharmaceuticals Corporation 1997 Equity Incentive Plan, Form of Restricted Stock Award Agreement (7-month vesting) and Form of Restricted Stock Award Agreement (3-year vesting) /(l)/

10.45 Amendment No. 2, dated June 22, 1999, to Sponsored Research Agreement between The University of North Carolina at Chapel Hill and Renaissance Cell Technologies, Inc./(m)/

10.46 Amendment 2, dated August 16, 1999, to Sponsored Research Agreement between National Jewish Medical and Research Center and Aeolus Pharmaceuticals, Inc./(m)/

10.47         Form of Severance Agreement dated September 23, 1999 with Clayton
              I. Duncan, Richard W. Reichow, David P. Ward, John P. Richert and
              W. Bennett Love/(m)/

10.48*        Asset Purchase Agreement dated December 17, 1999/(m)/

10.49* License Agreement dated August 23, 1999 between The University of North Carolina at Chapel Hill and Renaissance Cell Technologies, Inc./(o)/

10.50* License Agreement, effective July 1996, between Albert Einstein College of Medicine of Yeshiva University and Renaissance Cell Technologies, Inc./(o)/

10.51 Registration Rights Agreement dated August 17, 2000 between Incara Pharmaceuticals Corporation and Torneaux Fund Ltd./(q)/

10.52 Common Stock Purchase Agreement dated August 17, 2000 between Incara Pharmaceuticals Corporation and Torneaux Fund Ltd./(p)/

10.53 Employment Agreement between Clayton I. Duncan and Incara Pharmaceuticals Corporation, dated December 11, 2000/(r)/

10.54 Amendment No. 3, dated July 6, 2000, to Sponsored Research Agreement between The University of North Carolina at Chapel Hill and Renaissance Cell Technologies, Inc./(r)/

10.55 Securities Purchase Agreement among Incara Pharmaceuticals Corporation, Elan International Services, Ltd. and Elan Pharma International Limited dated as of December 21, 2000/(s)/

10.56* License Agreement dated November 17, 2000 between National Jewish Medical and Research Center and Aeolus Pharmaceuticals, Inc./(t)/

10.57 Office Lease between Highwoods Realty Limited Partnership and Incara Pharmaceuticals Corporation, dated January 25, 2001/(t)/

10.58* Subscription, Joint Development and Operating Agreement dated January 19, 2001 among Elan Corporation, plc, Elan Pharma International Ltd., Elan International Services, Ltd., Incara Pharmaceuticals Corporation and Incara Development, Ltd./(t)/

10.59* License Agreement dated January 19, 2001 between Incara Pharmaceuticals Corporation and Incara Development, Ltd./(t)/

10.60* License Agreement dated January 19, 2001 between Elan Corporation, plc, Elan Pharma International Ltd. and Incara Development, Ltd. /(t)/

10.61 Convertible Promissory Note dated December 21, 2000 issued by Incara Pharmaceuticals Corporation to Elan Pharma International Ltd./(t)/

10.62 Registration Rights Agreement dated December 21, 2000 among Incara Pharmaceuticals Corporation, Elan International Services, Ltd. and Elan Pharma International Ltd./(t)/

10.63 Incara Pharmaceuticals Corporation 1994 Stock Option Plan, as amended on March 27, 2001/(u)/

10.64 Agreement and Amendment, effective as of January 22, 2001, by and among Incara Pharmaceuticals Corporation, Elan International Services, Ltd. and Elan Pharma International Limited/(v)/

10.65 Second Agreement and Amendment, effective as of January 22, 2001, by and among Incara Pharmaceuticals Corporation, Elan International Services, Ltd. and Elan Pharma International Limited /(v)/

10.66 Third Agreement and Amendment, effective as of January 22, 2001, by and among Incara Pharmaceuticals Corporation, Elan International Services, Ltd. and Elan Pharma International Limited /(x)/


10.67+ Amendment dated May 1, 2001 to Employment Agreement between Richard W. Reichow and Intercardia, Inc., dated November 16, 1998

10.68+        Amendment dated May 1, 2001 to Employment Agreement between David
              P. Ward and Intercardia, Inc., dated November 16, 1998

10.69+        Amendment dated May 1, 2001 to Employment Agreement between John
              P. Richert and Intercardia, Inc., dated November 16, 1998

10.70+        Amendment dated May 1, 2001 to Employment Agreement between W.
              Bennett Love and Intercardia, Inc., dated November 16, 1998

21.1+         List of Subsidiaries


23.1          Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2+         Consent of Wyrick Robbins Yates & Ponton LLP

24.1+         Power of  Attorney

* confidential treatment granted
+ previously filed
__


(a) Incorporated by reference to the similarly numbered Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-08209).

(b) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

(d) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

(e) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

(f) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(g) Incorporated by reference to the similarly numbered Exhibit to the Company's Form 8-K Current Report filed on September 30, 1998.

(h) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

(i) Incorporated by reference to the similarly numbered Exhibit to the Company's Registration Statement on Form S-8 filed on March 30, 2000.

(j) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(k) Incorporated by reference to the similarly numbered Exhibit to the Company's Form 8-K Current Report filed on July 23, 1999.

(l) Incorporated by reference to the similarly numbered Exhibit to the Company's Registration Statement on Form S-8 filed on January 6, 2000.

(m) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

(n) Incorporated by reference to the similarly numbered Exhibit to the Company's Report on Form S-8 filed on March 30, 2000.

(o) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(p) Incorporated by reference to Appendix A of the Company's definitive proxy statement filed on September 7, 2000.

(q) Incorporated by reference to Appendix B of the Company's definitive proxy statement filed on September 7, 2000.

(r) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(s) Incorporated by reference to the similarly numbered Exhibit to the Company's Form 8-K Current Report filed on January 29, 2001.

(t) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000.

(u) Incorporated by reference to the similarly numbered Exhibit to the Company's Registration Statement on Form S-8 (File No. 333-58754).

(v) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(w) Incorporated by reference to the similarly numbered Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-45822).

(x) Incorporated by reference to the similarly numbered Exhibit to the Company's Form 8-K Current Report filed on June 1, 2001.


Item 17.          Undertakings.

         The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                     [The next page is the signature page]

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment No. 2 to the registration statement (No. 333-52286) to be signed on its behalf by the undersigned, thereunto duly authorized, in Research Triangle Park, North Carolina, on the 29th day of June, 2001.



                                  INCARA PHARMACEUTICALS CORPORATION


                         By:   /s/ Clayton I. Duncan
                             ---------------------------------------------------
                             Clayton I. Duncan,
                             Chairman, President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment No. 2 to the registration statement (No. 333-52286) has been signed below by the following persons in the capacities and on the date indicated.




              Signature                                    Title                                    Date
              ---------                                    -----                                    ----
/s/ Clayton I. Duncan
--------------------------------------      Chairman, President, Chief Executive
Clayton I. Duncan                           Officer and Director (Principal Executive
                                            Officer)                                            June 29, 2001


/s/ Richard W. Reichow
--------------------------------------      Executive Vice President, Chief Financial           June 29, 2001
Richard W. Reichow                          Officer and Treasurer (Principal Financial
                                            and Accounting Officer)

--------------------------------------      Director
Eugene J. McDonald


*
--------------------------------------      Director                                            June 29, 2001
Stephen M. Prescott


*
--------------------------------------      Director                                            June 29, 2001
David B. Sharrock


*                                           Director                                            June 29, 2001
--------------------------------------
Edgar H. Schollmaier


*By:    /s/ Clayton I. Duncan                                                                   June 29, 2001
     ________________________________
          Clayton I. Duncan
          Attorney-in-Fact